UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

SCHEDULE 14A
(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a)
of the Securities Exchange Act of 1934

Filed by the Registrant      X
Filed by a Party other than the Registrant

Check the appropriate box:

Preliminary Proxy Statement
Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
X	Definitive Proxy Statement
Definitive Additional Materials
Soliciting Material Pursuant to § 240.14a-12

CIRCOR INTERNATIONAL, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
Payment of Filing Fee (Check all boxes that apply):

X	No fee required

Fee paid previously with preliminary materials.
Fee computed in table in exhibit required by Item 25(b) per Exchange Act Rules 14(a)-6(i)(1) and 0-11

30 Corporate Drive, Suite 200
Burlington, MA 01803
+1 (781) 270-1200

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
To Be Held on October 4, 2022
NOTICE IS HEREBY GIVEN that the Annual Meeting of Stockholders (the “Annual Meeting”) of CIRCOR International, Inc. (the “Company,” “we,” “us” or “our”) will be held on October 4, 2022, at 3:00 PM Eastern Daylight Savings Time (“EDT”). The Annual Meeting will be held as a virtual meeting conducted exclusively via live webcast at www.virtualshareholdermeeting.com/CIR2022. The Annual Meeting is being called for the purpose of considering and voting upon the following proposals:
1.To elect six directors, Samuel R. Chapin, Tina M. Donikowski, Bruce Lisman, Helmuth Ludwig, John (Andy) O'Donnell and Jill D. Smith, for one-year terms, such terms to continue until the Annual Meeting of Stockholders in 2023 and until each such director’s successor is duly elected and qualified or until such director’s earlier death, resignation or removal;
2.To ratify the selection by the Audit Committee of the Company's Board of Directors of Ernst & Young LLP as the Company’s independent auditors for the fiscal year ending December 31, 2022;
3.To consider an advisory vote approving the compensation of the Company’s Named Executive Officers; and
4.To act upon such other business as may properly come before the Annual Meeting and any adjournments or postponements thereof.
The Board of Directors of the Company (the “Board”) has fixed the close of business on August 22, 2022 as the record date for determination of stockholders entitled to notice of, and to vote at, the Annual Meeting and any adjournments or postponements thereof. Only holders of record of the Company's common stock, par value $0.01 per share, at the close of business on that date will be entitled to notice of, and to vote at, the Annual Meeting and any adjournments or postponements thereof.
Our Board recommends you vote “FOR” each of the nominees proposed by our Board for election as directors (Proposal 1), “FOR” the ratification of the selection of Ernst & Young LLP as the Company’s independent auditors for the fiscal year ending December 31, 2022 (Proposal 2), and “FOR” the advisory vote approving the compensation of our Named Executive Officers (Proposal 3).
AFTER CAREFUL CONSIDERATION, THE COMPANY HAS DETERMINED TO HOLD A VIRTUAL MEETING IN ORDER TO FACILITATE STOCKHOLDER ATTENDANCE AND PARTICIPATION BY ENABLING STOCKHOLDERS TO PARTICIPATE FROM ANY LOCATION AND AT NO COST. YOU WILL BE ABLE TO ATTEND THE MEETING ONLINE, VOTE YOUR SHARES ELECTRONICALLY AND SUBMIT QUESTIONS DURING THE MEETING BY VISITING www.virtualshareholdermeeting.com/CIR2022.

To participate in the virtual meeting, you will need the 16-digit control number included on your proxy card or voting instruction form. The meeting webcast will begin promptly at 3:00 PM (EDT). We encourage you to access the meeting prior to the start time. Online check-in will begin at 2:45 PM (EDT), and you should allow ample time for check-in procedures. If you encounter any difficulties accessing the virtual meeting during the check-in or meeting time, please call the technical support number that will be posted on the Virtual Stockholder Meeting log-in page.
If your shares are held by a broker, bank or other custodian (commonly referred to as shares held "in street name"), the holder of your shares will provide you with a copy of this Proxy Statement, a voting instruction form and directions on how to provide voting instructions. These directions may allow you to vote over the internet or by telephone. Unless you provide voting instructions, your shares will not be voted on any matter except for the ratification of the selection of our independent auditors (Proposal 2). To ensure your shares are voted in each of the other matters, we encourage you to provide instructions on how to vote your shares no later than 5:00 PM (EDT) on October 3, 2022. A list of our registered holders will be available to stockholders of record electronically during the Annual Meeting. If you would like to review the list, please email officeofthegeneralcounsel@CIRCOR.com.
Having your shares represented and voted at the Annual Meeting is extremely important. All stockholders are cordially invited to attend the Annual Meeting online. WHETHER YOU PLAN TO ATTEND THE ANNUAL MEETING, AND TO FACILITATE TIMELY RECEIPT OF YOUR VOTE, PLEASE VOTE AS SOON AS POSSIBLE. YOU ARE URGED TO DATE, SIGN AND RETURN YOUR PROXY CARD IN THE ENVELOPE PROVIDED TO YOU, OR TO VOTE BY INTERNET OR BY TELEPHONE AS DESCRIBED IN THIS PROXY STATEMENT, EVEN IF YOU PLAN TO VIRTUALLY ATTEND THE ANNUAL MEETING, SO THAT YOUR SHARES CAN BE VOTED REGARDLESS OF WHETHER YOU ATTEND. VOTING NOW WILL NOT LIMIT YOUR RIGHT TO CHANGE YOUR VOTE OR TO ATTEND THE ANNUAL MEETING; IF YOU SHOULD BE PRESENT AT THE ANNUAL MEETING AND DESIRE TO VOTE DURING THE MEETING, YOU MAY WITHDRAW YOUR PROXY AT SUCH TIME. ONLY THE LATEST VALIDLY EXECUTED PROXY THAT YOU TIMELY SUBMIT WILL BE COUNTED. IF YOUR SHARES ARE HELD IN THE NAME OF A BROKER, BANK OR OTHER HOLDER OF RECORD, FOLLOW THE VOTING INSTRUCTIONS YOU RECEIVED FROM THE HOLDER OF RECORD IN ORDER TO VOTE YOUR SHARES.

Helmuth Ludwig
Chair, CIRCOR Board of Directors

September 8, 2022

WHETHER YOU PLAN TO ATTEND THE ANNUAL MEETING, YOU ARE REQUESTED TO COMPLETE YOUR PROXY CARD AS INDICATED ABOVE. YOUR PROXY CARD IS REVOCABLE UNTIL THE TIME SET FORTH IN THE COMPANY’S PROXY STATEMENT, AND, IF YOU ATTEND THE ANNUAL MEETING, YOU MAY VOTE DURING THE MEETING EVEN IF YOU HAVE PREVIOUSLY COMPLETED YOUR PROXY CARD.

PROXY STATEMENT
TABLE OF CONTENTS

PROPOSAL 2 - RATIFICATION OF AUDITORS	63
PROPOSAL 3 - ADVISORY VOTE ON EXECUTIVE COMPENSATION	64
EXPENSES OF SOLICITATION	65
SUBMISSION OF STOCKHOLDER PROPOSALS FOR ANNUAL MEETING IN 2020	65
“HOUSEHOLDING” OF ANNUAL MEETING MATERIALS	65
DELINQUENT SECTION 16(a) REPORTS	65
OTHER MATTERS	65

Forward-Looking Statements
This Proxy Statement contains certain statements that are “forward-looking statements” as that term is defined under the Private Securities Litigation Reform Act of 1995 (the “Act”). The words “may,” “hope,” “should,” “expect,” “plan,” “anticipate,” “intend,” “believe,” “estimate,” “predict,” “potential,” “continue” and other expressions which are predictions of or indicate future events and trends and which do not relate to historical matters, identify forward-looking statements. We believe that it is important to communicate our future expectations to our stockholders, and we, therefore, make forward-looking statements in reliance upon the safe harbor provisions of the Act. However, there may be events in the future that we are not able to accurately predict or control, and our actual results may differ materially from the expectations we describe in our forward-looking statements. Forward-looking statements, including statements about our future performance, the outcome, if any, of the Board of Director's review of strategic alternatives, the Company's exit from the Pipeline Engineering business, the expected and potential direct and indirect impacts of the COVID-19 pandemic on our business, our ability to remediate the material weaknesses in our internal control over financial reporting, the number of new product launches and future cash flows from operating activities involve known and unknown risks, uncertainties and other factors, which may cause our actual results, performance or achievements to differ materially from anticipated future results, performance or achievements expressed or implied by such forward-looking statements. Factors that could cause or contribute to such differences include, but are not limited to, the duration and scope of the COVID-19 pandemic; any adverse changes in governmental policies; variability of raw material and component pricing; changes in our suppliers’ performance; fluctuations in foreign currency exchange rates; changes in tariffs or other taxes related to doing business internationally; our ability to hire and retain key personnel; our ability to operate our manufacturing facilities at efficient levels, including our ability to prevent cost overruns and reduce costs; our ability to generate increased cash by reducing our working capital; our prevention of the accumulation of excess inventory; fluctuations in interest rates; our ability to successfully defend product liability actions; the inability to identify or execute a strategic transaction; the impact on the Company of the situation in Russia and the Ukraine; as well as the uncertainty associated with the current worldwide economic conditions and the continuing impact on economic and financial conditions in the United States and around the world, including as a result of the COVID-19 pandemic, natural disasters, terrorist attacks and similar matters. For a discussion of these risks, uncertainties and other factors, see Part I, Item 1A, “Risk Factors,” in our Annual Report on Form 10-K for the fiscal year ended December 31, 2021. We undertake no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events, or otherwise.

30 Corporate Drive, Suite 200
Burlington, MA 01803
+ (781) 270-1200

ANNUAL MEETING OF STOCKHOLDERS
To Be Held on October 4, 2022
This Proxy Statement (the “Proxy Statement”) is furnished in connection with the solicitation of proxies by the Board of Directors (the “Board”) of CIRCOR International, Inc. (the “Company,” “CIRCOR,” “we,” “us” or “our”) for use at the Annual Meeting of Stockholders of the Company to be held on October 4, 2022, at 3:00 PM Eastern Daylight Savings Time ("EDT"), and any adjournments or postponements thereof (the “Annual Meeting”). The Annual Meeting will be held as a virtual meeting conducted exclusively via live webcast at www.virtualshareholdermeeting.com/CIR2022. Our annual report to stockholders and our proxy materials (including this Proxy Statement and a form of proxy) were first sent or given to stockholders on or about September 8, 2022.
At the Annual Meeting, the stockholders of the Company will be asked to consider and vote upon the following matters:
1.To elect six directors, Samuel R. Chapin, Tina M. Donikowski, Bruce Lisman, Helmuth Ludwig, John (Andy) O'Donnell and Jill D. Smith, for one-year terms, such terms to continue until the Annual Meeting of Stockholders in 2023 and until each such director’s successor is duly elected and qualified or until such director's earlier death, resignation or removal;
2.To ratify the selection by the Audit Committee of the Board of Directors of the Company of Ernst & Young LLP as the Company’s independent auditors for the fiscal year ending December 31, 2022;
3.To consider an advisory vote approving the compensation of the Company’s Named Executive Officers;
4.To act upon such other business as may properly come before the Annual Meeting and any adjournments or postponements thereof.
Record Date
The Board has fixed the close of business on August 22, 2022 as the record date for the determination of stockholders entitled to notice of, and to vote at, the Annual Meeting (the “Record Date”). Only holders of record of the Company’s common stock, par value $0.01 per share (the “common stock”), at the close of business on the Record Date will be entitled to notice of, and to vote at, the Annual Meeting and any adjournments or postponements thereof. As of the Record Date, there were 20,361,631 shares of common stock outstanding and entitled to vote at the Annual Meeting. Each holder of our outstanding common stock as of the close of business on the Record Date will be entitled to one vote for each share held of record with respect to each matter submitted at the Annual Meeting.

Voting Requirements
The presence, in person or by proxy, of holders of at least a majority of the total number of outstanding shares of common stock entitled to vote is necessary to constitute a quorum for the transaction of business at the Annual Meeting. Shares present virtually during the Annual Meeting will be considered shares of common stock represented in person at the meeting. For Proposal 1, the election of six directors, each nominee shall be elected as a director of the Company if such nominee receives a majority of the votes cast at the Annual Meeting with respect to such nominee (i.e., the number of shares voted “for” a director nominee must exceed the number of shares voted “against” such nominee). The approval of a majority of the votes cast is also necessary to approve Proposal 2, the ratification of the selection of Ernst & Young LLP as the Company’s independent auditors for the fiscal year ending December 31, 2022; and Proposal 3, the consideration of an advisory vote approving the compensation of the Company’s Named Executive Officers.
Abstentions and “Broker Non-Votes”
Abstentions and “broker non-votes” (i.e., shares represented at the meeting held by brokers or nominees as to which instructions have not been received from the beneficial owners or persons entitled to vote such shares and with respect to which the broker or nominee does not have discretionary voting power to vote such shares) will be counted for purposes of determining whether a quorum is present for the transaction of business at the Annual Meeting. With respect to the election of directors (Proposal 1), votes may be cast “for,” “against” or “abstain” for each nominee. With respect to Proposals 2 and 3, votes may be cast "for," "against" or "abstain." In the case of Proposals 1, 2 and 3, under our By-Laws, abstentions are not considered votes on such matter and will have the effect of reducing the number of affirmative votes required to achieve a majority for such matters by reducing the total number of shares from which the majority is calculated. Proposals 1 and 3 are each “non-discretionary” items and, therefore, brokers and nominees do not have discretionary voting power with respect to such matters. If you do not instruct your broker how to vote with respect to such matter, your broker may not vote with respect to these items, and broker non-votes will have the effect of reducing the number of affirmative votes required to achieve a majority for such matter by reducing the total number of shares from which the majority is calculated.
How to Vote Your Shares
AFTER CAREFUL CONSIDERATION, THE COMPANY HAS DETERMINED TO HOLD A VIRTUAL MEETING IN ORDER TO FACILITATE STOCKHOLDER ATTENDANCE AND PARTICIPATION BY ENABLING STOCKHOLDERS TO PARTICIPATE FROM ANY LOCATION AND AT NO COST. YOU WILL BE ABLE TO ATTEND THE MEETING ONLINE, VOTE YOUR SHARES ELECTRONICALLY AND SUBMIT QUESTIONS DURING THE MEETING BY VISITING www.virtualshareholdermeeting.com.
To participate in the virtual meeting, you will need the 16-digit control number included on your proxy card or voting instruction form. The meeting webcast will begin promptly at 3:00 PM (EDT). We encourage you to access the meeting prior to the start time. Online check- in will begin at 2:45 PM (EDT), and you should allow ample time for check-in procedures. If you encounter any difficulties accessing the virtual meeting during the check-in or meeting time, please call the technical support number that will be posted on the virtual meeting login page.
We are committed to ensuring that stockholders will be afforded the same rights and opportunities to participate in the virtual Annual Meeting as they would at an in-person meeting. You will be able to attend the meeting online, vote your shares electronically and submit questions during the meeting by visiting www.virtualshareholdermeeting.com/CIR2022. We will try to answer as many stockholder-submitted questions as time permits that comply with the meeting rules of conduct. However, we reserve the right to edit inappropriate language or to exclude questions that are not pertinent to meeting matters or that are otherwise inappropriate. If we receive substantially similar questions, we will group such questions together and provide a single response to avoid repetition. If we are unable to respond to a stockholder’s properly submitted question due to time constraints, we will either post the response on the investor relations section of our website following the Annual Meeting, or respond directly to that stockholder using the contact information provided.
If your shares are held by a broker, bank or other custodian (commonly referred to as shares held "in street name"), the holder of your shares will provide you with a copy of this Proxy Statement, a voting instruction form and directions on how to provide voting instructions. These directions may allow you to vote over the internet or by telephone. Unless you provide voting instructions, your shares will not be voted on any matter except for the ratification of the selection of our independent auditors (Proposal 2). To ensure your shares are counted in each of the other matters, we encourage you to provide instructions on how to vote your shares no later than 5:00 PM (EDT) on October 3, 2022. A list of our registered holders will be available to stockholders of record electronically during the Annual Meeting. If you would like to review the list, please email officeofthegeneralcounsel@CIRCOR.com.

Having your shares represented and voted at the Annual Meeting is extremely important. WHETHER YOU PLAN TO ATTEND THE ANNUAL MEETING, AND TO FACILITATE TIMELY RECEIPT OF YOUR VOTE, PLEASE VOTE AS SOON AS POSSIBLE. YOU ARE URGED TO DATE, SIGN AND RETURN YOUR PROXY CARD IN THE ENVELOPE PROVIDED TO YOU, OR TO VOTE BY INTERNET OR BY TELEPHONE AS DESCRIBED IN THIS PROXY STATEMENT, EVEN IF YOU PLAN TO VIRTUALLY ATTEND THE ANNUAL MEETING, SO THAT YOUR SHARES CAN BE VOTED REGARDLESS OF WHETHER YOU ATTEND THE ANNUAL MEETING. VOTING NOW WILL NOT LIMIT YOUR RIGHT TO CHANGE YOUR VOTE OR TO ATTEND THE ANNUAL MEETING. IF YOU SHOULD BE PRESENT AT THE ANNUAL MEETING AND DESIRE TO VOTE DURING THE MEETING, YOU MAY WITHDRAW YOUR PROXY CARD AT SUCH TIME. ONLY THE LATEST VALIDLY EXECUTED PROXY CARD THAT YOU TIMELY SUBMIT WILL BE COUNTED. IF YOUR SHARES ARE HELD IN THE NAME OF A BROKER, BANK OR OTHER HOLDER OF RECORD, FOLLOW THE VOTING INSTRUCTIONS YOU RECEIVED FROM THE HOLDER OF RECORD IN ORDER TO VOTE YOUR SHARES.
If you are a stockholder whose shares are registered in your name, you may vote your shares by one of the following methods:
1.By attending the Annual Meeting online. During the Annual Meeting visit www.virtualshareholdermeeting/CIR2022 and enter the 16-digit control number included in your proxy materials or proxy card. Have your proxy card or voting instruction form available when you access the virtual meeting webpage.
2.Vote by Internet by going to the web address www.proxyvote.com in advance of the Annual Meeting. The voting system is available 24 hours a day until 11:59 p.m. EDT on Monday, October 3, 2022. Once you enter the internet voting system, you can record and confirm (or change) your voting instructions. You must have the 16-digit control number that is on your proxy card when voting.
3.Vote by telephone by dialing 1-800-690-6903 or use the telephone number shown on your proxy card. The telephone voting systems is available 24 hours a day in the United States until 11:59 Eastern Time on Monday, October 3, 2022. Once you enter the telephone voting system, a series of prompts will tell you how to record and confirm (or change) your voting instructions.
4.Vote by mail. If you received a proxy card, mark your voting instructions on the card, sign, date and return it in the postage-paid envelope provided. For your mailed proxy card to be counted, we must receive it before 8:00 a.m. EDT on Monday, October 3, 2022. If you vote by Internet or telephone, please do not mail your proxy card.
Common stock represented by properly executed proxy cards received by the Company and not revoked will be voted at the Annual Meeting in accordance with the instructions contained therein. If instructions are not given in your proxy card, properly executed proxy cards will be voted “FOR” the election of the Board’s nominees for director, “FOR” ratification of the selection of Ernst & Young LLP as the Company’s independent auditors for the fiscal year ending December 31, 2022, and “FOR” approval of the resolution regarding compensation of the Company’s Named Executive Officers.
How to Revoke a Previously Submitted Proxy Card
Any properly completed proxy card given by stockholders whose shares are registered in their name pursuant to this solicitation may be revoked by one of the following methods:
1.You may revoke your proxy and change your vote by attending the Annual Meeting online and voting electronically during the meeting. However, your attendance online at the Annual Meeting will not automatically revoke your proxy unless you properly vote electronically during the Annual Meeting or specifically request that your prior proxy be revoked by delivering a written notice revocation prior to the Annual Meeting to the Corporate Secretary at the Company's Corporate headquarters at 30 Corporate Drive, Suite 200, Burlington, MA 01803;
2.Properly casting a new vote via the Internet or by telephone at any time before the closure of the Internet or telephone voting facilities; or
3.Duly completing a later-dated proxy card relating to the same shares and delivering it to the Corporate Secretary before the taking of the vote at the Annual Meeting.

To be effective, any written notice of revocation or subsequent proxy cards must be sent so as to be delivered to the Corporate Secretary at the Company’s corporate headquarters before the taking of the vote at the Annual Meeting. If you hold your shares in “street name,” you must follow the instructions on your voting instructions form to revoke or amend any prior voting instructions.
Important Notice Regarding the Availability of Proxy Materials for the Stockholder Meeting to be held on October 4, 2022: This Proxy Statement, a form of the Company’s proxy card, a letter to stockholders from the Chair of our Board, a letter to stockholders from our President and Chief Executive Officer, together with our Annual Report on Form 10-K for the fiscal year ended December 31, 2021 (“Fiscal Year 2021”), are available for viewing, printing and downloading at www.proxy.CIRCOR.com.
Except where otherwise incorporated by reference, none of the Annual Report, the letter from the Chair of our Board to our stockholders, or the letter from our President and Chief Executive Officer to our stockholders is a part of the proxy solicitation material. Except for the availability of this Proxy Statement and the Company’s form of proxy card for the Annual Meeting, which are available for viewing, printing and downloading at www.proxy.CIRCOR.com, the information on the Company’s website is not part of this Proxy Statement.

PROPOSAL 1
ELECTION OF DIRECTORS
Under our Articles of Organization and By-Laws, our board has completed its transition from a classified board to the annual election of all directors. At the Annual Meeting (and at each annual meeting of stockholders thereafter), all directors will stand for election for one-year terms expiring at the next succeeding annual meeting of stockholders.
Our board has nominated Samuel R. Chapin, Tina M. Donikowski, Bruce Lisman, Helmuth Ludwig, John (Andy) O'Donnell, and Jill D. Smith for re-election as directors, each to hold office until the 2023 annual meeting of stockholders and until their respective successors have been duly elected and qualified or until their earlier death, resignation or removal.
Our Board recommends a vote FOR each of our nominees.

Vote Required For Approval; Effect of Abstentions and Broker Non-Votes
A quorum being present, each nominee shall be elected as a director of the Company if such nominee receives a majority of the votes cast at the meeting with respect to such nominee. Abstentions and broker non-votes will have no effect on this Proposal 1.
Information Regarding Director Nominees and Other Continuing Directors
The following table provides information about each nominee for director and the other continuing directors. Detailed information about each individual’s qualifications, experience, skills and expertise along with select professional and community contributions can be found below.

Name	Position	Age	Director Since	Audit	Compensation	N&CG*	Independent
Samuel R. Chapin	Director	65	2019	t		●	X
Tina M. Donikowski	Director	63	2017	●	●	t	X
Bruce Lisman	Director	75	2020	●	●		X
Helmuth Ludwig t	Chair	60	2016				X
John (Andy) O'Donnell	Director	74	2011		t	●	X
Jill D. Smith	Director	64	2020	●		●	X
t Chair    ● Member
*N&CG: Nominating & Corporate Governance Committee
Director Nominations
The Nominating and Corporate Governance Committee recognizes that the challenges and needs of the Company will vary over time and, accordingly, considers that the selection of director nominees should be based on skill sets most pertinent to the issues facing or likely to face the Company at the time of nomination as well as the diversity the nominee would add to the Board. When assessing nominees to serve as director, the Nominating and Corporate Governance Committee believes that the Company will benefit from a diversity of background and experience, as well as gender and racial/ethnic diversity, on the Board. In addition, there are certain general attributes that the Nominating and Corporate Governance Committee seeks from all director candidates, including:
•A commitment to ethics and integrity;
•A commitment to personal and organizational accountability;
•A history of achievement that reflects superior standards for themselves and others; and
•A willingness to express alternate points of view while, at the same time, being respectful of the opinions of others and working collaboratively with colleagues.
Our Principles of Corporate Governance require that a majority of directors must be independent. The Nominating and Corporate Governance Committee’s position is that, absent special circumstances, all directors other than the Chief Executive Officer, if he or she is serving on the Board, should be independent. The Nominating and Corporate Governance Committee annually assesses the adequacy of the foregoing criteria for Board membership and have concluded that, based on the background and experience as described below of each director, the Board reflects diversity in business and professional experience and skills.
As a matter of good corporate governance, we generally limit the number of public company directorships any director of the Company may hold to three, including that of the Company. This policy assists the Board in continuing to focus on and carry out the Board activities of the Company efficiently. Previously, Ms. Donikowski was granted an exception to this policy so that she could serve on one additional public company board; such additional board membership ceased in 2022.
Composition of Director Nominees and Continuing Directors
Our Board members have a varied set of skills and experience, creating a diversity of skills and viewpoints. Among our six nominees:
•6 of 6 are independent
•33% are women
•33% of our directors are born outside the United States
•The average age is 66.8 years of age.
•The average tenure on the Board is 4.7 years.
Director Biographies and Qualifications
Our nominees and other continuing directors have extensive experience and qualifications:

	Chapin	Donikowski	Lisman	Ludwig	O’Donnell	Smith
Geography
Asia		X			X	X
Europe	X	X	X	X	X	X
S America	X	X	X	X	X
Industry/End Market
Industrial	X	X		X	X
Defense Aerospace					X	X
Food & Bev	X
Function
CEO – Public, Private	X				X	X
CEO – Div. Pres.	X	X	X	X	X
Commercial – Sales / Channel	X	X	X	X	X	X
Commercial - Marketing	X	X	X	X	X
R&D / NPD		X		X	X	X
Finance - CFO	X	X				X
Finance - Cap markets	X		X			X
HR – Talent Management	X	X	X		X	X
Tech – IT/cyber	X			X	X	X
Tech – Digitization	X	X		X		X
Ops – Manufacturing	X	X		X	X
Ops – Supply Chain	X	X		X	X	X
M&A - Transactions	X	X	X	X	X	X
M&A - Integration	X	X		X	X	X
Actively Employed (Y/N)	N	N	N	Y	N	N
Director Nominees
Samuel R. Chapin. Mr. Chapin has served as a member of the Board since January 2019. Mr. Chapin served as Executive Vice Chairman at the Bank of America Merrill Lynch, a multinational investment bank, from 2010 to his retirement in June 2016.

Mr. Chapin joined Merrill Lynch in 1984 as a member of the Mergers and Acquisitions group and he was named a Managing Director in Investment Banking in 1993. Mr. Chapin was named Senior Vice President and head of Merrill Lynch’s Global Investment Banking Division in 2001 and was named Vice Chairman in 2003. While at Merrill Lynch and Bank of America Merrill Lynch, Mr. Chapin was responsible for managing relationships with a number of the firm’s largest corporate clients. He currently serves on the Board of Directors of PerkinElmer, Inc., and O-I Glass, Inc. and the Board of Trustees at Lafayette College. Mr. Chapin’s qualifications to sit on our Board include his experience and significant knowledge of the industrials market with a mastery of strategic M&A accrued over more than 35 years in investment banking.
Tina M. Donikowski. Ms. Donikowski has served as a member of the Board since March 2017. Ms. Donikowski retired from General Electric Company, a diversified industrial company, in October 2015 after 38 years with the company. She served in a number of senior positions during her career at General Electric Company, including most recently as Vice President, Global Locomotive Business, GE Transportation, from January 2013 until her retirement. She currently also serves on the Board of Directors TopBuild Corp., a leading installer and distributor of insulation and building material products to the U.S. construction industry based in Daytona Beach, Florida; Advanced Energy Industries, Inc., a designer and manufacturer of highly engineered precision power, measurement, and control solutions for mission-critical applications and processes; and Eriez Magnetics, a privately held manufacturer and designer of magnetic, vibratory, and metal detection applications based in Erie, Pennsylvania. Previously she served on the board of Atlas Copco AB, a world-leading provider of sustainable productivity solutions based in Stockholm, Sweden. Ms. Donikowski’s qualifications to sit on our Board include her extensive experience in leading technology businesses and her strong operations background.

Bruce Lisman. Mr. Lisman has served as a member of the Board since June 2020. Mr. Lisman retired in 2009 from JP Morgan Chase & Co., a multinational investment firm, where he had served as Chairman of the Global Equities Division. From 1987 to 2008, he was Head or Co-Head of the Global Equity Division at Bear Stearns Companies. Mr. Lisman serves as a director of Myers Industries, Inc., a material handling and distribution company, Associated Capital., a financial services company that was spun-off from GAMCO Investors, Inc., and National Life Group, a mutual life insurance company. Prior board service includes PC Construction, an engineering and construction company as Chairman from 2013 to 2019, and as a member until 2021, and The Pep Boys, a nationwide auto parts retailer. Mr. Lisman’s qualifications to sit on our Board include his financial global business and leadership expertise.
Helmuth Ludwig. Dr. Ludwig has served as a member of the Board since January 2016. From October 2016 until his retirement in December 2019, he served as Global CIO for Siemens, a leading technology company.  He previously served among other roles as CEO of the Siemens Industry Sector in North America from October 2011 to September 2014 and as President of Siemens PLM Software from August 2007 to September 2010 where he is credited for having successfully led the integration of the organization’s 50 legal entities and multiple facilities across 26 countries.  Earlier in his career, Dr. Ludwig held a number of international assignments at Siemens in Europe, Latin America, and Asia.  Dr. Ludwig serves as a member of the board of Hitachi Ltd., Tokyo since July 2020. He teaches as a Professor of Practice for Strategy and Entrepreneurship at Southern Methodist University Cox School of Business in Dallas and is a Board Leadership Fellow with the National Association of Corporate Directors (NACD).  Dr. Ludwig is a known expert and regular speaker at industry conferences on the Internet of Things and “Industry 4.0.”  Dr. Ludwig’s qualifications to sit on our Board include his proven manufacturing leadership skills, extensive international experience, and his success in leading the integration and simplification of a complex global enterprise.
John (Andy) O'Donnell. Mr. O'Donnell has served as a member of the Board since November 2011. Until his retirement in January 2014, Mr. O'Donnell had worked at Baker Hughes, an oilfield services company, since 1975. He served as Vice President of Baker Hughes since 1998 and was appointed to Vice President, Office of the Chief Executive Officer in 2012, a role in which he served until his retirement.  From 2009 to 2011, Mr. O'Donnell was President, Western Hemisphere Operations of Baker Hughes. He was President of Baker Petrolite Corporation from 2005 to 2009 and President of Baker Hughes Drilling Fluids from 2004 to 2005. He served as Vice President, Business Process Development at Baker Hughes from 1998 to 2002 and as Vice President of Manufacturing at Baker Oil Tools from 1990 to 1998.  Mr. O'Donnell also serves on the Board of Directors of Cactus, Inc., where he is a member of its Audit, Compensation, and Nominating and Corporate Governance Committees. Mr. O'Donnell’s qualifications to sit on our Board include his experience in international energy markets and leading multinational sales, marketing, service and manufacturing operations.
Jill D. Smith. Ms. Smith has served as a member of the Board since January 2020. Ms. Smith most recently served as President, Chief Executive Officer and Director of Allied Minds plc, an intellectual property commercialization company focused on technology and life sciences from March 2017 until her retirement in June 2019. She previously had served as Chairman, Chief Executive Officer and President of DigitalGlobe, Inc., a global provider of satellite imagery products and services, from 2005 to 2011. Ms. Smith started her career as a consultant at Bain & Company where she rose to Partner. She then joined Sara Lee as

Vice President and subsequently went on to serve as President and Chief Executive Officer of SRDS, a business-to-business publishing firm and later as President and Chief Executive Officer of eDial, a VoIP collaboration company. Furthermore, she served as Chief Operating Officer of Micron Electronics, and co-founded and led Treacy & Company, a consulting and boutique investment firm. Ms. Smith currently serves on the Board of Directors of R1 RCM Inc., where she is a member of the Audit and Human Capital Committee, AspenTech, where she is Chair of the Board and Chair of the Nominating and Corporate Governance Committee, and MDA, where she is Chair of the Nominating and Governance Committee and a member of the Human Resource Development and Compensation Committee. Ms. Smith’s qualifications to sit on our Board includes her extensive experience as a technology executive, including as a CEO focused on growing innovative companies.

CORPORATE GOVERNANCE
Role of the Board
The Board is elected by the Company’s stockholders to oversee their interests in the value and health of the Company and drive long-term value creation. The Board oversees the implementation of and compliance with standards of accountability and monitors the effectiveness of management policies and decisions, including those related to financial and other internal controls, compliance with laws and regulations and corporate governance. It has retained oversight authority of the Company, except for those matters reserved to or shared with the stockholders.
Key Areas of Board Oversight

Strategy	Risk	Succession Planning	Environmental, Social & Governance (ESG) Matters
•The Board oversees the Company’s annual business plan and monitors strategic planning

•Business strategy is a key focus at the Board level and embedded in the work of Board committees

•Company management is charged with developing and executing business strategy and provides regular performance updates to the Board

•The Board oversees risk management, including the enterprise risk management process

•Board committees, which meet regularly and report back to the full Board, play significant roles in carrying out the risk oversight function

•Company management is charged with managing risk, through robust internal processes and effective internal controls

•The Audit Committee oversees financial risk, related party transactions, and cybersecurity

•The Compensation Committee oversees the balance of risk and incentives

•The Nominating & Corporate Governance Committee oversees employee health and safety

•The Board oversees succession planning and talent development for the Chief Executive Officer (“CEO”) and the executive leadership team

•The Compensation Committee has primary responsibility for developing succession plans for the CEO

•The Nominating and Corporate Governance Committee manages the emergency CEO succession planning process

•The CEO is charged with preparing, and reviewing with the Compensation Committee, talent development plans for senior executives and their potential successors

•The Board oversees execution of the Company’s ESG strategies

•The Nominating and Corporate Governance Committee oversees ESG elements, with a particular focus on the Company’s Diversity & Inclusion initiatives, human capital management and employee health and safety

Strategy. The Board has oversight responsibility for management’s establishment and execution of corporate strategy. Elements of strategy are discussed at every regularly scheduled Board meeting. Senior management presents a consolidated annual business plan, and the Board discusses the Company’s results relative to the plan periodically throughout the year. At least once a year, each of the business groups presents an in-depth review of their business to the Board, which includes a review of strategic goals and performance relative to strategy. In 2020, the Board reviewed the Company’s five-year strategic plan.
Risk. The Board and its committees oversee key Company risks. The Board regularly reviews the Company’s top enterprise risks from management, assessing, among other concerns, risks associated with the Company’s products, customers, supply chain, management, staff, efficiency, and cybersecurity. The Board receives regular reports on management’s risk mitigation measures. Committees have responsibility for assisting the Board in its oversight of risk, including focus on certain risk areas, such as cybersecurity, related party transactions, and environmental, health and safety (including employee health and safety), and the committee calendars include periodic reviews and discussions on those topics.
Succession Planning. The Nominating and Corporate Governance Committee reviews the emergency CEO succession process on an annual basis, while the full Board reviews overall succession planning. Such planning includes a review with the CEO of the succession planning for key executives of the Company.
ESG Matters. Primary responsibility for assisting the Board with ESG matter oversight belongs to the Nominating and Corporate Governance Committee. With this responsibility, the committee reviews sustainability matters, governance items, progress on increasing diversity and inclusion and the Company's human capital strategy, plans and associated activities.
Board Leadership Structure
The Board has established a leadership structure that separates the roles of Chair of the Board and CEO. In doing so, the Board considered that separating the roles of Chair and CEO would most effectively provide the Company access to the judgments and experience of the Chair of the Board and the CEO, while providing a mechanism for the Board’s independent oversight of management. The Company's President and Chief Executive Officer is currently not a member of the Board. As Chair of the Board, Mr. Helmuth Ludwig presides over the meetings of the Board and the stockholders, utilizing his experience in corporate governance, familiarity with the Company and leadership. In addition to presiding over Board meetings, Mr. Ludwig approves Board agendas and schedules, monitors activity of the Board’s committees, communicates regularly with the CEO and other management on behalf of the Board, monitors and participates in communication with major stockholders, leads the annual performance evaluations of the CEO and leads the CEO succession planning process.
Principles of Corporate Governance
The Nominating and Corporate Governance Committee has developed, and the full Board has adopted, a set of Principles of Corporate Governance. The Principles of Corporate Governance are available on the Company’s website at www.CIRCOR.com under the “Investors” sub-link, and a hard copy will be provided by the Company free of charge to any stockholder who requests it by writing to the Corporate Secretary at the Company’s corporate headquarters. An annual review is conducted by the Nominating and Corporate Governance Committee to assess compliance with the Principles of Corporate Governance.
In addition, to align the interests of the directors and executive officers of the Company with the interests of the stockholders, the Principles of Corporate Governance include Stock Ownership Guidelines for directors and executive officers.
Director Independence
The Board, upon consideration of all relevant facts and circumstances and upon recommendation of the Nominating and Corporate Governance Committee, has affirmatively determined that each of Mr. Chapin, Ms. Donikowski, Mr. Lisman, Mr. Ludwig, Mr. O’Donnell and Ms. Smith is independent of the Company. The Board also previously determined that David Dietz and Peter Wilver, each a former director who served during part of Fiscal Year 2021, were independent of the Company prior to their respective retirements from the Board in Fiscal Year 2021 and that and Arthur George, Jr., a former director who served during part of Fiscal Year 2022, was independent of the Company prior to his resignation from the Board in Fiscal Year 2022. In evaluating the independence of each director, the Board applied the standards and guidelines set forth in the applicable Securities and Exchange Commission (“SEC”) and New York Stock Exchange (“NYSE”) regulations in determining that each director has no material relationship with the Company, directly or as a partner, stockholder or affiliate of an organization that has a relationship with the Company. The bases for the Board’s determination include, but are not limited to, the following:
•No director is an employee of the Company, or its subsidiaries or affiliates.
•No director has an immediate family member who is an officer of the Company or its subsidiaries or has any other current or past material relationship with the Company.
•No director receives, or in the past three years, has received, any compensation from the Company other than compensation for services as a director.
•No director has a family member who has received any compensation during the past three years from the Company.
•No director, during the past three years, has been affiliated with, or had an immediate family member who has been affiliated with, a present or former internal or external auditor of the Company.
•No executive officer of the Company serves on the compensation committee or the board of directors of any corporation that employs a director or a member of any director’s immediate family.

•No director is an officer or employee (or has an immediate family member who is an officer or employee) of an organization that sells products and services to, or receives products and services from, the Company in excess of the greater of $1 million or 2% of such organization’s consolidated gross revenues in any fiscal year.
Board Meetings and Committees
We believe that our current Board leadership structure fosters appropriate oversight for the Company for a number of reasons, the most significant of which are discussed below. The Board’s oversight is coordinated primarily through the committees of the Board, as disclosed in the descriptions of each of the committees below and in the charters of each of the committees (which are available on the Company’s website at www.CIRCOR.com under the “Investors” sub-link). The full Board, however, retains responsibility for general oversight of the Company’s long-term health and stakeholder interests. The Board held 5 meetings during Fiscal Year 2021.
Our Board maintains three standing committees: an Audit Committee, a Compensation Committee and a Nominating and Corporate Governance Committee. The following table sets forth the number of meetings held during Fiscal Year 2021 by each committee of the Board. Each of our directors attended at least 75% of the total number of meetings of the Board and of the committees of which such director then served.

BOARD COMMITTEE OVERVIEW
Committee	Oversight Responsibilities	2021 Meetings
Audit
•Oversees integrity of financial statements
•Responsible for appointment, compensation, retention and oversight of work of the independent auditor
•Reviews scope and results of annual audit with independent auditor
•Reviews annual/quarterly operating results with independent auditor
•Considers the adequacy of internal accounting procedures/controls; considers the effect of these on auditor independence
•Oversees internal audit function
•Oversees financial and cybersecurity risks
•Reviews and approves related party transactions
•Meets in executive session separately with each of the Chief Financial Officer, Internal Audit lead and our independent auditor engagement partner
		7
Compensation	•Determines and oversees pay for performance compensation philosophy •Oversees compensation arrangements for executive officers and other senior level employees •Reviews general compensation levels for other employees •Determines incentive compensation awards to be granted to eligible persons	5
Nominating & Corporate Governance	•Establishes criteria for selection of new directors •Identifies individuals qualified to become directors •Recommends director candidates to the Board for nomination as directors •Makes recommendations regarding director compensation •Reviews ESG matters, including diversity & inclusion initiatives, human capital and governance •Provides oversight of the Company’s corporate governance •Manages CEO emergency succession planning process •Drives evaluation process for Board and its committees	5

Audit Committee. The Audit Committee, which consists of Mr. Chapin, Ms. Donikowski, Mr. Lisman, and Ms. Smith (each of whom has been affirmatively determined by the full Board to be an independent director, as well as meeting the stricter independence standards applicable to audit committee members under NYSE listing standards and the rules of the SEC), oversees the integrity of the Company’s financial statements and is directly responsible for the appointment, compensation, retention and oversight of the work of the firm of independent auditors (the “Auditors”) that audits the Company’s financial statements and performs services related to the audit. Among other responsibilities, the Audit Committee reviews the scope and results of the audit with the Auditors, reviews with management and the Auditors the Company’s annual and quarterly operating results, considers the adequacy of the Company’s internal accounting procedures and controls and considers the effect of such procedures on the Auditors’ independence. The Audit Committee also is responsible for overseeing the Company’s internal audit function, the Company’s compliance with legal and regulatory requirements and cybersecurity issues, and the review and approval of related party transactions. To satisfy these oversight responsibilities, the Audit Committee separately meets regularly with the Company’s Chief Financial Officer, Vice President of Internal Audit, and the Auditors. Pursuant to the requirements of the NYSE, the Audit Committee operates in accordance with a charter (the “Audit Committee Charter”), which is available on the Company’s website at www.CIRCOR.com under the “Investors” sub-link. The Company will provide a hard copy of the Audit Committee Charter to stockholders free of charge upon written request to the Corporate Secretary at the Company’s corporate headquarters. Each member of the Audit Committee meets the financial literacy requirements of the NYSE and, in addition, the Board has determined that at least one of the Committee’s members, Mr. Chapin, is an “audit committee financial expert” under the disclosure standards adopted by the SEC.
Compensation Committee. The Compensation Committee, which consists of Mr. O’Donnell, Ms. Donikowski, and Mr. Lisman (each of whom has been affirmatively determined by the full Board to be an independent director, as well as meeting the stricter independence standards applicable to compensation committee members under NYSE listing standards and the rules of the SEC), sets and oversees the Company’s compensation philosophy and policy, reviews and determines the compensation arrangements for the Company’s CEO; reviews the recommendations of the CEO and approves the compensation arrangements for all other officers and senior level employees; reviews general compensation levels for other employees as a group; determines the awards to be granted to eligible persons under the Company's 2019 Stock Option and Incentive Plan (the "2019 Pan:); and takes such other action as may be required in connection with the Company’s compensation and incentive plans, including with respect to compensation and risk-management issues. The Compensation Committee has the sole authority from the Board for the appointment, compensation and oversight of the Company’s outside compensation consultant.
The Compensation Committee engaged Semler Brossy (“Semler”) in the last quarter of the year ended December 31, 2021 ("Fiscal Year 2021") as its compensation consultant. In so doing, the Compensation Committee affirmatively determined that Semler is independent and has no conflict of interest as contemplated under rules adopted by the SEC and the NYSE, and has conducted annual reviews to confirm that Semler remains free of conflict per these rules. Semler reports directly to the Compensation Committee and does not provide any additional services to the Company. The executive compensation services provided by Semler include assisting in defining the Company’s executive compensation strategy, providing market benchmark information, recommending the composition of the compensation peer group used as a benchmark by the Compensation Committee, advising with respect to the design of both short-term and long-term incentive compensation plans, and summarizing regulatory and governance guidelines. In making its compensation decisions, the Compensation Committee relies significantly on the information provided by Semler.
The Compensation Committee operates in accordance with a charter (the “Compensation Committee Charter”), which is available on the Company’s website at www.CIRCOR.com under the “Investors” sub-link. The Company also will provide a hard copy of the Compensation Committee Charter to stockholders free of charge upon written request to the Corporate Secretary at the Company’s corporate headquarters.
Nominating and Corporate Governance Committee. The Nominating and Corporate Governance Committee, which consists of Ms. Donikowski, Mr. Chapin, Mr. O'Donnell, and Ms. Smith (each of whom has been affirmatively determined by the full Board to be an independent director), is responsible for establishing criteria for selection of new directors, identifying individuals qualified to become directors and recommending candidates to the Board for nomination as directors. In addition, the Nominating and Corporate Governance Committee is responsible for recommending to the Board a set of corporate governance principles applicable to the Company, overseeing the evaluation process of the Board and the evaluation of its committees, recommending to the Board appropriate levels of director compensation and, together with the Audit Committee, monitoring compliance with the Company’s Code of Conduct & Business Ethics. The committee also oversees ESG, including human capital, employee safety and diversity & inclusion initiatives. The Nominating and Corporate Governance Committee operates in accordance with a charter (the “Nominating and Corporate Governance Committee Charter”), which is available on the Company’s website at www.CIRCOR.com under the “Investors” sub-link. The Company also will provide a hard copy of the Nominating and Corporate Governance Committee Charter to stockholders free of charge upon written request to the Corporate Secretary at the Company’s corporate headquarters.
Ad Hoc Committees. From time to time, the Board may establish ad hoc committees and delegate certain of its authority for the purpose of addressing particular matters (including, for example, the approval of financing or credit agreements or other matters that the Board thinks would be appropriate for review by an ad hoc committee). There were no ad hoc committees in 2021. The Board established a a special ad hoc committee on February 4, 2022, to assist with its strategic alternatives review. Mr. Ludwig, Mr. Chapin, and Mr. Lisman serve on the committee.
Executive Session. Independent directors meet at least twice a year in executive session without management, and at such other times as may be requested by any independent director. During Fiscal Year 2021, the Chair of the Board presided at meetings of the Company’s independent directors held in executive session without management. These sessions promote candor and discussion of matters in a setting that is independent of management.
Corporate Governance Framework
We have adopted Corporate Governance Principles that together with our Board committee charters and our Code of Conduct provide our governance framework. The following is a summary of our governance framework:

CORPORATE GOVERNANCE HIGHLIGHTS
We seek to implement corporate governance practices that ensure the Company is managed for the long-term benefit of our stockholders. To that end, we review and refine our corporate governance policies, procedures and practices on an ongoing basis.
Board and Board Committees
Number of Independent Directors / Total Number of Directors	6/6
All Board Committees Consist of Independent Directors	✓
Risk Oversight by Full Board and Committees	✓
Separate Chair and CEO	✓
Regular Executive Sessions of Independent Directors	✓
Periodic Board and Committee Self-Evaluations	✓
Director Education and Orientation	✓
Periodic Equity Grants to Directors	✓
Majority voting standard for uncontested director elections	✓
Declassified Board of Directors	✓
Stockholder Rights, Accountability and Other Governance Practices
Annual Advisory Stockholder Vote on Executive Compensation (“Say on Pay”)	✓
Stock Ownership Guidelines for Directors and Executives	✓
Policies Prohibiting Hedging and Pledging	✓
Absence of a Stockholder Rights Plan (also known as a “Poison Pill”)	✓
Strong Commitment to Environmental and Sustainability Matters	✓
No Related Party Transactions	✓

Director Candidates
In evaluating director candidates, the Nominating and Corporate Governance Committee applies the skills, experience, qualifications and demeanor of the individual against the general criteria described above in “Proposal 1 – Election of Directors for a Term of One Year” and a developed skills matrix, taking into consideration issues facing the Board and considering the diversity of the Board. From time to time the Nominating and Corporate Governance Committee uses a professional search firm to help identify, evaluate and conduct due diligence on potential new director candidates. Using a search firm allows the committee to extend its reach for potential candidates as well as further ensure a diverse pool. The Nominating and Corporate Governance Committee also evaluates director candidates recommended by stockholders in the same manner as candidates from any other sources as described below. The Nominating and Corporate Governance Committee develops a short list that is shared with the Board for consideration and then vetted. Final candidates are recommended to the Board to be nominated for election at the annual meeting of stockholders.
The Nominating and Corporate Governance Committee will consider director candidates recommended by stockholders, provided that such recommendations are submitted to the Company not less than 120 calendar days prior to the first anniversary date on which the Company’s Proxy Statement was released to stockholders in connection with the previous year’s annual meeting of stockholders.
To be considered by the Nominating and Corporate Governance Committee for nomination and inclusion in the Company’s Proxy Statement for its annual meeting to be held in 2023, stockholder recommendations for directors must be received by the Corporate Secretary at the Company’s corporate headquarters prior to May 11, 2023. Any such notice also must include (i) the name and address of record of the stockholder; (ii) a representation that the stockholder is a record holder of common stock or, if the stockholder is not a record holder, evidence of ownership in accordance with Rule 14a-8(b)(2) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”); (iii) the name, age, business and residential address, educational background, current principal occupation or employment, and principal occupation or employment for the preceding five full fiscal years of the proposed director candidate; (iv) a description of the qualifications of the proposed director candidate which address the general criteria for directors as expressed in the Company’s most recent Proxy Statement; (v) a description of all arrangements or understandings between the stockholder and the proposed director candidate; and (vi) the consent of the proposed director candidate to be named in the Proxy Statement and to serve as a director if elected at such meeting. Stockholders must also submit any other information regarding the proposed candidate that is required to be included in a Proxy Statement filed pursuant to the rules of the SEC. Recommendations of director candidates that meet the criteria described above will be forwarded to the Chair of the Nominating and Corporate Governance Committee for further review and consideration by such committee. Stockholders also have the right to directly nominate director candidates, without any action or recommendation on the part of the Nominating and Corporate Governance Committee or the Board, by following the procedures set forth in the Third Amended and Restated By-Laws of the Company (the “By-Laws”).
Communication with Independent Directors
The Board has established a process through which interested parties, including stockholders, may communicate with the independent directors. Specifically, communications may be addressed directly to the Chair of the Board, who, as discussed above, is an independent director, and sent to CIRCOR’s Corporate Secretary, by sending an email to bod@circor.com or by writing to the following address: Board of Directors, c/o Corporate Secretary, CIRCOR International, Inc., 30 Corporate Drive, Suite 200, Burlington, MA 01803, who will forward your communication to the Chair.
Stockholder Engagement
We periodically conduct investor outreach throughout the year involving our directors, senior management and investor relations and legal departments. This helps management and the Board understand and focus on the issues that matter most to our stockholders. In 2021 and 2022, we met with investors to provide visibility and transparency into our business, our performance and our governance practices, and to better understand their expectations.
Board Evaluation Process
Our Board continually seeks to improve its performance. Our Nominating and Corporate Governance Committee oversees the formal evaluation process of the Board and its committees. On an annual basis, the Board solicits and reviews feedback of self-evaluations submitted by the directors, addressing matters such as the composition of the Board, the relationship between the Board and management of the Company, conduct of meetings of the Board and strategic priorities for the Board. Each of the committees of the Board undertakes a similar self-evaluation process. The Nominating and Corporate Governance Committee reviews the feedback from these evaluations and identifies key areas of focus for the Board and the individual committees.
Director Attendance at Annual Meeting
To date, our Board has not adopted a formal policy regarding director attendance at annual meetings of our stockholders. However, the Board typically schedules a meeting of the Board either on or the day before the date of the annual meeting of stockholders, and our directors, therefore, are encouraged to (and typically do) attend the annual meeting. At our last annual meeting of stockholders, which was held on May 25, 2021, all of our then-serving directors were in attendance.
Director Compensation
The form and amount of director compensation are reviewed periodically by the Nominating and Corporate Governance Committee, most recently in December 2021. The Nominating and Corporate Governance Committee reviews our data from the Peer Group Companies, which are outlined in the Compensation Discussion and Analysis section of this document, as was prepared by ISS Corporate Solutions, Inc. ("ISS") and broad survey data concerning director compensation practices, levels, and trends for companies comparable to the Company in revenue, business, and complexity. It also considers the significant amount of time that our non-employee directors spend in fulfilling their duties to the Company as well as the required level of skill to serve on our Board. The Nominating and Corporate Governance Committee recommends changes, if any, to the Board for approval. Employee directors do not receive separate compensation for service as directors.
The Company uses a combination of cash and stock-based incentive compensation to attract and retain qualified candidates to serve as non-employee directors on the Board. Cash compensation is paid quarterly, in arrears. Due to the impact of the COVID-19 pandemic on the Company’s operations, the Board reduced each category of fee and retainer our directors receives by 15% in 2020. These retainer and fee reductions taken during 2020 to non-employee, director cash compensation were commensurate with the reduction senior management took to their cash compensation in light of the COVID-19 pandemic and its impact on the Company. The cash compensation reductions were lifted at the February 2021 Board meeting effective April 1, 2021 after considering both internal and external factors. The cash compensation our non-employee directors earned in 2021 is as follows:
Annual Cash Compensation

Annual Retainer (Board Member)	$72,188
Annual Retainer (Chair of the Board)	$182,875
Chair Fee (Audit Committee)	$19,250
Chair Fee (Compensation Committee)	$14,438
Chair Fee (Nominating and Corporate Governance Committee)	$9,625
Committee Membership Fee (per committee)	$4,813
Annual Equity Grant
Our non-employee directors are also eligible to receive an annual equity grant under our 2019 Plan. If a director joins the Board during the middle of the year, the annual equity grant is pro-rated based on the quarter in which the director joins the Board. In 2021, the targeted value of such grant was $105,000 which was the same amount targeted for the annual equity grant in 2020. On March 17, 2021, each director, with the exception of Mr. Wilver, who retired from the Board in April 2021, received a grant of 2,827 time-based restricted stock units (“Time RSUs”) which becomes vested and settles in shares of common stock on a one-for-one basis thirteen months from the date of grant, provided the non-employee director is still providing services on the Board. The number of Time RSUs was determined by dividing $105,000 by the average closing price of our common stock on the New York Stock Exchange based on the last 20 trading days weighted for volume through March 16, 2021, rounded up to the nearest whole share. The average closing share price through March 16, 2021 was $37.15.
2021 Director Compensation
The following table shows the compensation our non-employee directors earned for their services in 2021:

Name	Fees Earned in Cash (1)	Stock Awards (2)	Total
Samuel Chapin	$98,063	$112,571	$210,634
David F. Dietz	$60,563	$112,571	$173,134
Tina M. Donikowski	$81,813	$112,571	$194,384
Bruce Lisman	$81,813	$112,571	$194,384
Helmuth Ludwig	$182,875	$112,571	$295,446
John (Andy) O'Donnell	$91,438	$112,571	$204,009
Jill D. Smith	$86,625	$112,571	$199,196
Peter M. Wilver	$28,333	$0	$28,333

(1)
The amounts shown in this column reflect the fees earned in Fiscal Year 2021 for Board and committee service. The 15% reduction in fees approved by the Board effective April 1, 2020 was lifted effective April 1, 2021. Mr. Wilver and Mr. Dietz both retired from the Board effective April 30, 2021 and September 30, 2021, respectively. Mr. Chapin became Chair of the Audit Committee effective January 1, 2021 taking over from Mr. Wilver. Director fees continue to be paid quarterly in arrears.

(2)	Reflects the grant date fair value of the annual equity grant made in Time RSUs to each of the directors in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718. For a discussion of the assumptions related to the calculation of the amounts in this column, refer to Note 13 (“Share-Based Compensation”) to our audited consolidated financial statements for the year ended December 31, 2021 included in our Annual Report on Form 10-K filed with the SEC on July 26, 2022. The grant date fair value of the Time RSUs was based on the Company's previous day closing stock price prior to the grant date of March 17, 2021 of $39.82. Mr. Wilver did not receive an annual grant in 2021 due to his planned retirement.
The total number of Time RSUs held by each non-employee director as of December 31, 2021 was 2,827.

Deferred Compensation
Prior to 2019, non-employee directors were eligible to participate in the Management Stock Purchase Plan (MSPP), which allowed them to purchase RSUs at a discount of 33% to the closing price of the Company’s common stock ("MSPP RSUs"), with RSU settlement deferred for a minimum period of three years. In 2021, the last of these MSPP RSUs were settled and distributed in shares. As of December 31, 2021, there were no outstanding balances for non-employee directors under the MSPP.
Reimbursement for Training and Reasonable Related Travel
Each of our directors has a budget of up to $5,000 USD (plus travel costs) per year for relevant educational training. When possible, directors are encouraged to share training opportunities with other boards that they serve on and to split the costs for such opportunities between those boards and the Company. Each of our non-employee directors are also reimbursed for reasonable travel and other expenses incurred in attending meetings.
Stock Ownership Guidelines
The Company has adopted Stock Ownership Guidelines for non-employee directors to further align their interests with the interests of the stockholders. These guidelines establish an expectation that, within a five-year period, each director shall achieve an equity interest in the Company at least equal to five times such director’s annual retainer fee. In calculating an individual’s equity interest, credit is given for (i) the value of actual shares of common stock owned beneficially, (ii) the before-tax value of all vested stock options, and (iii) the before-tax value of all outstanding RSU awards. An annual review is conducted by our Nominating and Corporate Governance Committee to assess compliance with the guidelines. As of February 11, 2022, our directors met their applicable ownership guidelines, or were on track to achieve their ownership guidelines by the applicable target compliance date.
Code of Conduct & Business Ethics/Compliance Training/Reporting of Concerns
The Company has implemented and regularly monitors compliance with a comprehensive Code of Conduct & Business Ethics (the “Code of Conduct”), which applies uniformly to all directors, executive officers and employees. Among other things, the Code of Conduct addresses conflicts of interest, confidentiality, fair dealing, protection and proper use of Company assets, compliance with applicable laws (including insider trading and anti-bribery laws) and reporting of illegal or unethical behavior. The Code of Conduct is available on the Company’s website at www.CIRCOR.com under the “Investors” sub-link, and a hard copy will be provided by the Company free of charge to any stockholder who requests it by writing to the Corporate Secretary at the Company’s corporate headquarters.
The Company has undertaken a number of additional steps to further the tenets of the Code of Conduct. Through a third-party provider, the Company maintains an online training program pursuant to which all officers and all employees with company-issued email accounts must take a series of courses designed to demonstrate the ways in which certain activities might run afoul of the Code of Conduct. In addition, although all employees are encouraged to personally report any ethical concerns without fear of retribution, the Company, through a third-party provider, maintains a HelpLine, a toll-free telephone and web-based system through which employees may report concerns confidentially and anonymously (the “HelpLine”). The HelpLine facilitates the communication of ethical concerns and serves as the vehicle through which employees may communicate confidentially and anonymously with (i) the Audit Committee regarding any concerns relating to accounting or auditing issues and (ii) the Nominating and Corporate Governance Committee regarding any other concerns.
Environmental & Social Commitments
Our purpose is Keeping Society Safe, Productive and Moving, which is built on our vision, mission, values and Absolutes of safety, ethics and controls. Our commitment to address the Environmental & Social needs is reflected in our culture, and how we build our products and conduct our business. We deliver on that commitment for our people and our communities by investing resources in ways that address ESG needs of our stakeholders. In addition, in 2020, we adopted a Human Rights policy to further codify our commitments in this area.
Products support environmental and safety measures. CIRCOR’s portfolio of flow and motion control products for the world’s most severe-service and mission-critical applications — from valves to instrumentation, actuation to pumps, motors to regulators — make our customers’ operations safer, and reduce waste, power consumption and emissions. Examples of the positive social and environmental benefits our products provide include:

Safety:
•The bottom unheading and center feed devices from our Refinery Valves business have directly contributed to reduced fatalities at coking refineries, by automating processes and removing workers from danger zones.
•Our Aerospace & Defense team in the United Kingdom supplies the Royal Navy and all NATO allies with submarine escape systems, the key piece of which is a specialized calibrated valve. This valve adapts to ambient water pressure to deliver enough pressurized air to a submariner to allow him or her to escape from a submarine that may be grounded on the sea-floor.
•Our commercial aerospace teams develop and manufacture backup blowdown systems designed to ensure landing gear doors will open in the event that the primary hydraulic systems fail.
Health & Safety:
•Our Zenith-brand metering pump is used to extrude the sophisticated fibers and plastics that are used in Kevlar bulletproof vests, surgical tubing and surgical thread.
•During the early part of the COVID-19 pandemic, our Uxbridge site worked with ventilator manufacturers to design, manufacture and sell a regulator and non-return valve for ventilators needed to support those infected with COVID-19.
Reduced environmental waste:
A line of isolation valves from the Refinery Valves business provides an improved sealing capability as compared to legacy technologies. This reduces the amount of positive-pressure steam required in the process, which in turn drastically reduces both water usage and wastewater runoff for refiners.
Emissions:
•The Industrial group pumps team offers a smart engine cooling system, which senses engine temperatures on commercial ships and throttles back the cooling pumps when they are not needed. This allows shippers to save energy and reduce emissions.
•Pumps from the Industrial group in Germany enable a reduction in sulfur dioxide pollutants from marine vessels in support of IMO 2020 pollutant reduction standards.
Productivity:
Our engineers work every day to enhance the efficiency of our pumps to allow our customers to reduce their carbon footprint and drive productivity in their facilities.
People are at our core. We focus our energy and resources on training and development, and our talent management practices strive to attract, engage, develop and retain a diverse, inclusive and engaged employee base.
Employee investments and initiatives include:
•Expanded diversity & inclusion focus and investment, including training, policies and employee resource groups;
•Formal and informal mentorship programs across CIRCOR;
•Leadership and management development programs at all levels of our management structure;
•A formalized rotational management training program for recent MBA and engineering graduates to bring fresh management and technical talent into the organization; and
•Educational assistance programs encouraging the continuing training of our U.S. employees by providing financial assistance for educational courses related to their jobs and careers.
As a result of these and other initiatives, we successfully filled 50% of senior level roles in 2021 with internal promotions.
We continue to strive to ensure the health, safety and general well-being of our teams, including increasing onsite safety measures, providing work from home flexibility where possible and providing wellness seminars to employees. Actions we haven taken in response to the pandemic’s challenges include the following:
•Encouraging those who are sick to stay home and continuing to use work-from-home where necessary to minimize potential outbreaks;
•Encouraging vaccination and fully covering the cost of COVID-19 vaccines;

•Increasing cleaning protocols across all locations;
•Establishing physical distancing procedures for employees who need to be onsite;
•Providing additional personal protective equipment and cleaning supplies;
•Implementing protocols to address actual and suspected COVID-19 cases and potential exposure;
•Utilizing of masks to be worn as recommended by local law; and
•Expanding our Employee Assistance Program to all of our employees worldwide.
Commitment to safety and environmental protection in our operations. CIRCOR is committed to protecting the environment and the health and safety of our employees, customers and the global communities where we operate, and safety is one of our Absolutes. Our culture of safety includes an ongoing training program, stand downs when injury events occur and encouraging our employees to speak up if they see a safety hazard. We empower our employees with measures including our Proactive Observation Program and Stop Work Authority. In 2021, we instituted a Safety Action Plan to reinforce the fundamentals of safety and focus on leading indicators. By incorporating Environmental, Health, and Safety (“EHS”) management into our business model, CIRCOR can offer high quality, cost-effective, reliable, safe and innovative products and services while conserving resources for future generations.

To fulfill this commitment, we endeavor to:
•Design, manage and operate our facilities in an environmentally responsible and safety-conscious manner in order to maximize safety, promote energy efficiency and manage our environmental impact throughout the product life cycle.
•Set objectives and targets that result in continuous improvement of our environmental, health and safety performance. In 2021 our Total Recordable Incident Rate was 0.83 and our Lost Time Incident Rate was 0.48. Improvement of these metrics is a key element of our safety initiatives in 2022.
•Train and inform employees of their responsibilities to protect the environment and the health and safety of themselves and their fellow employees.
•Ensure that leadership takes responsibility for taking immediate action to remove safety hazards when they are identified and reported.
•Through continued prioritization on the adoption of our CIRCOR Operating System (“COS”), drive improved safety metrics and develop a culture of sustainability and safety.
CIRCOR's COS creates a disciplined culture of continuous improvement for driving operational excellence in, among other things, sustainability and employee health and safety. Qualitative and quantitative performance metrics define site certification levels to help attain and sustain a high level of environmental, health and safety standards and culture. Through COS and our larger EHS program, employees are trained to proactively manage all types of risks, offer proactive suggestions and own decisions. COS certification in this area is measured by the development of a robust safety program and culture, management and audits, sustainable practices and employee engagement and risk surveys. As sites move from bronze to silver and then ultimately to a gold certification level, their rigor and performance must also improve.
CIRCOR derives all of its energy from the local electricity and natural gas grids. Some sites have gas-fueled electricity generators that are used only in the case of local power outage. We encourage the use of cleaner burning natural gas to diesel or gasoline for emergency and testing protocols. Furthermore, we do not maintain a significant number of fleet vehicles. As a result of the foregoing, our use of natural gas and other fossil fuels is limited and associated greenhouse gas emissions are limited.
Corporate Political Contributions
CIRCOR does not use corporate funds to make contributions to political parties or candidates, whether federal, state or local. Consistent with this approach, CIRCOR does not direct corporate funds to political organizations (that is, organizations organized under Section 527 of the Internal Revenue Code) or for communications to support or oppose specific political candidates (such as through electioneering communications or other corporate independent expenditures).
We do not have a company-sponsored Political Action Committee. We encourage employees to be engaged in their communities and value the right and responsibility of employees to participate as private citizens in political and governmental affairs. Any decisions about whether to be involved in such affairs is personal and voluntary.
CIRCOR is a member of various organizations, including industry groups and trade associations, which further our business, economic and community interests. These groups help keep the Company informed on developments and trends in the manufacturing industry and issues important to us as a global company and employer. These organizations may support their member companies through educational forums, political activities and advocacy to advance issues of common concern to the manufacturing industry or the business community at large.
Related Party Transactions
The Company’s Board of Directors has adopted a Related Party Transactions Policy that requires that any proposed transaction involving the Company or a subsidiary of the Company in which a director or executive officer has direct economic or beneficial interest shall be reviewed and approved by the Audit Committee of the Board.
Since the beginning of Fiscal Year 2021, the Company was not a party to any transaction in which the amount involved exceeded $120,000 and in which an executive officer, director, director nominee or 5% stockholder (or their immediate family members) had a material direct or indirect interest, and no such person was indebted to the Company.
Compensation Committee Interlocks and Insider Participation
The members of the Compensation Committee in Fiscal Year 2021 were Mr. Dietz, Ms. Donikowski, Mr. Lisman, Mr. Wilver and Mr. O’Donnell, with Mr. Wilver and Mr. Dietz retiring from the Board effective April 30, 2021 and September 30, 2021, respectively. None of the Company’s executive officers serves as a member of the Board or compensation committee of any entity that has one or more of its executive officers serving as a member of the Company’s Compensation Committee. In addition, none of the Company’s executive officers serves as a member of the compensation committee of any entity that has one or more of its executive officers serving as a member of the Board.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
The following table sets forth certain information regarding beneficial ownership of our common stock as of September 1, 2022, by:
•all persons known by us to beneficially own more than 5% of our common stock;
•each of our current directors;
•our NEOs included in the Summary Compensation Table appearing in this Proxy Statement; and
•all current directors and executive officers as a group.
The number of shares beneficially owned by each stockholder is determined under rules issued by the SEC and includes voting or investment power with respect to securities. Under these rules, beneficial ownership includes any shares as to which the individual or entity has sole or shared voting power or investment power and includes any shares as to which the individual or entity has the right to acquire beneficial ownership within 60 days after September 1, 2022, through the exercise of any stock option, RSU or other right. The inclusion in this Proxy Statement of such shares, however, does not constitute an admission that the named stockholder is a direct or indirect beneficial owner of such shares. As of the record date of August 22, 2022, a total of 20,361,631 shares of our common stock were outstanding.
Unless otherwise indicated below, to our knowledge, all persons listed below have sole voting and investment power with respect to their shares of common stock except, to the extent authority is shared by spouses under applicable law.

	Shares of Common Stock Beneficially Owned
Name of Beneficial Owner(1)	Number(2)	Percent(2)
BlackRock, Inc.(3)	3,154,113	15.5%
T. Rowe Price Associates, Inc.(4)	2,836,534	13.9%
The Vanguard Group(5)	1,797,708	8.8%
Gabelli Entities(6)	1,592,907	7.8%
Royce & Associates, LP(7)	1,220,740	6.0%
Segall Bryant & Hamill, LLCs(8)	1,323,695	6.5%

Scott Buckhout(9)	86,305	*
Samuel R. Chapin	10,994	*
Tina Donikowski	15,396	*
Arthur L George, Jr.s(10)	—	*
Abhishek Khandelwal(11)	10,489	*
Bruce Lisman	8,797	*
Helmuth Ludwig	27,120	*
Sumit Mehrotra(12)	19,832	*
Tony Najjar	31,493	*
John (Andy) O'Donnell	35,368	*
Arjun Sharma	65,013	*
Jill D. Smith	7,871	*
Jessica W. Wenzell	1,138	*

All current executive officers and directors as a group (ten)(13)	203,190	1.0%
* Less than 1%.

(1)	The address of each stockholder in the table is c/o CIRCOR International, Inc., 30 Corporate Drive, Suite 200, Burlington, MA 01803, except that the address of BlackRock, Inc. is 55 East 52nd Street, New York, NY 10055; the address of T. Rowe Price Associates, Inc. is 100 E. Pratt Street, Baltimore, MD 21202; the address of The Vanguard Group is 100 Vanguard Blvd., Malvern, PA 19355; the address of the Gabelli Entities (as defined in Footnote 6) is One Corporate Center, Rye, NY 10580; ; the address of Royce & Associates is 745 Fifth Avenue, New York, NY 10151.
(2)	The number of shares of Common Stock outstanding used in calculating the percentage for each listed person and the directors and executive officers as a group includes the number of shares of Common Stock underlying stock options held by such person or group that are exercisable, and RSUs that vest within 60 days after March 31, 2022, but excludes shares of Common Stock underlying stock options or RSUs held by any other person. Amounts in the table include: 10,107 options for Mr. Najjar and 22,389 options for Mr. Sharma.
(3)	The information is based on a Schedule 13F-HR filed with the SEC on August 12, 2022 on behalf of BlackRock, Inc. (“BlackRock”). According to the filing, BlackRock has sole investment discretion over 3,154,113 shares and sole voting authority over 3,128,587 shares. The firm does not have the authority to vote 25,526 of the reported shares.
(4)
This information is based on a Schedule 13G filed with the SEC on August 10, 2022, on behalf of T. Rowe Price Investment Management, Inc. (“Price Investment”) and T. Rowe Price Small-Cap Value Fund, Inc. (“T. Rowe Small Cap”) and a Form 13G/A filed with the SEC on August 10, 2022, on behalf of on behalf of T. Rowe Price Associates, Inc. (“Price Associates”). According to the filings, Price Investment has sole dispositive power over 2,831,271 shares and sole voting authority over 969,248 shares. T. Rowe Small Cap has sole voting authority over 1,839,666 shares. Price Associates has sole dispositive power and sole voting authority over 5,263 shares. Price Investment and Price Associates do not serve as custodians of the assets of any of their clients; in each instance, only the client or the client’s custodian or trustee bank has the right to receive dividends paid with respect to, and proceeds from the sale of, such securities. The ultimate power to direct the receipt of dividends paid with respect to, and the proceeds from the sale of, such securities, is vested in the individual and institutional clients which Price Investment and Price Associates serves as an investment adviser. Any and all discretionary authority which has been delegated to Price Investment and Price Associates may be revoked in whole or in part at any time. Not more than 5% of the class of such securities is owned by any one client subject to the investment advice of Price Investment and Price Associates. With respect to securities owned by any one of the registered investment companies sponsored by Price Investment or Price Associates which it also serves as investment adviser (the “T. Rowe Price Funds”), only the custodian for each of such T. Rowe Price Funds has the right to receive dividends paid with respect to, and proceeds from the sale of, such securities. No other person is known to have such right, except that the shareholders of each such T. Rowe Price Fund participate proportionately in any dividends and distributions so paid.

(5)	The information is based on a Schedule 13F-HR/a filed with the SEC on August 12, 2022 on behalf of The Vanguard Group. According to the filing, The Vanguard Group has sole investment discretion over 1,797,708 shares, and shared voting authority over 34,607 shares. The firm does not have the authority to vote 1,763,101 of the reported shares.
(6)	The information is based on an amended Schedule 13D filed with the SEC on August 11, 2022, on behalf of Mario J. Gabelli and various entities which Mr. Gabelli directly or indirectly controls or for which he acts as chief investment officer including, but not limited to, Gabelli Funds, LLC, GAMCO Asset Management Inc., Gabelli & Company Investment Advisors, Inc., Teton Advisors, Inc., GGCP, Inc., GAMCO Investors, Inc., and Associated Capital Group, Inc. (collectively, the “Gabelli Entities”). According to the amended Schedule 13D, the Gabelli Entities engage in various aspects of the securities business, primarily as investment advisors to institutional and individual clients, including registered investment companies and pension plans, and as general partners (or the equivalent of) in private investment partnerships or private funds and as a registered broker-dealer. Certain of the Gabelli Entities may also make investments for their own accounts. According to the amended Schedule 13D, Gabelli Funds, LLC, GAMCO Asset Management Inc. and Teton Advisors, Inc. beneficially owned 591,353, 1,269,884 and 74,266 shares, respectively. Gabelli & Company Investment Advisers, Inc. and the Gabelli Foundation, Inc. beneficially owned 58,953 and 26,000 shares, respectively. Mr. Gabelli, GAMCO Investors, Inc., GGCP, Inc. and Associated Capital Group, Inc. are deemed to beneficially own the shares owned beneficially by each of the Gabelli Entities. Subject to certain limitations, each of the Gabelli Entities has sole dispositive and voting power, either for its own benefit or for the benefit of its investment clients or partners, as the case may be, in the shares beneficially owned by such entity, except that (i) GAMCO Asset Management Inc. does not have the authority to vote 26,100 of the reported shares, (ii) Gabelli Funds, LLC has sole dispositive and voting power with respect to the shares of the Company held by the various funds so long as the aggregate voting interest of all joint filers does not exceed 25% of their total voting interest in the Company and, in that event, the proxy voting committee of each such fund shall respectively vote that fund's shares, (iii) at any time, the proxy voting committee of each such fund may exercise in its sole discretion the entire voting power with respect to the shares held by such fund under special circumstances such as regulatory considerations, and (iv) the power of Mr. Gabelli, Associated Capital Group, Inc., GAMCO Investors, Inc., and GGCP, Inc. is indirect with respect to shares beneficially owned directly by other Gabelli Entities.
(7)	The information is based on the Schedule 13F-HR filed with the SEC on August 4, 2022 on behalf of Royce & Associates LP ("Royce Associates"). According to the filing, Royce Associates has sole investment discretion and and sole voting authority over 1,220,740 shares.
(8)	The information is based on a Form 13F-HR filed with the SEC on August 15, 2022 on behalf of Segall Bryant & Hamill, LLC. According to the filing, Segall Bryant & Hamill has sole voting authority over 1,064,830 shares. The firm does not have the authority to vote 258,865 of the reported shares.
(9)	Mr. Buckhout terminated his employment with the Company on January 19, 2022 and information provided is as of that date.
(10)	Arthur L. George, Jr. joined the Board of Directors on January 26, 2022 and resigned on July 22, 2022, due to health reasons.
(11)	Mr. Khandelwal terminated his employment with the Company on December 31, 2021, and information provided is as of that date.
(12)	Mr. Mehrotra terminated his employment with the Company on July 5, 2021, and information provided is as of that date.
(13)	Includes 33,984 shares of Common Stock issuable upon the exercise of outstanding stock options that will be exercisable within 60 days after March 31, 2022.

MANAGEMENT
Our executive officers and key employees, and their respective ages and positions, as of August 31, 2022, are as follows:

Name	Age	Position
Tony Najjar	61	President and Chief Executive Officer
Arjun ("AJ") Sharma	45	Chief Financial Officer and Senior Vice President, Business Development
Jessica Wenzell	47	Senior Vice President, General Counsel & Secretary and Chief People Officer
Amit Goel	45	Vice President, Finance, Corporate Controller and Chief Accounting Officer
Tanya Dawkins	61	Vice President, Corporate Treasurer
Tony Najjar. Mr. Najjar was named Chief Operating Officer and Interim President and Chief Executive Officer effective January 19, 2022, and President and Chief Executive Officer on August 10, 2022. He previously served as the President, Aerospace and Defense Group from February 2018 through January 2022. He served as Vice President, Aerospace and Defense in the Advance Flow Solutions Group from October 2016 to February 2018 and Vice President, Sales & Marketing, Aerospace and Defense Group, from April 2015 to October 2016. Before joining CIRCOR, Mr. Najjar served as Programs Manager, Business Development and Mergers & Acquisitions at Rockwell Collins, a multinational manufacturing company, from October 2011 to April 2015. He has spent nearly 36 years in the aerospace and defense industry in engineering, sales, and general management roles, including leadership positions at Rockwell Collins and Kaiser Aerospace. Mr. Najjar holds both a bachelor's degree and a Master of Science degree in Mechanical Engineering from Oklahoma State University and an MBA from Pepperdine University.
Arjun ("AJ") Sharma. Mr. Sharma was appointed as our Interim Chief Financial Officer effective January 1, 2022, and continues to serve as our Senior Vice President, Business Development, a position he has held since 2009, overseeing the Company’s mergers and acquisitions and strategic planning functions. On August 10, 2022, he was appointed Chief Financial Officer, while retaining his oversight of the business development function. Prior to joining CIRCOR, Mr. Sharma served as managing director at Global Equity Partners, a venture capital and strategy consulting firm, from January 2009 to September 2009, where he was responsible for executing equity investments and leading client engagements on acquisitions, divestitures, and growth strategy. From 2007 to 2008, he was Director of Mergers and Acquisitions at Textron Inc., a multi-industry company with a global network of aircraft, defense, industrial and finance businesses, where he was responsible for developing the company’s M&A strategy and leading acquisition and divestiture transactions. From 2002 to 2007, Mr. Sharma held various positions of increasing responsibility at SPX Corporation, a Fortune 500 multi-industry company, culminating in his appointment as Director of Corporate Development. Mr. Sharma holds a Master of Science degree in Finance from Drexel University and a Bachelor of Commerce degree from Delhi University. Mr. Sharma is a graduate of the PLD program at Harvard Business School.
Jessica Wenzell. Ms. Wenzell was appointed as Chief People Officer effective November 15, 2021 and continues to serve as our Senior Vice President, General Counsel and Secretary, roles she has held since joining CIRCOR in September 2020. Prior to joining CIRCOR, Ms. Wenzell served in executive roles of increasing responsibility at General Electric Company for over 14 years. From January 2018 to August 2020, she was GE’s Executive Counsel – Strategic Transactions, leading cross-functional, legal entity carve-out activities for divestitures. Her previous roles at GE included Executive Counsel – Indirect Sourcing & Properties (August 2017 to March 2018); Executive Counsel, Chief Compliance Officer for GE Oil & Gas (August 2013 to July 2017); and General Counsel for GE Measurement & Control (2010 to 2013). Ms. Wenzell began her career at Luce, Forward, Hamilton & Scripps LLP in the Corporate & Securities Practice Group. She received her Bachelor’s degree in Political Science from the University of California, San Diego and her J.D. from the University of California, Hastings College of the Law, San Francisco.
Amit Goel. Mr. Goel joined CIRCOR as Vice President, Finance, Corporate Controller and Chief Accounting Officer in September 2020. Prior to joining CIRCOR, Mr. Goel served in roles of increasing responsibility at Ernst & Young, LLP for over 17 years. From July 2017 to September 2020, he was a Partner in the Firm's National Accounting Office. His previous roles at EY included Audit Partner (July 2013 to June 2017), Senior Manager of Audit Services (October 2010 to June 2013); Senior to Manager, Audit Services (September 2003 to September 2010), Mr. Goel is a Certified Public Accountant, a Chartered Financial Analyst and a Chartered Accountant. He received his Bachelor of Commerce from Sydenham College of Commerce & Economics from Mumbai University in India. On August 22, 2022, Mr. Goel notified the Company of his intention to resign effective September 9, 2022.

Tanya Dawkins. Ms. Dawkins has served as Vice President, Corporate Treasurer since March 2018. She previously served as Senior Director, Corporate Treasurer from September 2015 to March 2018. From 2001 to September 2015, Ms. Dawkins held a variety of senior finance positions at CIRCOR, including Global Treasury Manager, External Reporting Manager, and Corporate Accounting Manager.  Prior to joining CIRCOR, Ms. Dawkins served as Director of Finance for GenRad Corporation (now part of Teradyne). Ms. Dawkins previously had spent 10 years at Digital Equipment Corporation in a variety of senior finance positions. She is a Certified Treasury Professional and holds a Bachelor of Business Administration in Finance from the University of Texas at Austin, and an MBA from Simmons Graduate School of Management.
Under the By-Laws, each of the officers of the Company holds office until the regular annual meeting of the Board of Directors following the next annual meeting of stockholders and until his or her successor is elected and qualified or until his or her earlier death, resignation or removal.

COMPENSATION DISCUSSION AND ANALYSIS
Overview
In this section, we describe the executive compensation program for our Named Executive Officers (the “NEOs”). Our intent is to help stockholders understand the framework of our overall program, its objectives and the rationale for the Compensation Committee’s compensation decisions. Our NEOs for Fiscal Year 2021 were as follows:

Named Executive Officer	Position During Fiscal Year 2021
Scott Buckhout (1)	President and Chief Executive Officer (“CEO”)
Abhishek Khandelwal (2)	Senior Vice President, Chief Financial Officer (“CFO”)
Tony Najjar (3)	President, Aerospace and Defense Group
Arjun Sharma (4)	Senior Vice President, Business Development
Jessica Wenzell (5)	Senior Vice President, General Counsel, Secretary & Chief People Officer
Sumit Mehrotra (6)	Former President, Industrial Group

(1)	Mr. Buckhout terminated employment with CIRCOR on January 19, 2022.
(2)	Mr. Khandelwal terminated employment with CIRCOR on December 31, 2021.
(3)	Mr. Najjar was named Chief Operating Officer and Interim President and Chief Executive Officer effective January 19, 2022 in connection with Mr. Buckhout's departure and is no longer serving in the role of President, Aerospace and Defense Group. He was appointed President and Chief Executive Officer on August 10, 2022.
(4)	Mr. Sharma was appointed as our interim Chief Financial Officer effective January 1, 2022 and continues to serve as our Senior Vice President, Business Development. Mr. Sharma was appointed Chief Financial Officer on August 10, 2022.
(5)	Ms. Wenzell was appointed as our Chief People Officer effective November 15, 2021 and continues to serve as our Senior Vice President, General Counsel and Secretary
(6)	Mr. Mehrotra terminated employment with CIRCOR on July 5, 2021.
In this Compensation Discussion and Analysis, in certain cases, we refer to Messrs. Buckhout, Khandelwal, and Sharma and Ms. Wenzell as “Corporate NEOs” and Messrs. Najjar and Mehrotra as “Group NEOs.”

Executive Summary
Our Business: 2021 Performance Overview
CIRCOR is a leading provider of severe service and mission critical flow and motion control solutions and other highly engineered products for the Industrial and Aerospace & Defense markets that include recognized, market-leading brands. We have a global presence with approximately 3,100 employees worldwide and customers in approximately 100 countries. We operate 21 major manufacturing facilities located in North America, Western Europe, Morocco, China and India. We sell our products directly to end-user customers and original equipment manufacturers, as well as through Engineering, Procurement and Construction companies and our channel partner network. The Company has two reportable business segments: the Industrial segment (“Industrial Group”) and the Aerospace & Defense segment (“Aerospace & Defense Group” or “A&D Group”).
In 2021 our business continued to feel the impact of the COVID-19 pandemic. Throughout this continued time of uncertainty, the Company’s top priority remains the health and safety of our employees, customers, and suppliers. As the COVID-19 pandemic evolves, we continue to implement appropriate measures to ensure our employees around the world have the necessary protection and our business continues to operate with as little disruption as possible. We believe that these actions along with the Company’s continued focus on new product innovation, cost productivity and the CIRCOR Operating System serve to best position the Company for potential end market recovery across our Industrial and Aerospace & Defense segments.
We continue to implement actions to mitigate the impact from lower demand and an increasingly competitive environment. In addition, we are investing in products and technologies designed to help solve our customers’ most difficult problems. We intend to further simplify CIRCOR by standardizing technology, consolidating suppliers and achieving world class operational excellence. Attracting and retaining talented personnel remains an essential underpinning to the enhancement of our global sales, operations, product management and engineering organizations.
2021 Financial Achievements (in thousands, except percentages)
The following table highlights certain measures that serve as our compensation performance metrics for our performance-based compensation and the level of achievement of these metrics in 2021:

	Short-Term Incentive Plan Metrics				Long-Term Incentive Plan Metrics
	Net Sales	Adjusted Operating Income(1)	Adjusted Working Capital % of Sales(2)	Free Cash Flow(3)	Adjusted Operating Margin(4)	Adjusted Measurement Cash Flow(5)	Relative Total Shareholder Return(6)
CIRCOR (overall including Corporate expenses)(7)	N/A	$51.4	N/A	$(3.9)			see note (6)
Aerospace & Defense Group	$250.1	$55.3	37.8%	N/A	N/A	N/A
Industrial Group(8)	$415.0	$23.2	19.0%	N/A	N/A	N/A

(1)	Adjusted Operating Income (“AOI”), a non-GAAP measure, is defined as GAAP operating income excluding intangible amortization and amortization of fair value step-ups of inventory and fixed assets from acquisitions completed after December 31, 2011, the impact of restructuring-related inventory write-offs, impairment charges and special charges or gains.
(2)
"Adjusted Working Capital % of Sales" or "(AWC % of Sales": a non-GAAP measure, is defined as the sum of Adjusted Working Capital balances at year-end divided by Net Sales. “Adjusted Working Capital” includes the following accounts: Trade Accounts Receivable, Unbilled Receivables (short and long term), Inventory, Trade Accounts Payable, Customer Advances (short and long term), and Deferred Revenue.

(3)	Free Cash Flow, a non-GAAP financial measure calculated by subtracting GAAP capital expenditures, net of proceeds from asset sales, from GAAP operating cash flow.
(4)	Adjusted Operating Margin (“AOM”), a non-GAAP measure, is defined as Adjusted Operating Income divided by Net Sales. Adjusted Operating Income is defined as GAAP operating income excluding intangible amortization and amortization of fair value step-ups of inventory and fixed assets from acquisitions completed after December 31, 2011, the impact of restructuring-related inventory write-offs, impairment charges and special charges or gains.
(5)	“Adjusted Measurement Cash Flow” or “Adjusted MCF” with respect to a fiscal year is calculated by adding the Company’s cash provided by operating businesses less Corporate General and Administrative spend for that year. Specifically, Adjusted MCF excludes cash flows from income taxes, corporate special charges, and restructuring costs but includes interest expense.
(6)
“Relative Total Shareholder Return” or “Relative TSR” is calculated by ranking the Company and a list of specified peer companies within the S&P 600 SmallCap Industrial Index from highest to lowest according to their respective TSR and expressing the Company's performance as its corresponding percentile within the group of companies. Results are not yet reportable as the applicable, three-year period ends in 2024.

(7)	Corporate refers to the group of employees that provides services to the Aerospace & Defense Group and the Industrial Group or support management of Company-wide functions.
(8)	For purposes of calculating incentive compensation in the Industrial Group, Refinery Valves is excluded.
Key Compensation Actions Taken During 2021
The Company’s financial results and the overall business environment were considered when determining compensation paid for 2021. Please see Management’s Discussion and Analysis of Financial Condition and Results of Operations in the Company’s Annual Report on Form 10-K for Fiscal Year 2021 for a more detailed description of the Company’s financial results.
2021 was, in many respects, a step towards a more stable and predictable business environment following a difficult year in 2020 that was dominated by reaction to the impact of the COVID-19 pandemic to our business. Compensation actions taken by the Compensation Committee in 2021 reflected this return to forward-looking strategy, including the following:
•Return to Standard Compensation Programs and Process: Following the extraordinary impact of the COVID-19 pandemic to our business in 2020 and the corresponding actions the Compensation Committee took to adjust compensation practices and costs, in 2021 we returned to our typical cadence of determination of annual incentive awards based on pre-established business goals and metrics approved by the Compensation Committee.
•Revised Metric for Short-Term Incentives: The Compensation Committee determined that Adjusted Working Capital % of Sales would replace the free cash flow metric previously used as one of the Short-Term Incentive Plan measures for Group NEOs. This change was made to eliminate overlap with another of the Short-Term Incentive Plan measures, AOI.

•New Metric for Long-Term Incentives: The Compensation Committee determined that a change to the structure of performance-based stock awards would further align NEO compensation to stockholder interest. The Compensation Committee also considered the difficulty of setting multi-year financial goals in the current business environment. Effective with the 2021 annual Long-Term Incentive ("LTI") award, the performance metric for the performance-based portion of NEO awards is Relative TSR, which links the number of shares that our NEOs earn to the Company’s TSR performance relative to the TSR of peer industrial companies, as described more fully below under 2021 Long-Term Incentive.
•New Compensation Consultant: As part of its governance routine, the Compensation Committee conducted a comprehensive review of independent compensation consultants that could assist the Committee in fulfilling its responsibilities. As a result of its review, the Compensation Committee selected Semler Brossy as its independent consultant effective October 2021, replacing its former consultant, Pearl Meyer.
•Updated Peer Group: The Compensation Committee conducted its annual review of the group of peer companies that we compare our compensation practices to. As a result of its review and in order to ensure that the peer group continues to be comprised of similarly sized companies that align to our industry, changes were made to five of the seventeen companies in our peer group referenced for fiscal 2021. The updated peer group will be referenced for 2022 compensation decisions.
•Retention Incentives for Certain NEOs: In connection with Mr. Khandelwal's termination of employment in December 2021, the Compensation Committee approved retention awards to Mr. Sharma and Ms. Wenzell, each of whom are integral to our financial reporting, disclosure and corporate governance processes. These awards were made to retain experienced executives to provide leadership for these important functions through the end of 2022 while we searched for a new leader for the finance function.
Following the completion of 2021, our Compensation Committee made the following decisions with respect to incentive-based compensation based on 2021 performance results:
•Annual Short-Term Incentives: The 2021 Short-Term Incentive Plan (“2021 STI Plan”) payouts for NEOs were determined based on the Company's performance on the metrics approved by the Compensation Committee at the beginning of 2021. The Compensation Committee did not use its discretion to modify any of the performance results when determining payouts, however, the Committee determined it is in the best interest of the Company to exercise the Committee’s discretion to adjust the amounts earned by Mr. Buckhout and Mr. Mehrotra under the 2021 STI Plan to zero based on the significant accounting irregularities discovered by the Company with respect to the Pipeline Engineering business unit. As announced in the Form 8-K filed on March 14, 2022, the Pipeline Engineering accounting irregularities occurred over multiple years under the leadership of Messrs. Buckhout and Mehrotra and impacted the actual performance of the STI financial metrics, the inability to rely on the Company’s prior financial statements due to the misstatements, and led to the restatement of three years of the Company’s financial results. The 2021 STI Plan results for our NEOs are set forth below under 2021 Short-Term Incentive Plan Results.

•Outstanding Long-Term Incentives: While a certain portion of our LTI awards were significantly impacted by the impact of the COVID-19 pandemic on performance results, the Compensation Committee did not use its discretion to modify any of the performance results to reflect COVID-19 business impact when determining the number of earned shares under our performance-based stock awards. However, the Committee did consider the impact of the Pipeline Engineering matters on the three-year performance results of the 2019 performance award and used its discretion to reduce the number of shares vesting in the final tranche of our 2019 performance awards to zero. The second tranche of our 2020 performance awards earned 0% of target, as set forth below under Prior Year PSU Results. The vesting of our 2021 performances awards will be determined following the completion of the performance period in 2024.
•Pipeline Engineering: Based on the significant accounting irregularities discovered by the Company with respect to the its Pipeline Engineering business unit as announced via Form 8-K filed on March 14, 2022, which occurred over multiple years under the leadership of Messrs. Buckhout and Mehrotra, the impacts thereof on actual performance of the STI financial metrics, the inability to rely on the Company’s prior financial statements due to the misstatements, and the impending restatement of the Company’s financial results, the Committee determined it is in the best interest of the Company to exercise the Committee’s discretion to adjust the amounts earned by Mr. Buckhout and Mr. Mehrotra under the 2021 STI Plan to zero.

2021 Stockholder Engagement, Say-on-Pay Results & Program Changes
The Company regularly evaluates its compensation programs and considers the results of its most recent stockholder advisory vote on executive compensation (“say-on-pay”), as well as feedback received directly from stockholders through our ongoing engagement.
At the May 2021 annual meeting of stockholders, we received say-on-pay support of approximately 97%. This result indicated continued support for the Company’s executive compensation program. Highlights of our executive compensation program include:
•Short-term incentive plans for business groups aligned to critical metrics. The short-term incentive plan is designed to ensure appropriate focus on the respective business groups as well as overall corporate performance. Specifically, Group NEO bonuses are based on 70% Group results and 30% Company-wide metrics, and Corporate NEO bonuses are based 60% on the incentive scores of the A&D and Industrial Groups and 40% based on Company-wide metrics. As such, for our 2021 STI Plan, Group Presidents in A&D and Industrial Groups were measured on their group-specific performance metrics based 35% on Group AOI, 30% on CIRCOR AOI, 20% on Group Adjusted Working Capital % of Sales and 15% on Group Net Sales. Corporate NEOs were measured on the incentive scores of the Aerospace & Defense Group and Industrial Groups excluding the impact of CIRCOR AOI on Group scores, each counting for 30% of the total incentive score, CIRCOR AOI (30% of score) and CIRCOR Free Cash Flow (10% of the score).

•Equity vehicle mix for NEOs aligned with long-term objectives. 2021 LTI awards were a mix of 50% performance-based restricted stock units (“PSUs”) and 50% restricted stock units (“RSUs”). We use an equal mix of PSUs and RSUs to provide both long-term performance and long-term retention incentives to our NEOs in support of our business strategy.
•TSR performance metric for long-term awards. For 2021 LTI awards, we replaced the previous AOM and Adjusted Measurement Cash Flow metrics used for our PSUs with a three-year Relative TSR metric. The Compensation Committee changed to a Relative TSR metric to more closely align management and stockholder interests by incorporating another metric of importance to stockholders and to remove some of the difficulty of setting multi-year financial goals in a still stabilizing market.

•Replenishment of equity plan share pool. At our 2021 annual meeting, stockholders approved the replenishment of our share reserve under our 2019 Stock Option and Incentive Plan, which is the primary vehicle that we use to provide long-term incentive awards to our employees, including our NEOs.
Going forward, we plan to continue to engage with our stockholders and consider their perspectives regarding compensation and governance matters.
CEO Pay At-A-Glance (Target v. Realized)
The chart below shows target and realized compensation for Mr. Buckhout. Target total direct compensation represents base salary, target annual bonus, and target annual LTI awards. Realized compensation represents base salary, annual bonus actually paid in cash, and the value realized upon the exercise of stock options or vesting of PSUs or RSUs, including RSUs granted under our Management Stock Purchase Plan during each year. Realized compensation has trailed target total direct compensation over the prior three years, reflecting the rigor of our goal-setting process for annual bonus and PSU awards and the pay for performance nature of our overall executive compensation program.

CEO Target Total Direct Compensation
vs. Realized Compensation
(2019-2021)
Compensation in 000s
$5,000
$4,500
$4,000
$3,500
$3,000
$2,500
$2,000
$1,500
$1,000
$500
$0
$4,361
$1,375
$1,375
$844
$767
$775
$767
$4,509
$1,425
$1,425
$869
$790
$1,393
$140
$268
$196
$790
$4,551
$1,425
$1,425
$891
$810
$4,307
$1,129
$2,181
$810
2019 Target Total Direct Compensation
2019 Realized Compensation
2020 Target Total Direct Compensation
2020 Realized Compensation
2021 Target Total Direct Compensation
2021 Realized Compensation
Base Salary ($K)
Annual Bonus ($K)
Stock Options ($K)
RSUs ($K)
PSUs ($K)

Mr. Buckhout's 2021 compensation includes $1,137,758 related to the vesting of a special RSU award issued on March 4, 2020, for retention purposes. His 2021 STI amount earned was adjusted to zero, as further discussed herein.
Good Compensation Governance
The Compensation Committee continually evaluates the Company's compensation policies and practices to ensure that they are consistent with good governance principles. Below are highlights of what we do and what we do not do:

What We Do		What We Do Not Do
✓	We place the majority of weight on performance-based, at-risk, and long-term compensation.	X	We do not provide any compensation-related tax gross-ups (except in connection with relocation expenses).
✓	We deliver rewards that are based on achieving long-term objectives and the creation of stockholder value.	X	We do not provide significant perquisites.
✓	We target total direct compensation at approximately the market median for our peer group.	X	We do not allow officers or directors to hedge Company stock.
✓	We maintain stock ownership guidelines for our directors and executives, including our CEO and other NEOs.	X	We do not allow officers or directors to pledge Company stock.
✓	We have “double-trigger” change in control vesting of cash severance payments and new equity awards.	X	We do not reprice or replace out-of-the-money stock options without stockholder approval.
✓	Our Compensation Committee seeks advice from an independent compensation consultant.	X	We do not have contracts that guarantee employment with any executive (all employment is terminable-at-will).
✓	We maintain a clawback policy with respect to incentive-based cash and equity compensation.
✓	We cap annual bonus payouts to eliminate potential windfalls for executives.
✓	We cap the vesting value of TSR-based PSUs to eliminate potential windfalls for executives.
✓	We encourage executives to invest their cash incentives in the Company through our Management Stock Purchase Plan (MSPP).

What Guides Our Program
Our Compensation Guiding Principles
The philosophy underlying our executive compensation program is to attract, retain and motivate highly qualified and talented executives and reward the achievement of specific annual, long-term and strategic goals that promote the profitable growth of the Company and enhance stockholder value. To this end, the following principles guide the structure of our program:
•Link to business priorities and performance. A significant portion of an executive’s total compensation should be “at risk,” subject to the attainment of certain specific and measurable performance goals and objectives. We select performance metrics that are most directly tied to the creation of enterprise value and that our management team can meaningfully influence. As performance goals are met or exceeded, executives are rewarded commensurately. Conversely, if goals are not met, actual earned compensation will be lower than target compensation.
•Alignment of executives with stockholders' interests. Our compensation program should encourage our executives to hold a meaningful amount of equity. In addition, we believe compensation to our executives should be based on a balance of short- and long-term financial performance factors. This approach also supports our retention strategy and promotes our achievement-oriented culture.
•Competitiveness of Pay Position. Target total direct compensation should be competitive with that being offered to individuals holding comparable positions at other public companies with which we compete for executive talent. In general, we position target total direct compensation for our NEOs, as well as each element of total target compensation, to be at or around the median target compensation for executives with similar positions at our peer group companies.
•Maintenance of Governance Standards. We believe that maintaining best-practice executive compensation governance standards is in the best interests of our stockholders and executives and critical to the ability to manage risk.
Elements of Compensation
Our compensation philosophy is supported by the following elements of compensation:

Pay Element	How It’s Paid	What It Does	How It Links to Performance
Base Salary	Cash (Fixed)	Provides a competitive, fixed rate of pay relative to similar positions in the market and enables the Company to attract and retain critical executive talent	Based on job scope, level of responsibilities, individual performance, experience, tenure and market levels
Short-Term Incentive Plan	Cash (At-Risk)	Focuses executives on achieving annual financial and strategic goals that enhance long-term stockholder value	Tied to achievement of targets relating to AOI, Free Cash Flow, Working Capital and Net Sales No formulaic payouts for performance below threshold Award capped at 300% of target value
Long-Term Incentive (LTI) Plan	PSUs	Provides incentives for executives to execute on longer-term goals that will increase stockholder returns
Tied to achievement of Relative TSR when compared to peer industrial companies
Vesting follows three-year period based on performance results
Number of shares is capped at 200% of target (100% of target if TSR is negative)

	RSUs	Supports leadership retention strategy	Annual vesting over a three-year period •Paid in CIRCOR shares at vesting

How We Further Foster Stock Ownership and Strengthen Alignment with Stockholders
In order to more closely align the interests of our executives with those of our stockholders, our NEOs are also eligible to participate in the MSPP, which is designed to encourage our NEOs to invest up to 100% of their own earned incentive compensation in equity of the Company.
The Compensation Committee approves the participants in the MSPP. Participants are entitled to purchase RSUs under the MSPP at a discount of 33% from the fair market value of the Company’s Common Stock on the annual grant date using all or a portion of their pre-tax, short-term incentive award. RSUs purchased under the MSPP vest in whole after a three-year period. Any NEO who resigns from the Company (other than due to retirement) prior to vesting may lose the benefits associated with the discounted purchase price of RSUs purchased under the MSPP, as well as any further appreciation in stock price and accrued dividends associated with such RSUs.

Total Pay Mix at Target
A significant portion of our NEOs' compensation is designed “at risk,” subject to the attainment of specific and measurable performance goals and objectives or subject to the valuation of the Company’s stock price. For example, as shown in the diagram below, 82% of the target total direct compensation of our CEO and 63% of the target total direct compensation of our other NEOs serving at year-end is allocated to a combination of PSUs, RSUs and target bonus; and therefore, based on achieving financial and operating metrics or based on the valuation of the Company's stock price.

CEO Pay Mix at Target
Salary
18%
Target Bonus
20%
PSUs
31%
RSUs
31%
82%
is subject
to Risk

Other NEOs Pay Mix at Target
RSUs
20%
Salary
37%
63%
is subject
to Risk
PSUs
20%
Target Bonus
23%

The above diagram reflects annualized target total direct compensation as of year-end 2021, which we define to include annualized base salaries, target short-term incentive amounts and the target LTI award amounts used to determine the number of target shares underlying PSU and RSU awards.
The Decision-Making Process
The Role of the Compensation Committee. The Compensation Committee oversees the executive compensation program for our NEOs. The Compensation Committee is comprised of independent, non-employee members of the Board. The Committee works very closely with its independent consultant and management to examine the effectiveness of the Company's executive compensation program throughout the year. Attracting and retaining a team of outstanding executives with complementary skills is one of the Company’s priorities.
When making decisions regarding the compensation of the NEOs, the Compensation Committee considers information from a variety of sources. The Compensation Committee also regularly assesses our incentive plan measures in light of current business context, relevance to stockholders and alignment with peer company practices. The Compensation Committee analyzes both individual elements, total compensation and pay mix for each of the NEOs. While actual compensation reflects the Company’s performance, the Company’s goal is for total target compensation, as well as each element of total target compensation, to be at or around the median target compensation for executives with similar positions at our peer group companies (described in further detail below). The Compensation Committee also incorporates flexibility into its compensation programs and into the assessment process to respond to changing business needs, and to take into consideration individual performance, including the relative complexity and strategic importance of specific roles.

In setting meaningful performance goals for our STI Plan, the Compensation Committee carefully considers a number of factors, including the general economic and industry climate, anticipated customer spending, projected revenue from current contracts and renewals and deals in the pipeline. Based on these factors, a range of performance scenarios is developed. Goals are then set at the threshold, target and maximum performance levels with the target goals aligning with the Company’s operating plan. CIRCOR strives for alignment between our STI Plan performance targets and our operating plan and the financial guidance we provide externally. In setting performance goals for our LTI Plan, the Compensation Committee considers the same factors as for the STI Plan but over a multi-year timeframe, its long-term objectives and the degree of difficulty in setting extended multi-year financial goals based on the economic and industry climates. We believe achievement of the meaningful performance targets and shareholder return goals that result from this rigorous goal-setting process will drive long-term value creation for our investors.
The Compensation Committee makes all final compensation and equity award decisions regarding our NEOs, except for the CEO, whose compensation is determined by the independent members of the full Board, based upon recommendations of the Compensation Committee.
The Role of Management. The CEO reviews his recommendations pertaining to other executives (non-NEO) pay with the Committee providing transparency and oversight. Decisions on non-NEO executive pay are made by the CEO. The CEO does not participate in the deliberations of the Committee regarding his own compensation.
The Role of the Independent Consultant. The Compensation Committee engages an independent compensation consultant to provide expertise on competitive pay practices, program design, and an objective assessment of any inherent risks of any programs. Pursuant to authority granted to it under its charter, the Committee changed its independent consultant in October 2021 from Pearl Meyer to Semler Brossy. Semler Brossy, as Pearl Meyer before it, reports directly to the Committee and does not provide any additional services to management. The Committee has conducted an independence assessment of its consultants in accordance with SEC rules.
The Role of Market References - Peer Group Companies. Our executive compensation program considers the compensation practices of companies with which the Company competes or could compete for executive talent. In its review of 2021 executive compensation, the Compensation Committee compared the Company’s overall compensation structure (mix of pay) and levels for the NEOs (total annual compensation, as well as each component of their total compensation) with the peer group companies.
Peer group companies generally have similar business models (e.g., multiple product lines, significant concentration of international sales, manufacturing operations) and are within comparable size ranges (e.g., market capitalization, revenue). For the purposes of setting 2021 compensation, and with the support of Pearl Meyer, the Compensation Committee considered the following list of peer group companies (the “Peer Group Companies”) which was unchanged from the prior year:

Peer Group Companies for Setting 2021 Compensation
Albany International Corp.	ESCO Technologies, Inc.	SPX FLOW, Inc.
Altra Industrial Motion Corp.	Forum Energy Technologies, Inc.(1)	Standex International Corporation
Barnes Group Inc.	Mueller Water Products, Inc.	Tennant Company
Chart Industries, Inc.(1)	NN, Inc.(1)	TriMas Corporation
Enerpac Tool Group Corp.(1)	Rexnord Corporation	Watts Water Technologies, Inc.
EnPro Industries, Inc.(1)	SPX Corporation
(1) This company is one of the five companies that the Compensation Committee subsequently removed from our peer group list in preparation for 2022 compensation planning. New companies added to the peer group for 2022 compensation planning are: Astrec Industries, Inc, Ducommun Incorporated, Helios Technologies, Inc., Kadant Inc. and Kaman Corporation.

The Committee also reviewed supplemental industry market survey data as part of its subjective determination of 2021 target compensation levels for our NEOs. When reviewing market survey data, to the extent available the Compensation Committee relies on size-appropriate industry survey data based on annual revenue.
2021 Executive Compensation in Detail
As set forth above, the principal elements of the Company’s executive compensation program consist of base salary, annual short-term incentives, the MSPP and long-term incentives. 2021 base salaries for our NEOs, in the aggregate, were slightly below the market median for our peer group, and target total cash (base salaries plus target short-term incentives) and target total direct compensation (target total cash plus target LTI) in the aggregate approximated the market median for our peer group, although in each case there were variations in market position by executive due to factors including tenure, experience in current role, individual performance, and consideration of past awards.
Base Salary
NEOs' base salaries are determined by evaluating factors such as the responsibilities and complexity of the position, the experience and performance of the individual, market data for similar roles, overall company performance and internal equity within the Company.
At the beginning of each fiscal year, the Compensation Committee generally reviews and adjusts the base salaries for each of the Company’s executives, with any adjustments to become effective on April 1st of that year. NEOs who were employed by the Company at that time received base salary increases ranging between 3.0% to 10.0%, to better align their pay with the market. Base salaries for each NEO are shown below:

NEO	2020 Year-End Base Salary	2021 Year-End Base Salary	% Change
Scott Buckhout	$790,000	$810,000	2.5%
Abhishek Khandelwal	$400,000	$440,000	10.0%
Tony Najjar	$385,000	$396,500	3.0%
Arjun Sharma	$360,000	$371,000	3.1%
Jessica Wenzell (1)	$340,000	$390,000	14.7%
Sumit Mehrotra (2)	$412,000	N/A

(1)	Ms. Wenzell received a 10.0% merit increase in April 2021 and a 4.3% increase in November 2021 in connection with her taking on the additional role of Chief People Officer.
(2)	Mr. Mehrotra received a 3.0% merit increase in April 2021 prior to his termination of employment on July 5, 2021.
The salaries for Messrs. Buckhout, Najjar, Sharma and Mehrotra were increased to maintain alignment of their compensation relative to, in the case of Messrs. Buckhout and Mehrotra, executives in comparable positions within our peer companies, and in the case of Messrs. Sharma and Najjar, market benchmarks determined based on general industry survey data. The salaries for Mr. Khandelwal and Ms. Wenzell were increased more significantly in order to more appropriately align salary level relative to median market practice for these roles.
Short-Term Incentive Plan
Target Award Opportunities. The STI Plan provides our NEOs the opportunity to earn a performance-based annual cash bonus. Actual bonus payouts depend on the achievement of pre-established performance objectives and can range from 0% to 300% of target award amounts, depending on the financial measure. Target annual award opportunities for the NEOs are approved by the Compensation Committee and are intended to be competitive in the market in which the Company competes for talent and reflect the level of responsibility of the role. They are, therefore, set at or around the median for comparable positions in the market. For 2021, target award amounts, which are stated as a percentage of base salary, were as follows:

NEO	Target Award Opportunity (as % of base salary)
Scott Buckhout	110%
Abhishek Khandelwal(1)	70%
Tony Najjar	60%
Arjun Sharma	60%
Jessica Wenzell	60%
Sumit Mehrotra(2)	60%

(1)	Mr. Khandelwal was not eligible to receive any payments under the 2021 STI Plan as a result of his termination of employment on December 31, 2021.
(2)	Mr. Mehrotra was eligible to participate in the 2021 STI Plan on a pro-rated basis pursuant to the terms of his separation agreement in connection with his termination of employment on July 5, 2021

Performance Measures, Weightings and Goals. Our STI Plan pays participants based on levels of performance against rigorous metrics established by the Compensation Committee. The performance measures vary depending upon the role and responsibility of the NEO.
For 2021, STI awards for Corporate NEOs were based on achievements, as calculated based on the following performance measures and weightings:

Performance Measures	Weightings
Aerospace & Defense Group(1)	30%
Industrial Group(1)	30%
CIRCOR AOI	30%
CIRCOR Free Cash Flow	10%

(1)	Reflects Group STI Plan results calculated pursuant to the table below but excluding the impact of CIRCOR AOI on such results
For purposes of calculating STI awards for Group NEOs, group-specific AOI, Adjusted Working Capital % of Sales, Net Sales and CIRCOR AOI are considered.

For 2021, STI awards for Group NEOs were based on the achievement of the following performance measures and weightings for each group (which impact all NEOs):

Performance Measures	Weightings
Group AOI	35%
CIRCOR AOI	30%
Group Adjusted Working Capital % of Sales	20%
Group Net Sales	15%
The table below summarizes the Threshold, Target, Stretch and Above Stretch performance levels and the calculated results for each performance measure in effect for our NEOs in 2021. For performance between Threshold, Target, Stretch and Above Stretch, bonus pool funding is determined by linear interpolation.

Measure(1)	Threshold	Target	Stretch	Above Stretch	Achievement Results(1)
A&D Group AOI	$44.8M	$64.0M	$83.1M	$102.3M	$55.3M
A&D Group AWC % of Sales	29.9%	23.0%	16.1%	9.2%	37.8%
A&D Group Net Sales	$225.6M	$282.0M	$338.4M	$394.8M	$250.1M
Industrial Group AOI	$28.8M	$41.2M	$53.5M	$65.9M	$23.2M
Industrial Group AWC % of Sales	30.4%	23.4%	16.3%	9.3%	19.0%
Industrial Group Net Sales	$331.9M	$414.8M	$497.8M	$580.8M	$415.0M
CIRCOR AOI	$66.7M	$83.4M	$100.1M	$116.8M	$51.4M
CIRCOR Free Cash Flow	$32.9M	$47.0M	$61.1M	$75.2M	($3.9M)

Plan Funding as % of Target Bonus (2)	50.0%	100.0%	200%	300.0%	See table below

(1)
Threshold, Target, Stretch and Above Stretch are calculated using a set foreign exchange rate. That same rate is used to calculate Achievement Results. The Compensation Committee believes that it is important to use a set exchange rate for metric and result calculations to reduce the impact on the level of achievement of metrics caused by fluctuations in exchange rates, which are beyond the control of our NEOs.

(2)	To achieve funding above Target level with respect to Group AWC% of Sales, Group AOI achievement must be at or above Threshold; to achieve funding above Target level with respect to Group Net Sales, Group AOI achievement must be at or above Target; to achieve funding above Target level with respect to CIRCOR Free Cash Flow, CIRCOR AOI achievement must be at or above Threshold.
The above performance measures include non-GAAP financial measures; for reconciliation to the most comparable GAAP measure, see [Exhibit A].

Based on the outlook at the time the goals were set and with input from Pearl Meyer, the Compensation Committee concluded that these performance goals struck an appropriate balance in providing both a reasonable probability of attainment and sufficient rigor and motivation of superior performance. The Compensation Committee considered the probability of achievement of different levels of performance as well as the uncertainty concerning the Company’s performance in 2021.

2021 Short-Term Incentive Plan Results
The calculated results of our 2021 STI Plan, as reflected in the table above, fell short of our targets, in part due to the slow pace of recovery from the waning impact of the COVID-19 pandemic on our business and also due to the impact of the [PE accounting corrections on our financial results]. Our NEOs shared in the STI payments based on the STI Plan funding results of their respective business Group as set forth in the table below:

NEO	STI Plan Group Alignment	STI Plan Funding Result	Target STI Plan Amount	Actual Award (as a % of Target)	Actual Award (in Dollars)
Scott Buckhout(1)	Corporate	31.2%	$891,000	—%	$—
Abhishek Khandelwal(2)	Corporate	31.2%	$308,000	—%	$—
Tony Najjar	Aerospace & Defense Group	37.9%	$237,900	37.9%	$90,057
Arjun Sharma	Corporate	31.2%	$222,600	31.2%	$69,505
Jessica Wenzell	Corporate	31.2%	$234,000	31.2%	$73,064
Sumit Mehrotra(1)(3)	Industrial Group	35.0%	$129,793	—%	$—

(1)	Based on the significant accounting irregularities discovered by the Company with respect to the Pipeline Engineering business unit as announced in the Form 8-K filed on March 14, 2022, which occurred over multiple years under the leadership of Messrs. Buckhout and Mehrotra, the impacts thereof on actual performance of the STI financial metrics, the inability to rely on the Company’s prior financial statements due to the misstatements, and the impending restatement of the Company’s financial results, the Committee determined it is in the best interest of the Company to exercise the Committee’s discretion to adjust the amounts earned by Mr. Buckhout and Mr. Mehrotra under the 2021 STI Plan to zero.
(2)	Mr. Khandelwal did not receive any payments under the 2021 STI Plan as a result of his termination of employment on December 31, 2021.
(3)	Mr. Mehrotra was eligible to participate in the 2021 STI Plan on a pro-rated basis pursuant to the terms of his separation agreement in connection with this termination of employment on July 5, 2021. The Company agreed to Mr. Mehrotra's eligibility for a 2021 bonus payout in exchange for his mutually agreed date of termination and the orderly transition of his responsibilities to other employees. Due to the Pipeline Engineering accounting irregularities, Mr. Mehrotra's 2021 STI payment was adjusted to zero.

Historical Alignment of Performance and STI Plan Results
The chart below depicts our track record of past payouts for Corporate NEOs, under our STI Plan, over the last five years:

*2020 Result: reflects adjustment approved by the Compensation Committee from the actual 28.3% of target achieved.
Management Stock Purchase Plan (“MSPP”)
In connection with our 2021 STI Plan payments, consistent with past practice, many of our NEOs made an advanced election to apply all or a portion of their 2021 STI Plan cash bonus payment towards the purchase of RSUs under the MSPP. The table below outlines the MSPP deferral election made by our NEOs prior to the beginning of 2021.

NEO	2021 Cash Bonus Deferral - Election
Scott Buckhout (1)	70%
Abhishek Khandelwal	—%
Tony Najjar	30%
Arjun Sharma	100%
Jessica Wenzell	—%
Sumit Mehrotra (1)	100%

(1)	Although Messrs. Buckhout and Mehrotra each elected to participate in the MSPP with respect to the 2021 STI payout, no MSPP awards were granted since they did not receive a 2021 STI payment.
Long-Term Incentive Awards
LTI awards are intended to provide executives with a continuing stake in the long-term success of the Company and to align their interests with those of stockholders. LTI awards are also used to attract, retain and motivate executives responsible for the Company’s long-term success.
The Compensation Committee evaluates the Long Term Incentive Plan (the “LTI Plan”) annually relative to its objectives as well as practices within the Peer Group Companies. For our 2021 LTI grants, we introduced a new performance measure for our PSUs of Relative TSR, which compares our performance against a peer group of companies within the S&P 600 SmallCap Industrial Index, as described in more detail below. In addition to eliminating the difficulty of setting multi-year financial targets during an uncertain business environment, the change to using Relative TSR award structure for our LTI program eliminates redundancy of financial metrics between our STI and LTI Plans, further aligns our NEO compensation with stockholder interests by rewarding for TSR performance above peers and also aligns the three-year cliff performance and vesting periods with peer market practice.

The 2021 LTI Plan included an equal mix of PSUs based on the Relative TSR measure and time-based RSUs. The Committee believes that using a mix of performance and time-based awards provides balance to the LTI Plan with substantial alignment to shareholder interests with the TSR measure and mitigates retention risk for our NEOs in periods when performance may lag our peers. Vesting of LTI awards is subject to continued employment with the Company on the date of vesting, creating a retention incentive for our NEOs.

Target LTI awards for each of our NEOs in 2021 was expressed in dollar amounts and varied based on consideration of factors such as role, level of responsibility, performance and past award history:

NEO	PSUs(1)	RSUs(1)	Total Value
Scott Buckhout(2)	$1,425,000	$1,425,000	$2,850,000
Abhishek Khandelwal(2)	$225,000	$225,000	$450,000
Tony Najjar(3)	$200,000	$200,000	$400,000
Arjun Sharma	$200,000	$200,000	$400,000
Jessica Wenzell(4)	$125,000	$125,000	$250,000
Sumit Mehrotra(2)	$200,000	$200,000	$400,000

(1)
The number of share units underlying the PSUs and RSUs was determined based on the average per share price of the Company’s common stock for the 20 consecutive trading days ending on March 16, 2021, rounding up for any fractional shares. The corresponding grant date fair value of these awards as reported in the Summary Compensation Table and Grants of Plan Based Awards Table differs from the values listed above since we generally account for these types of awards using the closing price of the Company’s common stock on the trading day preceding the grant date and, with regard to PSUs, the grant date fair value is determined based on a Monte Carlo simulation that takes into account the probability of all possible stock price outcomes and Relative TSR performance between the start of the performance period (February 26, 2021) and the grant date (March 17, 2021).

(2)	Awards for Messrs. Buckhout, Khandelwal and Mehrotra were subsequently forfeited in connection with their termination of employment, with the exception of the first vesting tranche (one-third) of Mr. Buckhout's RSU award which vested pursuant to his termination agreement.
(3)	Mr. Najjar's target award was increased to $500,000, to be effective with the 2022 award cycle, in connection with his appointment as Chief Operating Officer and Interim President and Chief Executive Officer effective January 19, 2022. He was appointed President and Chief Executive Officer on August 10, 2022, with no change to his LTI award.
(4)	Ms. Wenzell's target award was increased to $350,000, to be effective with the 2022 award cycle, in connection with her appointment as Chief People Officer effective November 15, 2021.
2021 Long-Term Incentive Plan
In conjunction with its annual review of the compensation program design, the Compensation Committee determined that a change to the structure of future PSU awards from using internal financial measures to using Relative TSR would (1) eliminate the difficulty of setting multi-year financial targets during an uncertain business environment, (2) eliminate redundancy of financial metrics between our STI and LTI plans, (3) further align our NEO compensation with stockholder interests by rewarding for TSR performance above peers and (4) align the three-year cliff performance and vesting periods with peer market practice. Effective with the 2021 LTI awards, the performance metric for the PSU portion of NEO awards is based on Relative TSR, which will measures the Company’s return to stockholders in the form of stock price appreciation and assuming reinvestment of any dividends over a three-year period relative to that of other peer industrial companies (the "TSR Peer Group"). The TSR Peer Group is comprised of a custom group of companies listed on the S&P 600 SmallCap Industrial Index, which includes other mid-sized industrial companies that are comparable to the current profile of the Company.

For purposes of above, "S&P 600 SmallCap Industrial Index" means each company that was in the S&P 600 SmallCap Industrial Index as of February 26, 2021 and continues to be a member of such index through February 29, 2024 (and including any companies that become bankrupt or insolvent prior to such date) but excluding the following companies that the Compensation Committee determined were inappropriate comparisons: Exponent, Inc., Forrester Research, Inc., Heidrick and Struggles International, Inc, Interface, Inc., Kelly Services, Inc., Korn Ferry, Matthews International Corporation, Pitney Bowes, Inc., Resources Connection Inc., True Blue Inc., Unifirst Corporation, US Ecology Inc., and Viad Corp. The companies excluded from the TSR Peer Group were removed due to the higher concentration of services in their business mix relative to the Company.

Final award value is determined after completion of the three-year performance period based on the following schedule, subject in each case to (1) a vesting limit of no more than the number of target shares awarded if absolute TSR over the three year performance period is negative (the "Negative Return Cap") and (2) a limit on the value of shares than can vest, determined as of the last day of the performance period, equal to a maximum of six hundred percent (600%) of the product of (i) the number of target shares awarded, times (ii) the fair market value of a share of Common Stock on the grant date (the “600% Cap”). If the 600% Cap is exceeded, the number of PSUs that would otherwise become earned PSUs will be reduced to the extent necessary to avoid the 600% Cap being exceeded.

Company TSR Relative to the TSRs of the S&P 600 SmallCap Industrial Companies for the Performance Period	Earned Vesting Percentage (% of target shares awarded that will vest)(1)
Below 25th Percentile	0%
25th Percentile	50%
50th Percentile	100%
75th Percentile or Higher	200% (Maximum)
(1) Subject to the Negative Return Cap and/or the 600% Cap, as applicable, as defined in the preceding paragraph.
As of December 31, 2021, the Company's Relative TSR from the beginning of the performance period of February 26, 2021 was below 25th percentile.
Prior Year PSU Results
LTI awards made to our NEOs in 2020 and 2019 were also delivered in a 50/50 mix of RSUs and PSUs. The actual realizable value of these PSUs is determined based on cumulative performance over three years. For each performance year in the three-year performance period, cumulative goals were set for adjusted cash flow and adjusted operating margin and performance is assessed at the end of each year to determine the number of shares to vest.
The PSUs will vest only if the pre-established cumulative goals are met. PSUs that do not vest in years one or two of the performance period due to performance results may vest in a subsequent year up to 100% if the cumulative performance in years two and/or three, as applicable, is 100% of target or above. Performance at threshold achievement level results in .01% of target shares vesting; performance at target achievement level results in 100% of target shares vesting; and performance at maximum achievement level or better results in a maximum of 200% of target shares vesting.
For the second vesting tranche of the PSUs granted in 2020 (reflecting cumulative results for 2020 and 2021), the Company’s performance fell below the threshold for Adjusted MCF and Average AOM resulting in zero shares vesting, as detailed below:

Performance Measures (50/50 weighting)	Performance Range			Actual Performance	% Payout	Shares Earned and Vested
	Threshold	Target	Maximum
Fiscal Years 2020-2021 Adjusted MCF	$83.2M	$104.0M	$124.8M	$23.7M	—%	0
Fiscal Years 2020-2021 AOM	10.8%	13.5%	16.1%	7.2%	—%	0
With regard to the third and last vesting tranche of the 2019 PSUs granted in 2019 (reflecting cumulative results for 2019, 2020 and 2021), the Company underachieved its cumulative targets for Free Cash Flow and Average AOM. As a result of the impact of the Pipeline Engineering matters on the Company's financial performance over the three-year performance period of this award, the Compensation Committee exercised the Committee’s discretion to adjust the amounts earned under the last tranche of the 2019 PSU award to zero, as described in more detail in note (2) to the table below:

Performance Measures (50/50 weighting)	Performance Range			Actual Performance	% Payout (2)	Shares Earned and Vested (2)
	Threshold	Target	Maximum
Fiscal Years 2019-2021 Adjusted FCF(1)	$12.9M	$185.4M	$154.1M	($33.6M)	—%	0
Fiscal Years 2019-2021 AOM	6.72%	9.60%	12.48%	6.88%	—%	0
(1) "Adjusted Free Cash Flow" for this award is is calculated by adding the Company’s cash provided by operating activities less capital expenditures for that year.
(2) Based on the significant accounting irregularities discovered by the Company with respect to the Pipeline Engineering business unit as announced via Form 8-K filed on March 14, 2022, the impacts thereof on actual performance of the PSU financial metrics, the inability to rely on the Company’s prior financial statements due to the misstatements, and the impending restatement of the Company’s financial results, the Committee determined it is in the best interest of the Company to exercise the Committee’s discretion to adjust the amounts earned under the last tranche of the 2019 PSU award to zero.

Retention Incentive Compensation
In connection with the Mr. Khandelwal's termination of employment in December 2021 and our search for a new chief financial officer, the Compensation Committee approved retention awards for two of our NEOs that are integral to our financial reporting, disclosure and corporate governance processes. These awards were made to retain experienced executives to provide continuity of leadership for these important functions through the end of 2022. See also 2022 Compensation Actions Update below for discussion on additional retention issued in 2022.
•Mr. Sharma, in connection with his appointment to Interim Chief Financial Officer effective January 1, 2022, will receive (1) an additional $4,500 per bi-weekly pay period during the term of his interim role, (2) payment on his behalf up to $65,000 towards an executive management education program, (3) a retention bonus installment in the amount of $95,000 following June 30, 2022, and (4) a second retention bonus installment in the amount of $45,000 following December 31, 2022. The stipend was eliminated following Mr. Sharma's appointment to Chief Financial Officer on August 10, 2022.
•Ms. Wenzell, in connection with her General Counsel role, received a retention bonus installment in the amount of $100,000 following the filing of our 2021 Annual Report on Form 10-K for the fiscal year ended December 31, 2021, and will receive a second retention bonus installment in the amount of $50,000 following December 31, 2022.

Payment of each bonus installment is subject to (1) continued employment, (2) absence of a notice from the executive or from the Company of intent to terminate employment and (3) satisfactory performance through the applicable scheduled installment payment dates and, additionally, payment of the first bonus installment is subject to repayment to the Company in the event of termination of employment for cause prior to December 31, 2022. Mr. Sharma's retention installments, to the extent not already paid, are subject to full payment in the event the Company terminates his employment without cause. Ms. Wenzell's retention installments, to the extent not already paid, are subject to payment on a pro-rata basis in the event the Company provides notice of its intent to terminate her employment without cause. Effective with amendments made in August of 2022 for both Mr. Sharma and Ms. Wenzell, any unpaid retention installments will become payable upon a qualifying termination as defined in CIRCOR’s NEO Change in Control Agreements.

Long-Term Incentive Granting Practices
Most LTI awards are granted at the time of the annual grant in the first quarter of the year, although awards may be granted as part of the hiring process or in connection with a change in responsibility. LTI awards granted during the year have a grant date no earlier than the date of approval. Grants for our executive officers are typically reviewed and approved at a regularly scheduled Compensation Committee meeting or by written consent in advance of the individual’s employment commencement or promotion date. For these awards, the grant date is the date of the meeting if the individual receiving the grant has already commenced employment. If the individual has not yet commenced employment, the date of grant is the business day following the individual’s first day of employment.
For our 2021 annual LTI awards, the number of share units underlying each award was determined by dividing the award value by the average per share price of the Company’s common stock for the 20 consecutive trading days ending on March 16, 2021, rounding up for any fractional shares. This method was introduced in the first quarter of 2020, in lieu of using the closing price on the grant date, during a highly volatile period in the trading price of our stock. Using this approach ensures that the number of share units awarded is not inflated due the closing price on the grant date.
Other Executive Compensation Practices & Policies
Stock Ownership Guidelines
To further align the interests of the executive officers of the Company with the interests of the stockholders, the Company has adopted Stock Ownership Guidelines for executive officers. These guidelines establish an expectation that, within a five-year period, each NEO shall achieve and maintain an equity interest in the Company at least equal to a specified multiple of such individual’s annual base salary. The applicable multiples are as follows:

Position	Target
Chief Executive Officer	5x annual base salary
Chief Financial Officer	3x annual base salary
Other NEOs	2x annual base salary
In calculating an individual’s equity interest, credit is given for (i) the value of actual shares of Common Stock owned beneficially, (ii) the before-tax value of all vested stock options and (iii) the before-tax value of all outstanding RSU awards (including those which the individual has received in lieu of bonus compensation). The calculation of an individual’s equity interest, however, does not include the value of any outstanding equity awards subject to risk of forfeiture by virtue of performance.
An annual review is conducted by our Nominating and Corporate Governance Committee to assess compliance with the guidelines. As of December 31, 2021, each of our NEOs met their applicable ownership guidelines, or, for NEOs who have been with the Company for less than five years, were on track to achieve their ownership guidelines by the applicable target compliance date. No adjustments to stock ownership guidelines were made due to the COVID-19 pandemic.
Clawback Policy
Under our clawback policy, in the event of a restatement of the Company’s financial results, the Board may recover or require reimbursement of incentive compensation received by a NEO during the three completed fiscal years immediately preceding the date on which we are required to prepare a restatement. In addition, if the Board determines that a NEO engaged in misconduct, then the Board shall take such action as it deems to be in the Company’s best interest and necessary to remedy the misconduct or acts/omissions of the NEO and prevent their recurrence, including recovery or required reimbursement of incentive compensation. Misconduct for this purpose includes, but is not limited to, fraudulent, criminal or other willful misconduct, any action or inaction that causes harm, willful and material breach of Company policies, breach of confidentiality obligations or withholding of material information from or misstatement to the Board. Any recoupment under this policy may be in addition to, and shall not otherwise limit, any other remedies that may be available to the Company under applicable law, including disciplinary actions up to and including termination of employment.
Insider Trading, Anti-Hedging & Anti-Pledging Policies
We maintain an insider trading policy that prohibits hedging the economic risk of ownership of our stock by all directors, executive officers and certain designated employees. No person who is considered an “insider” of the Company, which includes each of our NEOs and directors, may directly or indirectly sell any securities of the Company that are not owned by the person at the time of the sale (short sale). Such persons also may not purchase or sell puts, calls, options or other derivative instruments in respect of our securities at any time without the approval of the Company’s Clearance Officer. We also do not allow officers or directors to pledge Company stock.
Risk Assessment and Mitigation of Compensation Policies and Practices
The Compensation Committee has reviewed our incentive compensation programs, discussed the concept of risk as it relates to our compensation program, considered various mitigating factors and reviewed these items with its independent consultant, Pearl Meyer. In addition, our Compensation Committee asked Pearl Meyer to conduct an independent risk assessment of our executive compensation program. Based on these reviews and discussions, the Compensation Committee does not believe our compensation program creates risks that are reasonably likely to have a material adverse effect on our business.
Other Benefits
The Company maintains a defined contribution 401(k) plan in which substantially all of our U.S. employees, including our NEOs, are eligible to participate. We also maintain a nonqualified deferred compensation plan to provide benefits, at the Company’s discretion, that would otherwise be provided under the qualified 401(k) plan to certain participants but for the imposition of certain maximum statutory limits imposed on qualified plan benefits (for example, annual limits on eligible pay and contributions).
We also provide our NEOs with a limited number of perquisites as part of their compensation arrangements, which we consider to be reasonable and consistent with competitive practice. These perquisites include annual car allowances and financial counseling/tax preparation services, which, in total, comprise a de minimis part of the NEO’s target total direct compensation.
Severance and Change in Control Agreements
In order to attract and retain key executives, the Company has entered into severance and change of control agreements with our NEOs, including special severance agreements entered into with Messrs. Buckhout and Mehrotra in connection with their termination of employment, as discussed in “Severance and Other Benefits upon Termination of Employment or Change of Control.”

The agreements are intended to support management continuity and align with market practice. The change of control agreements are intended to maintain focus on stockholder value creation in the event of an actual or threatened change of control. Pursuant to Company policy, the Company does not provide tax gross-ups in connection with any compensatory arrangements. As a result, we do not have any change of control agreements that provide for tax gross-ups. More detail is provided below in “Severance and Other Benefits upon Termination of Employment or Change of Control.”
2022 Compensation Actions Update
As the Company remained in a period of significant volatility in 2022, including the departure of Mr. Buckhout on January 19, 2022, the announcement that our Board initiated a review of potential strategic alternatives in response to multiple inquiries from third parties about a possible transaction, and the restatement of the Company's financial statements, the Compensation Committee and/or the Board took the following actions:

•For Mr. Najjar, in connection with his appointment to Chief Operating Officer and Interim President and Chief Executive Officer effective January 19, 2022, the Board approved (1) an increase in base salary from $396,500 to $425,000, (2) an increase in STI target for 2022 from 60% to 65% of base salary, (3) a 2022 LTI grant in the amount of $500,000, and (4) for his interim role, additional compensation of $20,000 per month during the term of his interim role and a $250,000 RSU grant schedule to vest one year following grant (with vesting accelerated if Mr. Najjar’s employment with the Company is terminated for a reason other than for cause) to be granted upon the earlier of the conclusion of his interim role or immediately prior to a change of control event. In connection with Mr. Najjar’s appointment as President and Chief Executive Officer on August 10, 2022, (1) his annual base salary was increased to $665,000, (2) the stipend was eliminated, (3) his STI target for 2022 was increased from 65% to 75% of his salary and (4) the RSU grant described above was made.
•In connection with his appointment as Chief Financial Officer on August 10, 2022, (1) Mr. Sharma’s base salary was increased to $499,000, (2) the stipend was eliminated, and (3) his STI target for 2022 was increased from 60% to 65%.
•On July 20, 2022, the Compensation Committee approved a retention award for Mr. Najjar in the amount of $40,000, scheduled to vest in two equal installments on August 31, 2022 and November 30, 2022.
•For Mr. Sharma, on July 20, 2022 the Compensation Committee approved an additional retention award of $74,000, scheduled to vest in two equal installments on August 31, 2022 and November 30, 2022.
•For Ms. Wenzell, on July 20, 2022 the Compensation Committee approved an additional retention award of $78,000, scheduled to vest in two equal installments on August 31, 2022 and November 30, 2022.

Additionally, in connection with the filing delay of the Company's Annual Report on Form 10-K for the fiscal year ending December 31, 2021 and the corresponding delay in the grant of our 2022 LTI awards, the Compensation Committee conditionally approved the cash settlement of these LTI awards in the event that a change in control transaction is consummated prior to the grant date. This action was taken to provide our executives with a measure of certainty regarding their compensation during a period of significant uncertainty about the future ownership and leadership structure of the Company. Pending LTI awards were made on August 15, 2022.

SUMMARY OF CASH AND CERTAIN OTHER COMPENSATION AND
OTHER PAYMENTS TO THE NAMED EXECUTIVE OFFICERS
The following sections provide a summary of cash and certain other amounts earned by the NEOs in Fiscal Year 2021 (and the preceding two fiscal years). Except where noted, the information in the Summary Compensation Table generally pertains to compensation to the NEOs for Fiscal Year 2021. We encourage you to read the following tables closely. The narratives preceding the tables and the footnotes accompanying each table are important parts of each table. Also, we encourage you to read this section in conjunction with the Compensation Discussion and Analysis above.

2021 Summary Compensation Table

Name and Principal Position	Year	Salary	Bonus	Stock Awards (1)	Option Awards(2)	Non-Equity Incentive Plan Compensation(3)	All Other Compensation(4)	Total
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)
Scott Buckhout President and Chief Executive Officer (5)	2021	$805,385	$—	$3,410,115	$—	$—	$14,001	$4,229,501
	2020	$754,017	$405,586	$2,193,689	$—	$246,164	$3,582	$3,603,038
	2019	$761,077	$—	$1,259,320	$1,375,000	$—	$13,449	$3,408,846
Abhishek Khandelwal Chief Financial Officer (6)	2021	$430,769	$—	$502,973	$—	$—	$26,001	$959,743
	2020	$273,077	$234,470	$428,641	$—	$51,268	$11,032	$998,488
Tony Najjar President, Aerospace and Defense Group	2021	$393,846	$—	$477,828	$—	$90,057	$14,031	$975,762
	2020	$345,962	$79,356	$368,095	$—	$128,544	$2,835	$924,792
Arjun Sharma Senior Vice President, Business Development	2021	$368,462	$—	$526,926	$—	$69,505	$22,401	$987,294
	2020	$315,712	$100,813	$395,605	$—	$61,187	$14,342	$887,659
	2019	$301,412	$—	$187,500	$62,500	$—	$25,762	$577,174
Jessica Wenzell Senior Vice President, General Counsel & Chief People Officer	2021	$368,000	$—	$279,469	$—	$73,064	$13,890	$734,423
Sumit Mehrotra Former President, Industrial Group (7)	2021	$219,162	$—	$480,616	$—	$—	$48,671	$748,449
	2020	$407,077	$110,127	$304,632	$—	$25,833	$213,927	$1,061,596
	2019	$383,846	$—	$240,000	$80,000	$—	$371,533	$1,075,379

(1)
Reflects the grant date fair value of PSUs and time-based restricted stock units (“Time RSUs”), including MSPP RSUs attributable to the 33% discount on restricted stock units purchased under our Management Stock Purchase Plan (MSPP) in 2021 in connection with our 2020 STI Plan. For more details about these grants, please refer to the section below entitled “2021 Grants of Plan-Based Awards.” A discussion of the assumptions used in calculating the amounts in this column may be found in Note 14 (“Share-Based Compensation”) to our audited consolidated financial statements for the year ended December 31, 2021 included in our Annual Report on Form 10-K filed with the SEC on July 26, 2022.

(2)	Reflects the aggregate grant date fair value of stock options awards. For a discussion of the assumptions related to the calculation of the amounts in this column, refer to Note 14 (“Share-Based Compensation”) to our audited consolidated financial statements for the year ended December 31, 2021 included in our Annual Report on Form 10-K filed with the SEC on July 26, 2022.
(3)	Reflects the amounts earned under our STI Plan by each NEO, whether received in cash or RSUs. Some of our NEOs elected to use all or a portion of their short-term incentive to purchase RSUs under our MSPP in 2021 and 2020. There were no annual bonus payments made to NEOs for 2019. The number of RSUs purchased by each NEO is as follows:

NEO	Year	Percentage of Bonus Used to Purchase RSUs	Amount of Bonus Excluding Sign-On Bonus	Amount of Non-Equity Incentive Plan Compensation	Amount of Bonus Plus Non-Equity Incentive Plan Compensation	Amount of Bonus Used to Purchase RSUs	Number of Purchased RSUs
Scott Buckhout	2021	70%	—	—	$0	—	—
	2020	70%	$405,586	$246,164	$651,750	$456,225	17,100
	2019	65%	—	—	$0	—	—
Abhishek Khandelwal	2021	—%	$—	$—	$—	$—	—
	2020	—%	$84,470	$51,268	$135,738	—	—
Tony Najjar	2021	30%	—	$90,057	$90,057	27,017	2,040
	2020	30%	79,356	128,544	$207,900	62,370	2,337
Arjun Sharma	2021	100%	$—	$69,505	$69,505	$69,505	5,249
	2020	100%	$100,813	$61,187	$162,000	$162,000	6,072
	2019	100%	$—	$—	$—	$—	—
Jessica Wenzell	2021	—%	—	$73,064	$73,064	—	—
Sumit Mehrotra	2021	100%	$—	$—	$—	—	—
	2020	50%	$110,127	$25,833	$135,960	$67,980	2,548
	2019	100%	$—	$—	$—	$—	—

Under our MSPP, the purchase price for RSUs is 67% of the closing price of our Common Stock on the date of grant. The grant date fair value of the 33% discount is referred to as MSPP RSUs, and the MSPP RSUs have been included under the Stock Awards column as additional compensation to NEOs. The total number of RSUs purchased in connection with the 2021 STI Plan was determined by dividing the dollar amount of the bonus indicated in the above table by $13.24, which was 67% of the closing price of our Common Stock on August 15, 2022. For the 2020 STI Plan, the total number of RSUs purchased was determined by dividing the dollar amount of the bonus indicated in the above table by $26.68, which is 67% of the closing price of our Common Stock on March 16, 2021. The actual number of RSUs purchased under the MSPP may be reduced to pay for tax withholding. Although Messrs. Buckhout and Mehrotra each elected to participate in the MSPP with respect to the 2021 STI payout, no MSPP awards were granted since they did not receive a 2021 STI payment.
(4)	See “2021 All Other Compensation Table” for specific items in this category.
(5)
Mr. Buckhout terminated employment with CIRCOR on January 19, 2022. The equity awards granted to Mr. Buckhout in 2021 and disclosed in the Summary Compensation Table were forfeited except for 12,787 RSUs that vested pursuant to his separation agreement.

(6)	Mr. Khandelwal terminated employment with CIRCOR on December 31, 2021. The equity awards granted to Mr. Khandelwal in 2021 and disclosed in the Summary Compensation Table were forfeited.
(7)	Mr. Mehrotra terminated employment with CIRCOR on July 5, 2021. The equity awards granted to Mr. Mehrotra in 2021 and disclosed in the Summary Compensation Table were forfeited.

2021 All Other Compensation Table

Name	Perquisites and Other Personal Benefits (1)	Tax Preparation and Financial Planning	Life Insurance Premiums (2)	Payments Relating to Employee Savings Plan (3)	Other (4)	Total
Scott Buckhout	$1,201	$—	$1,200	$11,600	$—	$14,001
Abhishek Khandelwal	$13,201	$—	$1,200	$11,600	$—	$26,001
Tony Najjar	$1,201	$—	$1,200	$11,600	$30	$14,031
Arjun Sharma	$9,601	$—	$1,200	$11,600	$—	$22,401
Jessica Wenzell	$1,186	$—	$1,104	$11,600	$—	$13,890
Sumit Mehrotra	$5,128	$5,887	$626	$7,175	$48,671	$67,487

(1)
The amounts shown in this column reflect each NEO’s annual car allowance and the cost of group accident and disability insurance that provides for higher coverage levels than generally available to other employees.

(2)	The amounts shown in this column reflect group term life insurance premiums paid on behalf of each NEO.
(3)	The amounts shown in this column reflect Company matching contributions to each NEO’s 401(k) savings account of up to 4.0% of eligible compensation subject to the limits imposed by IRS regulations.
(4)	For Mr. Mehrotra, the amount shown in this column reflects payment for accrued vacation.

2021 Grants of Plan-Based Awards
The following table summarizes the grant of plan-based awards made to our NEOs in 2021.

Name	Type of Award (1)	Grant Date	Approval Date	Estimated Future Payouts Under Non-Equity Incentive Plan Awards (2)			Estimated Future Payouts Under Equity Incentive Plan Awards (3)			All Other Stock Awards: Number of Shares of Stock or Units (#)	Grant Date Fair Value of Stock and Option Awards ($) (4) (5)
				Thresh-hold ($)	Target ($)	Maxi-mum ($)	Thresh-hold (#)	Target (#)	Maxi-mum (#)
(a)		(b)		(c)	(d)	(e)	(f)	(g)	(h)	(i)	(l)
Scott Buckhout	STI			445,500	891,000	2,673,000	—	—	—	—	—
	PSU	3/17/2021	3/3/2021	—	—	—	19,180	38,359	76,718	—	1,657,876
	Time RSU	3/17/2021	3/3/2021	—	—	—	—	—	—	38,361	1,527,535
	MSPP RSU	3/17/2021	3/1/2021	—	—	—	—	—	—	5,643	224,704.26
Abhishek Khandelwal	STI			154,000	308,000	924,000	—	—	—	—	—
	PSU	3/17/2021	3/3/2021	—	—	—	3,029	6,057	12,114		261,784
	Time RSU	3/17/2021	3/3/2021	—	—	—	—	—	—	6,057	241,190
Tony Najjar	STI			118,950	237,900	713,700	—	—	—	—	—
	PSU	3/17/2021	3/3/2021	—	—	—	2,692	5,384	10,768	—	232,696
	Time RSU	3/17/2021	3/3/2021	—	—	—	—	—	—	5,385	214,431
	MSPP RSU	3/17/2021	3/1/2021	—	—	—	—	—	—	771	30,701
Arjun Sharma	STI			111,300	222,600	667,800	—	—	—	—	—
	PSU	3/17/2021	3/3/2021	—	—	—	2,692	5,384	10,768	—	232,696
	Time RSU	3/17/2021	3/3/2021	—	—	—	—	—	—	5,385	214,431
	MSPP RSU	3/17/2021	3/1/2021	—	—	—	—	—	—	2,004	79,799
Jessica Wenzell	STI			117,000	234,000	702,000	—	—	—	—	—
	PSU	3/17/2021	3/3/2021	—	—	—	1,683	3,365	6,730	—	145,435
	Time RSU	3/17/2021	3/3/2021	—	—	—	—	—	—	3,366	134,034
Sumit Mehrotra	STI			127,350	254,700	764,100	—	—	—	—	—
	PSU	3/17/2021	3/3/2021	—	—	—	2,692	5,384	10,768	—	232,696
	Time RSU	3/17/2021	3/3/2021	—	—	—	—	—	—	5,385	214,431
	MSPP RSU	3/17/2021	3/1/2021	—	—	—	—	—	—	841	33,489

(1)	Type of Award:
"STI" refers to cash awards that are subject to performance conditions under the STI Plan
"PSU" refers to RSU awards that are subject to performance conditions
"Time RSU" refers to RSU awards that are subject to time-based vesting only

"MSPP RSU" refers to the portion of Time RSU awards granted under our Management Stock Purchase Plan (MSPP) that are attributable to the 33% discounted purchase price. Each of our NEOs, other than Mr. Khandelwal and Ms. Wenzell, elected to use a portion of his or her short-term incentive bonus awarded under our 2020 STI Plan to purchase Time RSUs at a price equal to 67% of the closing price of our Common Stock on the business day prior to the date of grant. See footnote (3) to the “Summary Compensation Table” for a description of the actual amount of annual bonus earned by each of the NEOs, the corresponding amount of each NEO’s bonus that was used to purchase RSUs and the total number of RSUs purchased.

The Time RSU, PSU, and MSPP RSU awards were granted under our LTI Plan. See Summary Compensation Table and the footnotes thereto for additional information on these types of awards.
(2)
The amounts in these columns indicate the threshold, target and maximum performance bonus amounts payable under our STI Plan prior to deducting any amounts the NEO elected to use to purchase RSUs under the MSPP. The potential bonus amounts payable under the STI Plan are based on the achievement of specific financial performance metrics. The NEOs would receive a bonus payout equal to 50% of their target bonus at the threshold level of performance and 300% of their target bonus at the maximum level of performance. If none of the threshold performance metrics are met, no bonus would be payable to the NEOs under the STI Plan unless otherwise determined by the Compensation Committee.

(3)
The amounts in these columns indicate the threshold, target and maximum number of shares that the NEO could receive if an award payout is achieved under the PSUs. These potential share amounts are based on achievement of relative total shareholder return goals compared to a specified index of small-sized industrial companies during the performance period beginning on February 26, 2021 and ending on February 29, 2024. The NEO would receive 50% of the target number of shares at the threshold level of performance and 200% of the target number of shares at the maximum level of performance. If the threshold performance target is not met, then our NEOs will not receive any shares.

(4)
The amounts in this column reflect the aggregate grant date fair values of the PSUs reflected in column (g) and Time RSUs and MSPP RSUs reflected in column (i), each calculated in accordance with accounting guidance.

(5)	Included in this column is the grant date fair value of the target number of PSUs granted to each NEO, which we consider to be the probable outcome of the performance conditions as of the grant date. The following table shows for each NEO the grant date fair value of the target number of PSUs granted to each such officer that is included in the Summary Compensation Table and the grant date fair value of the maximum number of PSUs.

NEO	Target Number of PSUs	Grant Date Fair Value of Target Number of PSUs	Maximum Number of PSUs	Grant Date Fair Value of Maximum Number of PSUs
Scott Buckhout	38,359	$1,657,876	$76,718	$3,315,752
Abhishek Khandelwal	6,057	$261,784	$12,114	$523,567
Tony Najjar	5,384	$232,696	$10,768	$465,393
Arjun Sharma	5,384	$232,696	$10,768	$465,393
Jessica Wenzell	3,365	$145,435	$6,730	$290,871
Sumit Mehrotra	5,384	$232,696	$10,768	$465,393

The target number of PSUs awarded in 2021 is earned if our relative total shareholder return goals are achieved during the performance period beginning on February 26, 2021 and ending on February 29, 2024. The maximum number of PSUs that can be earned is two times the target number of PSUs. See “Long Term Equity Incentives” in “Compensation Discussion and Analysis” for more details.

Outstanding Equity Awards at 2021 Fiscal Year-End

		Option Awards					Stock Awards
Name	Type of Award (1)	Number of Securities Underlying Unexercised Options Exercisable (#)(2)	Number of Securities Underlying Unexercised Options Unexercisable (#) (2)	Equity Incentive Plan Awards: Number of Securities Underlying unexercised unearned options (#)	Option Exercise Price ($)	Option Expiration Date	Award Grant Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($) (3)	Equity Incentive Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($) (3)
(a)		(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)	(j)	(k)
Scott Buckhout	Perf Option	150,000 (4)	—	—	$41.17	4/09/2023	4/09/2013	—	—	—	—
	Option	39,141	—	—	$51.84	2/23/2022	2/23/2015	—	—	—	—
	Option	79,977	—	—	$38.89	2/23/2023	2/23/2016	—	—	—	—
	Option	55,788	—	—	$60.99	2/27/2024	2/27/2017	—	—	—	—
	Option	98,775	—	—	$42.62	3/05/2025	3/05/2018	—	—	—	—
	Option	38,711	77,422	—	$33.63	3/04/2026	3/04/2019	—	—	—	—
	MSPP RSU	—	—	—	—	—	3/04/2019	19,486	$529,629 (5)	—	—
	PSU	—	—	—	—	—	3/27/2020	—	—	68,445	$1,860,335 (6)
	Time RSU	—	—	—	—	—	3/27/2020	45,630	$1,240,223 (7)	—	—
	MSPP RSU	—	—	—	—	—	3/17/2021	17,100	$464,778 (5)	—	—
	PSU	—	—	—	—	—	3/17/2021	—	—	38,359	$1,042,598 (8)
	Time RSU	—	—	—	—	—	3/17/2021	38,361	$1,042,652 (7)	—	—
Abhishek Khandelwal (9)	—	—	—	—	—	—	—	—	—	—	—
Tony Najjar	Option	2,730	—	—	$38.89	2/23/2023	2/23/2016	—	—	—	—
	Option	1,449	—	—	$60.99	2/27/2024	2/27/2017	—	—	—	—
	Option	1,704	—	—	$42.62	3/05/2025	3/05/2018	—	—	—	—
	Option	2,816	1,408	—	$33.63	3/04/2026	3/04/2019	—	—	—	—
	MSPP RSU	—	—	—	—	—	3/04/2019	5,183	$140,874 (5)	—	—
	Time RSU	—	—	—	—	—	3/04/2019	496	$13,481 (7)	—	—
	PSU	—	—	—	—	—	3/27/2020	—	—	8,406	$228,475 (6)
	Time RSU	—	—	—	—	—	3/27/2020	5,604	$152,317 (7)	—	—
	MSPP RSU	—	—	—	—	—	3/17/2021	2,337	$63,520 (5)	—	—
	PSU	—	—	—	—	—	3/17/2021	—	—	5,384	$146,337 (8)
	Time RSU	—	—	—	—	—	3/17/2021	5,385	$146,364 (7)	—	—
Arjun Sharma	Option	2,799	—	—	$32.76	3/05/2022	3/05/2012	—	—	—	—
	Option	3,663	—	—	$51.84	2/23/2022	2/23/2015	—	—	—	—
	Option	8,406	—	—	$38.89	2/23/2023	2/23/2016	—	—	—	—
	Option	5,943	—	—	$60.99	2/27/2024	2/27/2017	—	—	—	—
	Option	2,760	—	—	$42.62	3/05/2025	3/05/2018	—	—	—	—
	Option	3,520	1760	—	$33.63	3/04/2026	3/04/2019	—	—	—	—
	MSPP RSU	—	—	—	—	—	3/04/2019	6,612	$179,714 (5)	—	—
	Time RSU	—	—	—	—	—	3/04/2019	620	$16,852 (7)	—	—
	PSU	—	—	—	—	—	3/27/2020	—	—	9,609	$261,173 (6)
	Time RSU	—	—	—	—	—	3/27/2020	6,406	$174,115 (7)	—	—
	MSPP RSU	—	—	—	—	—	3/17/2021	6,072	$165,037 (5)	—	—
	PSU	—	—	—	—	—	3/17/2021	—	—	5,384	$146,337 (8)
	Time RSU	—	—	—	—	—	3/17/2021	5,385	$146,364 (7)	—	—
Jessica Wenzell	Time RSU	—	—	—	—	—	11/9/2020	1,158	$31,474 (7)	—	—
	PSU	—	—	—	—	—	3/17/2021	—	—	3,365	$91,461 (8)
	Time RSU	—	—	—	—	—	3/17/2021	3,366	$91,488 (7)	—	—
Sumit Mehrotra (10)		—	—	—	—	—	—	—	—	—	—

(1)	Type of Award:
"Time RSU" refers to RSU awards that are subject to time-based vesting only
"PSU" refers to RSU awards that are subject to performance conditions
"Perf Option" refers to inducement stock option awards that are subject to a service period and a market vesting condition
"Option" refers to stock option awards that are subject to time-based vesting

"MSPP RSU" refers to RSU awards subject to time-based vesting pursuant to our Management Stock Purchase Plan
With the exception of the Perf Option award to Mr. Buckhout on April 9, 2013, which was granted as special inducement award under Section 303A.08 of the NYSE Listed Company Manual), each of these awards was granted under our 1999, 2014 or 2019 Stock Option and Incentive Plans.
(2)	The Options listed in these columns were granted pursuant to our Equity Incentive Plan in effect at the time of grant. The Option grants on March 5, 2012 vested ratably 33% per year generally beginning on the first anniversary from such date and have a ten-year term. The Option grants on February 23, 2015, February 23, 2016, February 27, 2017, March 5, 2018 and March 4, 2019 vest ratably 33% per year generally beginning on the first anniversary from such date and have a seven-year term.
(3)	The amounts shown in these columns reflect the market value of unvested RSUs calculated by multiplying the number of such unvested RSUs by $27.18, the closing price of our Common Stock on December 31, 2021.
(4)	On April 9, 2013, a special inducement stock option award of 200,000 shares was granted to Mr. Buckhout with an exercise price of $41.17 per share. This stock option award includes both a service period and a market vesting condition. In 2014, certain of these targets were achieved and 150,000 shares vested and remain exercisable. The remaining 50,000 shares were canceled during 2018 due to lack of performance achievement.
(5)	The amounts reflect the unvested portion of MSPP RSUs pursuant to the MSPP provisions allowing executives to receive MSPP RSUs in lieu of a specified percentage or dollar amount of their short-term incentive cash bonus. Such MSPP RSUs vest in whole on the date that is three years from the date of the grant, provided that the NEO is then employed with the Company, at which time they convert into shares of Common Stock and are issued to the executive unless the executive has selected a longer deferral period. For example, awards with a grant date of March 4, 2019 vest on March 4, 2022. To the extent that an executive does not earn a vested benefit when terminating employment before the scheduled vesting date, the unvested MSPP RSUs are cancelled and the Company returns the corresponding annual incentive cash bonus used to purchase those MSPP RSUs plus interest at the one-year U.S. Treasury bill rate. If all of the unvested MSPP RSUs disclosed in the table above were cancelled on December 31, 2021 due to an NEO’s voluntary resignation, the amount that would be required to be returned to each NEO is as follows: Mr. Buckhout $909,564; Mr. Najjar $182,901; and Mr. Sharma $315,831. In the event of retirement, disability or an involuntary termination for any reason prior to the third anniversary of the grant date, the NEO vests in a pro-rata amount of the MSPP RSUs (based on number of full years that the NEO was employed by the Company after the grant date divided by three), and the remaining unvested MSPP RSUs would be cancelled for a return of the corresponding bonus with interest. See the tables for each NEO under the heading “Severance and Other Benefits Upon Termination of Employment or Change of Control” for an estimate of these amounts.
(6)	The amounts reflect the unvested portion of long-term incentive grants in the form of PSUs pursuant to our Equity Incentive Plan in effect at the time of grant, including PSUs that did not meet the performance threshold to vest on December 31, 2020 and December 31, 2021 but that remain eligible to vest on December 31, 2022. Such grants are subject to financial performance conditions for the three year period ending December 31, 2022 and reflect the target amount of the award.
(7)	The amounts reflect the unvested portion of long-term incentive grants in the form of Time RSUs pursuant to our Equity Incentive Plan, in effect at the time of grant. Such grants generally vest ratably over a three-year period, beginning on the first anniversary of the date of grant, subject to any longer deferral period selected by the executive.
(8)
The amounts reflect the unvested portion of long-term incentive grants in the form of PSUs pursuant to our Equity Incentive Plan in effect at the time of grant. Such grants are subject to relative total shareholder return conditions during the performance period beginning on February 26, 2021 and ending on February 29, 2024 and reflect the target amount of the award.

(9)	Mr. Khandelwal terminated employment on December 31, 2021 and his outstanding awards were forfeited immediately there following.
(10)	Mr. Mehrotra terminated employment July 5, 2021 and had no outstanding awards as of December 31, 2021.

2021 Option Exercises and Stock Vested

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)(1)	Value Realized on Vesting ($)(2)
(a)	(b)	(c)	(d)	(e)
Scott Buckhout(3)	—	—	89,193	3,200,542
Abhishek Khandelwal(4)	—	—	14,837	$524,785
Tony Najjar(5)	—	—	19,173	710,587
Arjun Sharma(6)	—	—	23,616	864,945
Jessica Wenzell(7)	—	—	579	$16,461
Sumit Mehrotra(8)	4,506	$25,372	16,824	$611,143

(1)	With respect to shares acquired upon vesting of RSUs, NEOs have shares withheld to pay associated income taxes. The number of shares reported represents the gross number prior to withholding of such shares. In certain cases, the actual receipt of shares underlying vested RSUs may have been deferred pursuant to a previous election made by the NEO. This table reports the number of shares vested regardless of whether distribution actually was made.
(2)	The amounts shown in this column reflect the value realized upon vesting of Time RSUs, PSUs, and MSPP RSUs determined by multiplying the number of share units that vested (prior to withholding of any shares to pay associated income taxes) and the closing price of our Common Stock on the day prior to vesting. The amounts reported include the value of MSPP RSUs that were purchased with the following Short-Term Incentive award amounts earned prior to 2021: $208,495 for Mr. Buckhout, $26,339 for Mr. Najjar, $107,443 for Mr. Sharma, and $93,110 for Mr. Mehrotra.
(3)	Mr. Buckhout had 30,020 RSUs vest on March 4, 2021 with a price of $37.90, 7,301 MSPP RSUs and 29,057 PSUs vest on March 5, 2021 with a price of $35.08, and 22,815 RSUs vest on April 27, 2021 with a price of $34.51.
(4)	Mr. Khandelwal had 14,837 RSUs vest on April 2, 2021 with a price of $35.37.
(5)	Mr. Najjar had 14,041 RSUs vest on March 4, 2021 with a price of $37.90, 922 MSPP RSUs and 196 RSUs and 1,212 PSUs vest on March 5, 2021 with a price of $35.08, and 2,802 RSUs vest on April 27, 2021 with a price of $34.51.
(6)	Mr. Sharma had 13,589 RSUs vest on March 4, 2021 with a price of $37.90, 3,762 MSPP RSUs and 1,100 RSUs and 1,962 PSUs vest on March 5, 2021 with a price of $35.08, and 3,203 RSUs vest on April 27, 2021 with a price of $34.51.
(7)	Ms. Wenzell had 579 RSUs vest on December 9, 2021 with a price of $28.43.
(8)	Mr. Mehrotra exercised 4,506 stock options on March 10, 2021 with an exercise price of $33.63 and a market price of $39.26. Additionally, he had 7,998 RSUs vest on March 4, 2021 with a price of $37.90, 3,209 MSPP RSUs and 392 RSUs and 2,423 PSUs vest on March 5, 2021 with a price of $35.08, and 2,802 RSUs vest on April 27, 2021 with a price of $34.51.

2021 Nonqualified Deferred Compensation
The Company sponsors a nonqualified deferred compensation plan to provide benefits that would have otherwise been provided to participants in our 401(k) plan but for the imposition of certain maximum statutory limits imposed on qualified plans, such as annual limits on eligible pay and contributions. The Company also may, in its discretion, make the same contributions to the nonqualified deferred compensation plan but only with respect to compensation in excess of the annual limit of eligible pay. In 2021, the Company elected not to make core contributions to the nonqualified deferred compensation plan.  Any contribution credits that we provided to participants under the nonqualified deferred compensation plan are invested in a rabbi trust, at the discretion of the plan participants, in one or more mutual funds selected by the plan participants.
The same mutual funds that we make available under our 401(k) plan are also available under the nonqualified 401(k) excess plan and there are no minimum or guaranteed rates of return to the participants on such investments.  Distributions from the nonqualified deferred compensation plan are made in lump sum in connection with a participant’s separation from service.
As discussed above, our MSPP allows our NEOs to defer the payment of their short-term incentive compensation in the form of RSUs. We also permit the grantees of our MSPP RSUs to defer the settlement of MSPP RSUs beyond the vesting date. The deferral period is a stated period of years selected in advance by the grantee. In general, if the grantee’s employment terminates before the end of the deferral period for reasons other than retirement, the MSPP RSUs will be settled in shares of our common stock upon termination of employment. If the grantee retires before the end of the deferral period, the MSPP RSUs will be settled in shares of our common stock at the end of the deferral period. During the deferral period, any dividends that would otherwise be paid on the deferred MSPP RSUs accumulate in cash and will be paid out at the same time that the deferred MSPP RSUs are settled. Information regarding short-term incentive compensation that was used to purchase MSPP RSUs is set forth in the Outstanding Equity Awards at 2021 Fiscal Year-End Table.
Under either deferred compensation arrangement, if a distribution is made on account of separation from service, the distribution will be delayed by six months if the participant is considered a specified employee within the meaning of Section 409A of the Internal Revenue Code.
The following table outlines employee and employer contributions to each deferred compensation arrangement for Fiscal Year 2021. The table also includes earnings or losses during Fiscal Year 2021, and the aggregate balances as of December 31, 2021.

Name (a)	Item	Executive Contributions in Last FY (b)(1)	Registrant Contributions in Last FY (c)	Aggregate Earnings/(Loss) in Last FY (d) (2)	Aggregate Withdrawals/ Distributions (e)	Aggregate Balance at Last FYE (f) (3)
Scott Buckhout	Excess 401K	$120,808	$—	$21,188	$—	$250,047
Abhishek Khandelwal	Excess 401K	$—	$—	$—	$—	$—
Tony Najjar	Excess 401K	$—	$—	$—	$—	$—
Arjun Sharma	Excess 401K	$—	$—	$13,440	$—	$96,040
Jessica Wenzell	Excess 401K	$—	$—	$—	$—	$—
Sumit Mehrotra	Excess 401K	$—	$—	$230	$—	$1,913

(1)	These amounts are included in 2021 salary as reported in the Summary Compensation Table.
(2)	These amounts are excluded from the Summary Compensation Table.
(3)	These figures include the following amounts that have been reported in the Summary Compensation Tables of prior year Proxy Statements; $80,081 for Mr. Buckhout (including $50,716 reported in 2020 salary), $965 for Mr. Mehrotra, and $50,123 for Mr. Sharma (including $45,212 reported in 2019 salary).

SEVERANCE AND OTHER BENEFITS UPON
TERMINATION OF EMPLOYMENT OR CHANGE IN CONTROL
To achieve our compensation objective of attracting, retaining and motivating qualified executives, we believe that we need to provide our executive officers with severance and change in control protections that are competitive with the protections offered by our Peer Group Companies. Offering our executive officers these payments and benefits facilitates the operation of our business, allows them to better focus their time, attention and capabilities on our business, assists us in recruiting and motivating executive officers, provides for a clear and consistent approach to managing involuntary departures with mutually understood separation benefits and aligns with market practice. The following section describes our severance and change in control agreements for our NEOs employed with us at year end along with estimated payments if their employment had terminated with us as of December 31, 2021. Information regarding NEOs who departed during 2021 is set forth in the Summary Compensation Table above. Other benefits that our NEOs would be entitled to irrespective of termination of employment or change in control, such as previously vested equity awards and non-qualified deferred compensation, are described above.
Severance Agreements
Each of our NEOs has entered into an agreement providing severance benefits if he resigns from the Company for good reason or if the Company terminates him other than for cause (the “Severance Agreements”). In such circumstances, Mr. Buckhout’s Severance Agreement entitles him to a lump sum payment equal to (i) his then-current base salary and (ii) his target short-term incentive compensation in effect during the fiscal year in which the termination occurs. In the same circumstances, each of Messrs. Khandelwal’s, Najjar’s and Sharma’s and Ms. Wenzell's Severance Agreement entitles him or her to a lump sum payment equal to his or her then-current base salary and short-term incentive compensation for the fiscal year in which the termination occurs, to the extent that performance goals are met for that year, prorated based on the date of termination of employment. In addition, the severance benefit for each of the NEOs includes the Company continuing to pay for medical coverage (if COBRA coverage is elected) in the same proportion it did on the date of termination for up to 12 months following termination.
To receive the benefits described above, each such NEO must execute a general release of claims in a manner satisfactory to the Company within 21 days of the termination of employment. Each of the NEOs listed above also has agreed to comply with non-competition and non-solicitation obligations lasting for the term of employment and one year following termination as consideration for the severance benefits.
The Severance Agreements continue to apply after a change in control. No benefits, however, are payable under the Severance Agreements if severance benefits become payable under the Change in Control Agreements, as described below.
In addition to the Severance Agreements, the company also entered into special agreements with Messrs. Buckhout and Mehrotra in connection with their termination of employment ("Special Termination Agreements"). Mr. Mehrotra's Special Termination Agreement, entered into between the parties on June 7, 2021 in connection with Mr, Mehrotra's resignation tendered on or about May 11, 2021, provided, in exchange for his agreement to continue leading the Industrial business through his employment termination date of July 5, 2021 and his release of future claims against the Company, the lump sum payment of his bonus earned under the 2021 STI Plan, pro-rated based on his termination date ($0, as disclosed in the Summary Compensation Table). All outstanding equity awards, deferred compensation benefits and earned but unused vacation balances were settled in accordance with the underlying terms of the applicable award agreements and plan documents. Mr. Buckhout's Special Termination Agreement, entered into between the parties on January 28, 2022 in connection with his termination of employment on January 19, 2022, is substantially the same as Mr. Buckhout's Severance Agreement described above except that it provides for acceleration of vesting (but not the timing of payment) of his two RSU vesting tranches that were otherwise scheduled to vest in March and April of 2022 (a combined total of 35,602 RSUs). Mr. Buckhout's Special Termination Agreement also confirmed his eligibility to participate in the 2021 STI Plan ($0, as disclosed in the Summary Compensation Table) and the PSU vesting on December 31, 2021 pursuant to his 2019 PSU award (as disclosed in the 2021 Option Exercises and Stock Vested table). All other outstanding equity awards, deferred compensation benefits and earned but unused vacation balances were settled in accordance with the underlying terms of the applicable award agreements and plan documents.

Change in Control Agreements
Each of our NEOs has entered into an agreement providing benefits in the event of a change in control of the Company (the “Change in Control Agreements”). The term of each Change in Control Agreement is one year subject to annual one-year extensions unless there is a notice of non-renewal. Each of the Change in Control Agreements provides enhanced severance benefits if, within two years following a change of control, such NEO's employment is terminated by the Company without cause or he or she resigns from the Company for good reason. In such circumstances, the Change in Control Agreement entitles each such NEO to a lump sum payment equal to two times (i) the greater of his or her (a) then-current base salary, (b) salary immediately prior to the change in control or (c) salary immediately prior to the announcement of the change in control if such announcement occurs in a different year than the change in control and (ii) the greater of (a) his or her target annual bonus in effect during the fiscal year in which the termination occurs and (b) the average annual bonuses paid or payable for the three fiscal years ended prior to termination of employment or, if greater, the three fiscal years ended prior to the change in control (or, in each case, a lesser period for which annual bonuses were payable). Such payment is payable on the first payroll date after a release of claims becomes irrevocable, subject to a later payment date of up to six months and one-day following termination of employment, in the event required by Section 409A of the Internal Revenue Code.
The Change in Control Agreements also provide for (i) a pro-rated payment of annual bonus for the performance year in which termination of employment occurs based on actual performance through such termination date and payable at the same time as bonuses are paid to other senior executives, (ii) payments equal to the value of up to 24 months of COBRA premiums (if COBRA coverage is elected) to facilitate continuation of medical coverage, with the first 18 months payable in monthly installments and the remaining six months, if applicable, paid in a lump sum following the 18-month anniversary of termination of employment if COBRA coverage were maintained for the full 18 months and (iii) the accelerated vesting of certain equity-based awards in connection with a termination of employment without cause or for good reason (a “qualifying termination”) as further detailed below.
The treatment of equity awards granted after March 1, 2019 (“Equity Awards”) are governed by the Change in Control Agreements as follows:
•For Equity Awards that are subject only to service conditions, awards will vest upon a change in control only in the event the surviving entity does not assume or continue the awards or provide substitute awards of similar value. If such awards are assumed or substituted and a qualifying termination of employment subsequently occurs within two years of the change in control event, any unvested portion of such awards will immediately vest.
•For Equity Awards that are subject to achievement of performance criteria, if the change in control event is also a “change in the ownership of a corporation” or a “change in the ownership of a substantial portion of a corporation's assets” (as set forth in Treas.Reg. 1.409A-3(i)(5)), then any such award (i) will, to the extent not otherwise subject to substantial risk of forfeiture, immediately vest on a pro-rated basis based on the greater of (a) the target number of shares underlying the award or (b) the number of shares determined based on actual performance between the beginning of the performance period and the event date) or (ii) if such award is otherwise subject to a substantial risk of forfeiture, it may be replaced with a substitute award of restricted stock of the successor entity of equal value to the target number of performance shares (or, if greater, the number of shares determined based on actual performance between the beginning of the performance period and change in control date) with vesting to occur on the second anniversary of the change in control if the change in control occurs within the first 12 months of the applicable performance period or on the first anniversary of the change in control date if the change in control occurs after the first 12 months of the applicable performance period, or, if earlier, immediate vesting upon a qualifying termination of employment.
The treatment of equity awards granted prior to March 2, 2019 are governed by terms of the underlying award and generally provide (i) in the case of awards that are subject only to service conditions, accelerated vesting upon a change in control and (ii) in the case of awards that are subject to achievement of performance criteria, if the change in control occurs following the completion of a performance period, accelerated vesting based on actual performance results, otherwise, accelerated vesting of the target number of shares underlying a performance period (or if greater, the number of shares determined based on actual performance). Effective with the Equity Awards, there is double trigger vesting on unvested equity upon a change in control.
A “change in control” for purposes of the Change in Control Agreements means any of the following: (i) acquisition of 50% or more of the voting power of the Company’s then outstanding securities; (ii) consummation of a consolidation or merger of the Company that results in stockholders owning less than 50% voting shares of the consolidated or merge entity (or its ultimate parent corporation, if any), (iii) stockholders of the Company approve a complete liquidation or dissolution of the Company or there is consummation of a sale or similar transaction of substantially all of the assets of the Company; or (iv) failure of incumbent directors for any reason to constitute at least a majority of the Board. In each case above, such event must also constitute a change in ownership or effective control of the Company, or a change in the ownership of a substantial portion of the assets of the Company, within the meaning of Section 409A(a)(2)(A)(v) of the Internal Revenue Code and U.S. Treasury Regulation Section 1.409A-3(i)(5).
As noted above, the NEO’s would not be entitled to benefits under the Severance Agreements in connection with any termination from the Company with respect to which benefits under the Change in Control Agreements would be payable. Each of the NEOs listed above also has agreed to comply with non-competition and non-solicitation provisions lasting for the term of employment and one year following termination as consideration for the change in control benefits.
Illustration of Potential Payments upon Termination of Employment
The following tables list the estimated amounts that Messrs. Buckhout, Khandelwal, Najjar and Sharma and Ms. Wenzell would have become entitled to in the event of a termination from the Company or change in control of the Company had such termination or change in control occurred on December 31, 2021. Assumptions used in preparing these estimates are set forth in the footnotes to each table. These tables do not include amounts that are otherwise earned and vested prior to a termination of employment or a change in control, such as vested stock options or nonqualified deferred compensation, amounts payable under disability or life insurance coverages.

Scott Buckhout
Severance and Other Benefits
	Involuntary Without Cause or Voluntary Resignation With Good Reason Within Two Years Following Change in Control		Involuntary Other Than For Cause or Voluntary Resignation With Good Reason at Any Other Time		Involuntary For Cause or Voluntary Resignation Without Good Reason		Change in Control Without a Termination of Employment (“Single Trigger”)		Death or Disability	(13)
	12/31/2021		12/31/2021		12/31/2021		12/31/2021		12/31/2021
Cash Severance	$3,402,000	(1)	$1,701,000	(7)	—		—		—
Pro-Rated Bonus	—	(2)	—		—		—		—
Health Benefits	$65,635	(3)	$21,975	(8)	—		—		—
Gain on accelerated stock options	—	(4)	—		—		—		—	(4)
Value of accelerated restricted stock units	$6,180,216	(5)	$960,589	(9)	—	(10)	—	(11)	$6,146,398	(12)
Total Value:	$9,647,851	(6)	$2,683,564		$—		$—		$6,146,398

(1)	This amount reflects payment to Mr. Buckhout that would equal two times his (i) then-current base salary and (ii) then-effective target short-term incentive compensation.
(2)	Payment would equal Mr. Buckhout’s then-effective target short-term incentive compensation, to the extent that performance goals were met, prorated based on the date of resignation or termination (no amount is illustrated in this example since the bonus had been earned as of December 31, 2021 as reflected in the Summary Compensation Table in the “Bonus” and “Non-Equity Incentive Plan Compensation” columns).
(3)	This amount reflects payments to Mr. Buckhout that would equal the cost of continued health insurance for a period of two years for Mr. Buckhout and any covered spouse and dependents. 75% of this amount would be paid in equal monthly installments over the 18-month period following the date of termination with each installment payment conditioned on qualification for coverage under COBRA and the remaining 25% would be paid in a lump sum following the 18-month anniversary of employment termination if healthcare coverage is still in effect under COBRA.
(4)	Mr. Buckhout would be entitled to the immediate vesting of all unvested stock options. The incremental value is reflected as zero since these stock options were underwater based on the closing stock price of $27.18 on December 31, 2021.
(5)	This amount reflects the incremental value to which Mr. Buckhout would be entitled due to the immediate vesting of all unvested RSUs including MSPP RSUs and the target number of PSUs assuming target performance results (including PSUs that had not met the performance threshold to vest as of December 31, 2021 but that remain eligible for future vesting) using the closing stock price of $27.18 on December 31, 2021.
(6)	These amounts do not reflect a 20% excise tax under Section 4999 of the Internal Revenue Code that may apply depending upon the facts and circumstances in the event of a change in control. This estimate also does not reflect that payments are subject to being reduced in certain circumstances to avoid this tax.
(7)	This amount reflects payment to Mr. Buckhout that would equal his (i) then-current base salary and (ii) his then-effective target short-term incentive compensation.

(8)	This amount reflects payments that would be made on Mr. Buckhout’s behalf for the continuation of health insurance coverage for a period of 12 months for Mr. Buckhout and any covered spouse and dependents based on the same cost sharing percentage in effect for the health insurance plans prior to termination of employment. This amount would be divided into monthly installments with each installment payment conditioned on qualification for coverage under COBRA.
(9)	This amount reflects the incremental value to which Mr. Buckhout would be entitled due to pro-rata vesting of the MSPP RSUs (based on number of full years that he was employed by the Company after the grant date divided by three) using the closing stock price of $27.18 on December 31, 2021, and the remaining unvested MSPP RSUs would be cancelled for a return of the corresponding bonus plus interest at the one-year U.S. Treasury bill rate.
(10)	An executive who voluntarily resigns prior to attaining 55 years of age and completing at least five years of service is entitled to receive a return of short-term incentive cash bonuses used to purchase MSPP RSUs plus interest at the one- year U.S. Treasury bill rate. See footnote (5) to the Outstanding Equity Awards table for the amounts that would be returned to Mr. Buckhout due to a voluntary resignation on December 31, 2021. In the event of any involuntary termination, regardless of the reason for it, the executive vests in a pro-rata amount of the MSPP RSUs (based on number of full years that the executive was employed by the Company after the grant date divided by three), and the remaining unvested MSPP RSUs would be cancelled for a return of the corresponding bonus plus interest at the one-year U.S. Treasury bill rate. The value of the shares and cash that would be returned to Mr. Buckhout upon an involuntary termination on December 31, 2021 would be 960,589. This amount is reflected in the amount disclosed under “Involuntary Other Than For Cause or Voluntary Resignation With Good Reason at Any Other Time” above.
(11)	As of December 31, 2021, none of Mr. Buckhout's unvested awards were subject to single trigger vesting.
(12)	This amount reflects the incremental value to which Mr. Buckhout would be entitled due to (a) pro-rata vesting of the MSPP RSUs (based on number of full years that the executive was employed by the Company after the grant date divided by three) and the remaining unvested MSPP RSUs would be cancelled for a return of the corresponding bonus plus interest at the one-year U.S. Treasury bill rate, (b) the immediate vesting of all other unvested RSUs, and (c) immediate vesting of all unvested PSUs assuming target performance results (including PSUs that had not met the performance threshold to vest as of December 31, 2021 but that remain eligible for future vesting), in each case using the closing stock price of $27.18 on December 31, 2021.
(13)	“Disability” for this purpose means qualifying for receipt of long-term disability benefits under the Company’s long-term disability plan as in effect from time to time.
In connection with Mr. Buckhout's termination of employment on January 19, 2022, the figures in this table are superseded by the amount of severance and stock acceleration he actually received as further described herein, and in Exhibit 10.38 to the Company's 2021 Annual Report on Form 10-K filed with the SEC on July 26, 2022.

Abhishek Khandelwal
Severance and Other Benefits

	Involuntary Without Cause or Voluntary Resignation With Good Reason Within Two Years Following Change in Control		Involuntary Other Than For Cause or Voluntary Resignation With Good Reason at Any Other Time		Involuntary For Cause or Voluntary Resignation Without Good Reason	Change in Control Without a Termination of Employment (“Single Trigger”)	Death or Disability	(8)
	12/31/2021		12/31/2021		12/31/2021	12/31/2021	12/31/2021
Cash Severance	$1,496,000	(1)	$440,000	(6)	—	—	—
Pro-Rated Bonus	$96,170	(2)	$96,170	(2)	—	—	—
Health Benefits	$58,913	(3)	$22,390	(7)	—	—	—
Gain on accelerated stock options	—		—		—	—	—
Value of accelerated restricted stock units	$1,135,798	(4)	—		—	—	$1,135,798	(4)
Total Value:	$2,786,881	(5)	$558,560		—	$—	$1,135,798

(1)	This amount reflects payment to Mr. Khandelwal that would equal two times his (i) then-current base salary and (ii) then-effective target short-term incentive compensation.
(2)	This amount reflects payment to Mr. Khandelwal that would equal Mr. Khandelwal’s then-effective target short-term incentive compensation, to the extent that performance goals were met, prorated based on the date of resignation or termination.
(3)	This amount reflects payments to Mr. Khandelwal that would equal the cost of continued health insurance for a period of two years for Mr. Khandelwal and any covered spouse and dependents. 75% of this amount would be paid in equal monthly installments over the 18-month period following the date of termination with each installment payment conditioned on qualification for coverage under COBRA and the remaining 25% would be paid in a lump sum following the 18-month anniversary of employment termination if healthcare coverage is still in effect under COBRA.
(4)	This amount reflects the incremental value to which Mr. Khandelwal would be entitled due to the immediate vesting of all unvested RSUs using the closing stock price of $27.18 on December 31, 2021.
(5)	These amounts do not reflect a 20% excise tax under Section 4999 of the Internal Revenue Code that may apply depending upon the facts and circumstances in the event of a change in control. This estimate also does not reflect that payments are subject to being reduced in certain circumstances to avoid this tax.
(6)	This amount reflects payment to Mr. Khandelwal that would equal his then-current base salary.
(7)	This amount reflects payments to Mr. Khandelwal that would equal the cost of continued health insurance for a period of one year for Mr. Khandelwal and any covered spouse and dependents based on the same cost sharing percentage in effect for the health insurance plans prior to termination of employment. This amount would be divided into monthly installments with each installment payment conditioned on qualification for coverage under COBRA.
(8)	“Disability” for this purpose means qualifying for receipt of long-term disability benefits under the Company’s long-term disability plan as in effect from time to time.
In connection with Mr. Khandelwal's actual termination of employment on December 31, 2021, he received no severance, bonus, stock acceleration, or other acceleration of payments of any kind.

Tony Najjar
Severance and Other Benefits

	Involuntary Without Cause or Voluntary Resignation With Good Reason Within Two Years Following Change in Control		Involuntary Other Than For Cause or Voluntary Resignation With Good Reason at Any Other Time		Involuntary For Cause or Voluntary Resignation Without Good Reason		Change in Control Without a Termination of Employment (“Single Trigger”)		Retirement		Death or Disability	(14)
	12/31/2021		12/31/2021		12/31/2021		12/31/2021		12/31/2021		12/31/2021
Cash Severance	$1,268,800	(1)	$396,500	(7)	—		—		—		—
Pro-Rated Bonus	—	(2)	—	(2)	—		—		—		—
Health Benefits	$66,440	(3)	$21,975	(8)	—		—		—		—
Gain on accelerated stock options	—	(4)	—		—		—		—		—	(4)
Value of accelerated restricted stock units	$891,368	(5)	$196,475	(9)	—	(10)	—	(11)	$304,651	(12)	$883,450	(13)
Total Value:	$2,226,608	(6)	$614,950		—		$—		$304,651		$883,450

(1)	This amount reflects payment to Mr. Najjar that would equal two times his (i) then-current base salary and (ii)\then-effective target short-term incentive compensation.
(2)	Payment would equal Mr. Najjar’s then-effective target short-term incentive compensation, to the extent that performance goals were met, prorated based on the date of resignation or termination (no amount is illustrated in this example since the bonus had been earned as of December 31, 2021 as reflected in the Summary Compensation Table in the “Bonus and Non-Equity Incentive Plan Compensation” columns).
(3)	This amount reflects payments to Mr. Najjar that would equal the cost of continued health insurance for a period of two years for Mr. Najjar and any covered spouse and dependents. 75% of this amount would be paid in equal monthly installments over the 18-month period following the date of termination with each installment payment conditioned on qualification for coverage under COBRA and the remaining 25% would be paid in a lump sum following the 18-month anniversary of employment termination if healthcare coverage is still in effect under COBRA.
(4)	Mr. Najjar would be entitled to the immediate vesting of all unvested stock options. The incremental value is reflected as zero since these stock options were underwater based on the closing stock price of $27.18 on December 31, 2021.
(5)	This amount reflects the incremental value to which Mr. Najjar would be entitled due to the immediate vesting of all unvested RSUs including MSPP RSUs and the target number of PSUs assuming target performance results (including PSUs that had not met the performance threshold to vest as of December 31, 2021 but that remain eligible for future vesting) using the closing stock price of $27.18 on December 31, 2021.
(6)	These amounts do not reflect a 20% excise tax under Section 4999 of the Internal Revenue Code that may apply depending upon the facts and circumstances in the event of a change in control. This estimate also does not reflect that payments are subject to being reduced in certain circumstances to avoid this tax.
(7)	This amount reflects payment to Mr. Najjar that would equal his then-current base salary
(8)	This amount reflects payments to Mr. Najjar that would equal the cost of continued health insurance for a period of one- year for Mr. Najjar and any covered spouse and dependents based on the same cost sharing percentage in effect for the health insurance plans prior to termination of employment. This amount would be divided into monthly installments with each installment payment conditioned on qualification for coverage under COBRA.
(9)	This amount reflects the incremental value to which Mr. Najjar would be entitled due to pro-rata vesting of the MSPP RSUs (based on number of full years that he was employed by the Company after the grant date divided by three) using the closing stock price of $27.18 on December 31, 2021, and the remaining unvested MSPP RSUs would be cancelled for a return of the corresponding bonus plus interest at the one-year U.S. Treasury bill rate.
(10)	An executive who voluntarily resigns prior to attaining 55 years of age and completing at least five years of service is entitled to receive a return of short-term incentive cash bonuses used to purchase MSPP RSUs plus interest at the one-year U.S. Treasury bill rate. See footnote (5) to the Outstanding Equity Awards table for the amounts that would be returned to Mr. Najjar due to a voluntary resignation on December 31, 2021. In the event of any involuntary termination, regardless of the reason for it, the executive vests in a pro-rata amount of the MSPP RSUs (based on number of full years that the executive was employed by the Company after the grant date divided by three), and the remaining unvested MSPP RSUs would be cancelled for a return of the corresponding bonus plus interest at the one-year U.S. Treasury bill rate. The value of the shares and cash that would be returned to Mr. Najjar upon an involuntary termination on December 31, 2021 would be $196,475. This amount is reflected in the amount disclosed under “Involuntary Other Than For Cause or Voluntary Resignation With Good Reason at Any Other Time” above.
(11)	As of December 31, 2021, none of Mr. Najjar's unvested awards were subject to single trigger vesting.

(12)	This amount reflects the incremental value to which Mr. Najjar would be entitled due to (a) pro-rata vesting of the MSPP RSUs (based on number of full years that the executive was employed by the Company after the grant date divided by three) and the remaining unvested MSPP RSUs would be cancelled for a return of the corresponding bonus plus interest at the one-year U.S. Treasury bill rate, (b) pro-rata vesting of all other unvested RSUs (based on number of days that the executive was employed by the Company during the vesting period), and (c) pro-rata vesting of all unvested PSUs including PSUs that had not met the performance threshold to vest as of December 31, 2021 but that remain eligible for future vesting (determined for each tranche based on number of months that the executive was employed by the Company after the grant date divided by the number of months in each such tranche) based on actual performance results and paid following the conclusion of each tranche. This amount assumes future tranches perform at the same level as inception to date performance as of December 31, 2021 and is valued using the closing stock price of $27.18 on December 31, 2021.
(13)	This amount reflects the incremental value to which Mr. Najjar would be entitled due to (a) pro-rata vesting of the MSPP RSUs (based on number of full years that the executive was employed by the Company after the grant date divided by three) and the remaining unvested MSPP RSUs would be cancelled for a return of the corresponding bonus plus interest at the one-year U.S. Treasury bill rate, (b) the immediate vesting of all other unvested RSUs, and (c) immediate vesting of all unvested PSUs assuming target performance results (including PSUs that had not met the performance threshold to vest as of December 31, 2021 but that remain eligible for future vesting), in each case using the closing stock price of $27.18 on December 31, 2021.
(14)	“Disability” for this purpose means qualifying for receipt of long-term disability benefits under the Company’s long-term disability plan as in effect from time to time.

Arjun Sharma
Severance and Other Benefits

	Involuntary Without Cause or Voluntary Resignation With Good Reason Within Two Years Following Change in Control		Involuntary Other Than For Cause or Voluntary Resignation With Good Reason at Any Other Time		Involuntary For Cause or Voluntary Resignation Without Good Reason		Change in Control Without a Termination of Employment (“Single Trigger”)		Death or Disability	(13)
	12/31/2021		12/31/2021		12/31/2021		12/31/2021		12/31/2021
Cash Severance	$1,187,200	(1)	$371,000	(7)	—		—		—
Pro-Rated Bonus	—	(2)	—	(2)	—		—		—
Health Benefits	$48,824	(3)	$21,859	(8)	—		—		—
Gain on accelerated stock options	—	(4)	—		—		—		—	(4)
Value of accelerated restricted stock units	$1,089,592	(5)	$333,148	(9)	—	(10)	—	(11)	$1,077,989	(12)
Total Value:	$2,325,616	(6)	$726,007		—		$—		$1,077,989

(1)	This amount reflects payment to Mr. Sharma that would equal two times his (i) then-current base salary and (ii) then-effective target short-term incentive compensation.
(2)	Payment would equal Mr. Sharma’s then-effective target short-term incentive compensation, to the extent that performance goals were met, prorated based on the date of resignation or termination (no amount is illustrated in this example since the bonus had been earned as of December 31, 2021 as reflected in the Summary Compensation Table in the “Bonus” and “Non-Equity Incentive Plan Compensation” columns).
(3)	This amount reflects payments to Mr. Sharma that would equal the cost of continued health insurance for a period of two years for Mr. Sharma and any covered spouse and dependents. 75% of this amount would be paid in equal monthly installments over the 18-month period following the date of termination with each installment payment conditioned on qualification for coverage under COBRA and the remaining 25% would be paid in a lump sum following the 18-month anniversary of employment termination if healthcare coverage is still in effect under COBRA.
(4)	Mr. Sharma would be entitled to the immediate vesting of all unvested stock options. The incremental value is reflected as zero since these stock options were underwater based on the closing stock price of $27.18 on December 31, 2021.
(5)	This amount reflects the incremental value to which Mr. Sharma would be entitled due to the immediate vesting of all unvested RSUs including MSPP RSUs and the target number of PSUs assuming target performance results (including PSUs that had not met the performance threshold to vest as of December 31, 2021 but that remain eligible for future vesting) using the closing stock price of $27.18 on December 31, 2021.
(6)	These amounts do not reflect a 20% excise tax under Section 4999 of the Internal Revenue Code that may apply depending upon the facts and circumstances in the event of a change of control. This estimate also does not reflect that payments are subject to being reduced in certain circumstances to avoid this tax.
(7)	This amount reflects payment to Mr. Sharma that would equal his then-current base salary
(8)	This amount reflects payments to Mr. Sharma that would equal the cost of continued health insurance for a period of one year for Mr. Sharma and any covered spouse and dependents based on the same cost sharing percentage in effect for the health insurance plans prior to termination of employment. This amount would be divided into monthly installments with each installment payment conditioned on qualification for coverage under COBRA.
(9)	This amount reflects the incremental value to which Mr. Sharma would be entitled due to pro-rata vesting of the MSPP RSUs (based on number of full years that he was employed by the Company after the grant date divided by three) using the closing stock price of $27.18 on December 31, 2021, and the remaining unvested MSPP RSUs would be cancelled for a return of the corresponding bonus plus interest at the one-year U.S. Treasury bill rate.
(10)	(10) An executive who voluntarily resigns prior to attaining 55 years of age and completing at least five years of service is entitled to receive a return of short-term incentive cash bonuses used to purchase MSPP RSUs plus interest at the one-year U.S. Treasury bill rate. See footnote (5) to the Outstanding Equity Awards table for the amounts that would be returned to Mr. Sharma due to a voluntary resignation on December 31, 2021. In the event of any involuntary termination, regardless of the reason for it, the executive vests in a pro-rata amount of the MSPP RSUs (based on number of full years that the executive was employed by the Company after the grant date divided by three), and the remaining unvested MSPP RSUs would be cancelled for a return of the corresponding bonus plus interest at the one-year U.S. Treasury bill rate. The value of the shares and cash that would be returned to Mr. Sharma upon an involuntary termination on December 31, 2021 would be $333,148. This amount is reflected in the amount disclosed under “Involuntary Other Than For Cause or Voluntary Resignation With Good Reason at Any Other Time” above.
(11)	As of December 31, 2021, none of Mr. Sharma's unvested awards were subject to single trigger vesting.
(12)	This amount reflects the incremental value to which Mr. Sharma would be entitled due to (a) pro-rata vesting of the MSPP RSUs (based on number of full years that the executive was employed by the Company after the grant date divided by three) and the remaining unvested MSPP RSUs would be cancelled for a return of the corresponding bonus plus interest at the one-year U.S. Treasury bill rate, (b) the immediate vesting of all other unvested RSUs, and (c) immediate vesting of all unvested PSUs assuming target performance results (including PSUs that had not met the performance threshold to vest as of December 31, 2021 but that remain eligible for future vesting), in each case using the closing stock price of $27.18 on December 31, 2021.
(13)	“Disability” for this purpose means qualifying for receipt of long-term disability benefits under the Company’s long-term disability plan as in effect from time to time.

Jessica Wenzell
Severance and Other Benefits

	Involuntary Without Cause or Voluntary Resignation With Good Reason Within Two Years Following Change in Control		Involuntary Other Than For Cause or Voluntary Resignation With Good Reason at Any Other Time		Involuntary For Cause or Voluntary Resignation Without Good Reason	Change in Control Without a Termination of Employment (“Single Trigger”)	Death or Disability	(9)
	12/31/2021		12/31/2021		12/31/2021	12/31/2021	12/31/2021
Cash Severance	$1,248,000	(1)	$390,000	(7)	—	—	—
Pro-Rated Bonus	—	(2)	—	(2)	—	—	—
Health Benefits	$58,913	(3)	$22,390	(8)	—	—	—
Accelerated retention payment	$4,775	(4)	$4,775		—	—	—
Gain on accelerated stock options	—		—		—	—	—
Value of accelerated restricted stock units	$214,423	(5)	—		—	—	$214,423	(5)
Total Value:	$1,526,111	(6)	$417,165		—	$—	$214,423

(1)	This amount reflects payment to Ms. Wenzell that would equal two times her (i) then-current base salary and (ii) then-effective target short-term incentive compensation.
(2)	Payment would equal Ms. Wenzell’s then-effective target short-term incentive compensation, to the extent that performance goals were met, prorated based on the date of resignation or termination (no amount is illustrated in this example since the bonus had been earned as of December 31, 2021, as reflected in the Summary Compensation Table in the “Bonus” and “Non-Equity Incentive Plan Compensation” columns).
(3)	This amount reflects payments to Ms. Wenzell that would equal the cost of continued health insurance for a period of two years for Ms. Wenzell and any covered spouse and dependents. 75% of this amount would be paid in equal monthly installments over the 18-month period following the date of termination with each installment payment conditioned on qualification for coverage under COBRA and the remaining 25% would be paid in a lump sum following the 18-month anniversary of employment termination if healthcare coverage is still in effect under COBRA.
(4)	This amount reflects the pro-rated retention payment to which Ms. Wenzell would be entitled if the Company gave notice of its intent to terminate her employment other than for cause on December 31, 2021.
(5)	This amount reflects the incremental value to which Ms. Wenzell would be entitled due to the immediate vesting of all unvested RSUs using the closing stock price of $27.18 on December 31, 2021.
(6)	These amounts do not reflect a 20% excise tax under Section 4999 of the Internal Revenue Code that may apply depending upon the facts and circumstances in the event of a change in control. This estimate also does not reflect that payments are subject to being reduced in certain circumstances to avoid this tax.
(7)	This amount reflects payment to Ms. Wenzell that would equal her then-current base salary.
(8)	This amount reflects payments to Ms. Wenzell that would equal the cost of continued health insurance for a period of one year for Ms. Wenzell and any covered spouse and dependents based on the same cost sharing percentage in effect for the health insurance plans prior to termination of employment. This amount would be divided into monthly installments with each installment payment conditioned on qualification for coverage under COBRA.
(9)	“Disability” for this purpose means qualifying for receipt of long-term disability benefits under the Company’s long-term disability plan as in effect from time to time.

Sumit Mehrotra
Severance and Other Benefits
With regard to Mr. Mehrotra's payments in connection with his termination of employment on July 5, 2021, the only payments made to him were: (1) his pro-rata 2021 short-term incentive payment of $0 as reflected in the Summary Compensation Table above, (2) payment in the amount of $48,671 for earned but unused vacation, and (3) in connection with his participation in the MSPP and pursuant to its terms, payment in the amount of $232,859, representing the return of prior year short-term incentive cash bonuses used to purchase MSPP RSUs plus interest at the applicable one-year U.S. Treasury bill rate.

CEO PAY RATIO
Under the Dodd-Frank Wall Street Reform and Consumer Protection Act, we are required to disclose the median of the annual total compensation of our employees (excluding our CEO), the annual total compensation of our principal executive officer, Mr. Buckhout, and the ratio of these two amounts.
There have been no changes in our employee population or employee compensation arrangements in our last completed fiscal year that we believe would significantly impact our pay ratio disclosure. Accordingly, we are using the same median employee as we used for purposes of our Fiscal Year 2020 pay ratio disclosure. We used December 31, 2020 as the date for identifying our median employee as it corresponded to the end of our fiscal year. As of December 31, 2020, we employed 3,263 employees globally. We included all of our full-time employees (but not the CEO), part-time employees and consultants (other than those whose pay was determined by a third party) in our analysis, and we identified our median employee by ranking total compensation based on employees' base pay on December 31, 2020. We use base pay as a reasonable alternative measure for annual total compensation since our incentive and equity plans do not have broad participation across our employee population. Adjustments were made to annualize the compensation for full-time and part-time employees who were not employed for all of 2020. We did not apply any cost-of-living adjustments as part of the calculation. Using this methodology, our median employee was determined to be a full-time employee.
The 2021 annual compensation of our median employee was $65,251, calculated in accordance with the rules applicable to the Summary Compensation Table of this Proxy Statement. For 2021, the annual compensation of Mr. Buckhout was $4,229,501 as disclosed in the Summary Compensation Table. Our estimate of the ratio of Mr. Buckhout’s annual total compensation to the median of the annual total compensation of all other employees is 65-to-1.
The SEC’s rules for identifying the median compensated employee and calculating the pay ratio based on that employee's annual total compensation allow companies to adopt a variety of methodologies to apply certain exclusions and make reasonable estimates and assumptions that reflect their employee populations and compensation practices. Given the different methodologies that various public companies will use to determine their estimates of pay ratio, including different methodologies, exclusions, estimates and assumptions allowed under SEC rules, and different employment and compensation practices among companies, the ratio reported above should not be used as a basis for comparison between CIRCOR and other companies.

COMMITTEE REPORTS
Compensation Committee Report
The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis for Fiscal Year 2021 with management. Based on such review and discussions, the Compensation Committee recommended to the Board that the Compensation Discussion and Analysis be included in this Proxy Statement.
Submitted by the Compensation Committee of the Board
John (Andy) O'Donnell
Tina M. Donikowski
Bruce M. Lisman

Audit Committee Report
Pursuant to its written charter adopted by the Board, the Audit Committee is primarily responsible for overseeing and monitoring the accounting, financial reporting and internal controls practices of the Company and its subsidiaries. Its primary objective is to promote and preserve the integrity of the Company’s financial statements and the independence and performance of the Company’s independent auditors. The Audit Committee also oversees the performance of the Company’s internal audit function and the Company’s compliance with legal and regulatory requirements.
The role of the Audit Committee is one of oversight, and the Audit Committee relies, without independent verification, on the information provided to it and the representations made by management, the internal auditors and the independent auditors. Management is responsible for the preparation, presentation, and integrity of the Company's financial statements, its financial reporting process, the system of internal controls, and the system of disclosure controls and procedures.
In furtherance of its role, the Audit Committee regularly reviews the Company’s internal controls and areas of potential financial risk for the Company, such as environmental and litigation matters. The Committee annually reviews the Company’s income tax position, its insurance programs and the performance of its independent auditors. The Audit Committee meets at least quarterly and reviews the Company’s interim financial results and earnings releases prior to their publication. The Audit Committee also reviews the Company’s periodic reports on Forms 10-Q and 10-K prior to their filing.
The Audit Committee’s policy is to pre-approve all audit and non-audit services provided by the independent auditors. These services may include audit services, audit-related services, tax services and other services. Pre-approval generally is provided for up to one year and any pre-approval is detailed as to the particular service or category of services and generally is subject to a specific budget. The Audit Committee has delegated pre-approval authority to its Chair when expediting of services is necessary. The independent auditors and management report annually to the Audit Committee regarding the extent of services provided by the independent auditors in accordance with this pre-approval, and the fees for the services performed. All of the audit, audit-related, tax and other services provided by Ernst & Young LLP ("EY")in the Fiscal Year 2021 and related fees, including those related to the Company's preparation of its Annual Report on Form 10-K for the Fiscal Year 2021 and the restated financial statements included within, were approved in accordance with the Audit Committee’s policy. Additionally, all of the audit and audit-related services provided by PricewaterhouseCoopers LLP ("PwC") related to the Company's preparation of its Annual Report on Form 10-K for the Fiscal Year 2021 and the restated financial statements included within were approved in accordance with the Audit Committee’s policy.
Prior to the filing of the Company's Annual Report on Form 10-K for the Fiscal Year 2021, the Audit Committee reviewed and discussed with management and EY the audited financial statements of the Company for Fiscal Year 2021 and the restated audited financial statements for Fiscal Year 2020, and it reviewed and discussed with management and PwC the restated audited financial statements for Fiscal Year 2019. Additionally, the Audit Committee discussed with EY and PwC the matters required to be discussed by applicable requirements of the Public Company Accounting Oversight Board and the SEC. The Audit Committee also reviewed the Company's internal controls over financial reporting, management’s assessment of the effectiveness of those controls including the identification of material weaknesses and the remediation plan for those material weaknesses, and discussed with management, the Company's internal auditors, EY and PwC. Results of the internal audit examinations were discussed with and without management present. The Audit Committee also has received and discussed the written disclosures and the letter from EY, as required by the applicable requirements of the Public Company Accounting Oversight Board, regarding communications with the Audit Committee concerning its independence, and has discussed with PwC its independence. The Audit Committee also oversaw the Company's investigation into accounting irregularities arising from the Pipeline Engineering business and related matters.

Based upon these materials and discussions, the Audit Committee recommended to the Board that the audited financial statements, including the audited restated financial statements for the Fiscal Years 2019 and 2020, be included in the Company’s Annual Report on Form 10-K for Fiscal Year 2021, which was filed with the SEC on July 26, 2022.
Submitted by the Audit Committee of the Board
Samuel R. Chapin
Jill D. Smith
Tina M. Donikowski
Bruce M. Lisman

PROPOSAL 2
RATIFICATION OF SELECTION OF INDEPENDENT AUDITORS
The Audit Committee has appointed the firm of Ernst & Young LLP (“EY”) as the Company’s independent auditors for fiscal year ending December 31, 2022 (“Fiscal Year 2022”). EY has no direct or indirect interest in the Company or any affiliate of the Company. Although ratification of selection of EY by the stockholders is not required, the Board believes that it is appropriate to seek stockholder ratification of this selection in light of the critical role played by independent auditors in maintaining the integrity of the Company’s financial controls and reporting. The Board therefore recommends to the stockholders that they ratify the appointment of EY as independent auditors of the Company for Fiscal Year 2022. Should the stockholders not ratify the selection of EY, the Audit Committee will consider the vote and the reasons therefore in future decisions on the selection of independent auditors. Even if the selection of EY is ratified by stockholders, the Audit Committee in its discretion may select a different independent auditor at any time during the year if it determines that such a change would be in the best interests of the Company and its stockholders.
Auditor Presence at Annual Meeting
A representative of EY is expected to be available at the Annual Meeting, and to respond to appropriate questions. The following table summarizes the fees we incurred for professional services provided by EY for fiscal year 2021 and 2020, for audit, audit-related, tax and other services:
Auditor Fees ($ in Thousands)

Fiscal Year	2021	2020
Audit Fees (1)	$6,200	$4,800
Audit Related Fees (2)
Tax Fees (3)	$29	$9
All Other Fees (4)	$8	$8
Total	$6,237	$4,817
(1)For the professional services rendered for the audit of the Company’s annual financial statements, for review of the financial statements included in the Company’s quarterly reports on Form 10-Q, for conducting of the independent auditor’s obligations relative to attestation of internal controls under Section 404 of the Sarbanes-Oxley Act of 2002, and performing local statutory audits. This amount also includes incremental professional services rendered for the restatement of the Company's financial statements as described in the Company's 2021 Annual Report on Form 10-K, filed with the SEC on July 26, 2022.
(2)Represents fees and expenses for assurance and related services that are reasonably related to the performance of the audit or review of our financial statements and not reported under “Audit Fees.”
(3)The tax services performed in 2021 consisted of tax compliance services.
(4)All other fees consisted of fees for an accounting research tool and disclosure checklist software.
Board Recommendation
THE BOARD RECOMMENDS A VOTE “FOR” THE RATIFICATION OF THE SELECTION OF ERNST & YOUNG LLP, AS THE INDEPENDENT AUDITORS OF THE COMPANY FOR FISCAL YEAR 2022.
UNLESS OTHERWISE INSTRUCTED, PROXIES SOLICITED BY THE BOARD WILL BE VOTED “FOR” THIS PROPOSAL.
Vote Required For Approval
A quorum being present, the affirmative vote of a majority of the votes cast at the Annual Meeting is necessary to ratify the selection of Ernst & Young LLP as the independent auditors of the Company for Fiscal Year 2022. This vote is not required by law and will neither be binding on the Company or the Board, nor will it create or imply any change in the fiduciary duties of, or impose any additional fiduciary duty on, the Company or the Board. The Audit Committee, however, will take into account the outcome of the vote and the reasons therefore in future decisions on the selection of independent auditors.

PROPOSAL 3
ADVISORY VOTE ON EXECUTIVE COMPENSATION
In accordance with provisions of Section 14A of the Exchange Act, we are providing the Company’s stockholders the opportunity to vote on a non-binding, advisory resolution to approve the compensation of our NEOs for Fiscal Year 2021, which is described in the Compensation Discussion and Analysis section of this Proxy Statement.
As described in the Compensation Discussion and Analysis section, our executive compensation program is designed to (i) attract and retain qualified executives by offering compensation and benefits (including retirement benefits) that are competitive with industry peers and (ii) motivate executives to achieve results that improve long-term organizational value by aligning executives’ interests with those of our stockholders. To align executive compensation with the interests of our stockholders, an important portion of compensation for our NEOs is “at risk,” or contingent upon the successful achievement of annual as well as long-term strategic corporate goals that we believe will drive stockholder value. Stockholders are urged to read the Compensation Discussion and Analysis section of this Proxy Statement, which more thoroughly discusses how our compensation policies and procedures implement our compensation philosophy and objectives. The Compensation Committee and the Board believe that these policies and procedures are effective in implementing our compensation philosophy and in achieving its objectives.
We currently hold our advisory vote to approve the compensation of our NEOs (“Say-on-Pay vote”) annually. This vote is only advisory and will not be binding upon the Company or the Board. The Board, however, values constructive dialogue on executive compensation and other important governance topics with the Company’s stockholders and encourages all stockholders to vote their shares on this matter. The Company’s stockholders will have an opportunity to cast an advisory vote on the frequency of Say-on-Pay votes at least every six years. The next advisory vote on the frequency of the Say-on-Pay vote will occur no later than our 2023 annual meeting of stockholders.
Our Board recommends that our stockholders approve the compensation of our NEOs as disclosed in this Proxy Statement by voting in favor of the following resolution:
“RESOLVED, that the stockholders of CIRCOR International, Inc. (the “Company”) approve, on an advisory basis, the compensation paid to the Company’s NEOs, as disclosed pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, compensation tables and narrative discussion set forth in the Proxy Statement for the 2022 Annual Meeting of Stockholders.”
Board Recommendation
THE BOARD RECOMMENDS THAT STOCKHOLDERS VOTE TO APPROVE THE OVERALL COMPENSATION OF THE COMPANY’S NAMED EXECUTIVE OFFICERS BY VOTING “FOR” THIS RESOLUTION.
Impact of, and Response to, a Vote Against Proposal 3
While this vote is required by law, it will neither be binding on the Company or the Board, nor will it overrule any decision by the Company or the Board, create or imply any change in the fiduciary duties of, or impose any additional fiduciary duty on, the Company or the Board. However, our Compensation Committee and Board value the opinions expressed by our stockholders in their vote on this Proposal 3 and will consider the outcome of the vote when making future compensation decisions for named executive officers.
Vote Required for Approval; Effect of Abstentions and Broker Non-Votes
A quorum being present, the affirmative vote of a majority of the votes cast at the Annual Meeting is necessary to approve this resolution. Abstentions and broker non-votes will have the effect of reducing the number of affirmative votes required to achieve a majority for this Proposal 3 by reducing the total number of shares from which the majority is calculated.

EXPENSES OF SOLICITATION
The Company will pay the entire expense of soliciting proxies on behalf of the Board for the Annual Meeting. In addition to solicitations by mail and via the Internet, certain directors, officers and employees of the Company (who will receive no compensation for their services other than their regular compensation) may solicit proxies by mail, telephone, email or personal interview. Banks, brokerage houses, custodians, nominees and other fiduciaries have been requested to forward proxy materials to the beneficial owners of shares held of record by them and such custodians will be reimbursed for their expenses.
SUBMISSION OF STOCKHOLDER PROPOSALS FOR
ANNUAL MEETING IN 2023
Stockholder proposals intended to be presented at the annual meeting of stockholders to be held in 2023 must be received by the Company on or before May 11, 2023 in order to be considered for inclusion in the Company’s Proxy Statement and form of proxy for that meeting. These proposals must also comply with the rules of the SEC governing the form and content of proposals in order to be included in the Company’s Proxy Statement and form of proxy.
In addition, a stockholder who wishes to present a proposal or director nomination at the annual meeting of stockholders to be held in 2023 must deliver the proposal or nomination to the Company so that it is received not earlier than June 6, 2023 and not later than July 6, 2023 to be considered at that annual meeting. The Company’s By-Laws provide that any stockholder of record wishing to have a stockholder proposal or director nomination considered at an annual meeting must provide written notice of such proposal, or nomination of a director for election, and appropriate supporting documentation, as set forth in the By-Laws, to the Company at its principal executive office not less than 90 days nor more than 120 days prior to the first anniversary of the date of the preceding year’s annual meeting. In the event, however, that the annual meeting is scheduled to be held more than 30 days before such anniversary date or more than 60 days after such anniversary date, notice must be so delivered not earlier than the close of business on the 120th day prior to such annual meeting and not later than the close of business on the later of the 90th day prior to such annual meeting or the tenth day after the date of public disclosure of the date of such meeting is first made. Proxies solicited by the Board will confer discretionary voting authority with respect to stockholder proposals, subject to SEC rules governing the exercise of this authority.
Any stockholder proposals should be mailed to: Corporate Secretary, CIRCOR International, Inc., 30 Corporate Drive, Suite 200, Burlington, MA 01803.
“HOUSEHOLDING” OF ANNUAL MEETING MATERIALS
The SEC permits companies and intermediaries (e.g., brokers) to satisfy the delivery requirements for proxy materials with respect to two or more security holders sharing the same address by delivering a single paper copy of the Proxy Statement and annual report addressed to those security holders. This process, which is commonly referred to as “householding,” potentially means extra convenience for security holders and cost savings for companies. This year, a number of brokers with account holders who are the Company’s stockholders will be “householding” proxy materials. A single paper copy of the Proxy Statement and annual report will be delivered to multiple stockholders sharing an address unless contrary instructions have been received from an affected stockholder. If, at any time, a stockholder no longer wishes to participate in “householding” and would prefer to receive a separate Proxy Statement, and/or annual report, please notify the broker. Upon written request to the Corporate Secretary at the Company’s corporate headquarters at 30 Corporate Drive, Suite 200, Burlington, MA 01803 or via telephone at (781) 270-1200, the Company will promptly deliver a separate copy of the Proxy Statement and/or annual report. Stockholders who share the same address, and currently receive multiple copies of the Proxy Statement and/or annual report and would like to request “householding” of such information should contact their broker or the Company.
DELINQUENT SECTION 16(a) REPORTS
Section 16(a) of the Exchange Act requires our executive officers, directors and the holders of more than 10% of our common stock to file with the SEC initial reports of ownership and reports of changes in ownership of our common stock and other equity securities. To our knowledge, based solely on a review of our records and written representations by the persons required to file these reports, all filing requirements of Section 16(a) were satisfied on a timely basis with respect to Fiscal Year 2021, with the exception of a late Form 4 filing by Jill D. Smith to report the grant of RSUs.

OTHER MATTERS
The Board does not know of any matters other than those described in this Proxy Statement that will be presented for action at the Annual Meeting. If other matters are duly presented, proxies will be voted in accordance with the best judgment of the proxy holders.
WHETHER YOU PLAN TO ATTEND THE ANNUAL MEETING, PLEASE VOTE AS SOON AS POSSIBLE. YOU ARE URGED TO DATE, SIGN AND RETURN YOUR PROXY CARD IN THE ENVELOPE PROVIDED TO YOU, OR TO VOTE BY INTERNET OR BY TELEPHONE AS DESCRIBED IN THIS PROXY STATEMENT, EVEN IF YOU PLAN TO VIRTUALLY ATTEND THE ANNUAL MEETING, SO THAT YOUR SHARES CAN BE VOTED REGARDLESS OF WHETHER YOU ATTEND THE ANNUAL MEETING. YOUR PROXY IS REVOCABLE UNTIL THE TIMES SET FORTH IN THIS PROXY STATEMENT AND, IF YOU ATTEND THE ANNUAL MEETING ONLINE, YOU MAY VOTE DURING THE MEETING EVEN IF YOU HAVE PREVIOUSLY COMPLETED YOUR PROXY.

Annual Meeting of CIRCOR International, Inc.
October 4, 2022
3:00 PM EDT

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. DETACH AND RETURN THIS PORTION ONLY

1. Election of Directors

Nominees	For	Against	Abstain
1a. Samuel R. Chapin	☐	☐	☐
1b. Tina M. Donikowski	☐	☐	☐
1c. Bruce Lisman	☐	☐	☐
1d. Helmuth Ludwig	☐	☐	☐
1e. John (Andy) O'Donnell	☐	☐	☐
1f. Jill D. Smith	☐	☐	☐

The Board of Directors recommends you vote FOR proposals 2 and 3.

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

0000578520_1 R1.0.0.39

CIRCOR INTERNATIONAL, INC.
Annual Meeting of Stockholders
October 4, 2022 3:00 P.M. EDT
This proxy is solicited by the Board of Directors

The undersigned hereby appoints AJ Sharma and Jessica Wenzell as proxies, each of them acting solely, with power of substitution and with all powers the undersigned would possess if personally present, to represent and vote, as designated on the reverse side, all the shares of Common Stock of CIRCOR International, Inc. which the undersigned is entitled to vote at the Annual Meeting of Stockholders of CIRCOR International, Inc. be held as a virtual meeting conducted exclusively at www.virtualshareholdermeeting.com/CIR2022 on Tuesday, October 4, 2022 at 3:00 P.M. Eastern Daylight Savings Time (EDT), and at any adjournment(s) or postponement(s) thereof, upon the matters set forth on the reverse side hereof and described in the Notice of Annual Meeting of Stockholders and accompanying Proxy Statement.

0000578520_2 R1.0.0.39

Continued and to be signed on reverse side